Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

PHARMACEUTICAL RESEARCH ASSOCIATES, INC.,

SKYHOOK MERGER SUB, INC.,

SYMPHONY HEALTH SOLUTIONS CORPORATION,

and

STG III, L.P.,
SOLELY IN THE CAPACITY AS SELLERS REPRESENTATIVE

Dated as of August 3, 2017

i

ii

Annexes

Annex A	Definitions
Annex B	Seller to Enter Into the Non-Solicitation Agreement
Annex C	Illustrative Example of Working Capital Target Calculation
Annex D	Agreements to be Terminated

Exhibits

Exhibit A	Form of Letter of Transmittal
Exhibit B	Form of Option Cancellation Letter
Exhibit C	Form of Transaction Bonus Agreement
Exhibit D	Form of Trademark Consent Agreement
Exhibit E	Company’s Forecasted Expenses
Exhibit F	Form of Escrow Agreement
Exhibit G	Form of Paying Agent Agreement
Exhibit H	Representations and Warranties Insurance Policy

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 3, 2017, is by and among Symphony Health Solutions Corporation, a Delaware corporation (the “Company”), Pharmaceutical Research Associates, Inc., a Virginia corporation (“Parent”), Skyhook Merger Sub, Inc., a newly formed Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and STG III, L.P., a Delaware limited partnership, solely in its capacity as the representative of the Stockholders and holders of the Company Stock Options pursuant to the provisions of this Agreement (the “Sellers Representative”).  The Stockholders and holders of the Company Stock Options are collectively referred to from time to time herein as the “Sellers,” and each, individually, as a “Seller.” Each of the Company, Parent, Merger Sub and Sellers Representative are collectively referred to from time to time herein as the “Parties,” and each, individually, as a “Party.”  Certain capitalized terms used herein have the respective meanings set forth in Annex A attached hereto.

RECITALS:

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Parties intend that Merger Sub be merged with and into the Company, with the Company surviving the Merger as a wholly-owned Subsidiary of Parent (the “Merger”);

WHEREAS, the board of directors of the Company has (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Stockholders, (ii) approved the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby and (iii) resolved to submit this Agreement and the Merger to the holders of Shares for approval and adoption in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Company’s certificate of incorporation;

WHEREAS, the board of directors of Parent and the board of directors of Merger Sub have each (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Parent and Merger Sub, respectively, and (ii) approved the execution, delivery and performance of this Agreement by Parent and Merger Sub, respectively, and the consummation of the Merger and the other transactions contemplated hereby;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent is entering into a non-solicitation agreement with the Seller listed on Annex B, which will become effective at the Effective Time (the “Non-Solicitation Agreement”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

SECTION 1.1                                          The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the DGCL as a wholly-owned Subsidiary of Parent.  The Merger shall have the effects specified in this Agreement and the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

SECTION 1.2                                          Closing.  Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at (a) the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, at 9:00 a.m. (Eastern Time) on the second (2nd) Business Day following the satisfaction or waiver of the conditions set forth in ARTICLE V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or (b) such other date, time or place as agreed to in writing by the Parties.  Notwithstanding the immediately preceding sentence, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in ARTICLE V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (a) any Business Day as may be specified by Parent on no less than two (2) Business Days’ prior notice to the Sellers Representative and (b) the Business Day following the final day of the Marketing Period.  The date on which the Closing actually occurs is referred to as the “Closing Date.”

SECTION 1.3                                          Effective Time.  Contemporaneously with or as promptly as practicable after the Closing on the Closing Date, Parent, Merger Sub and the Company shall cause a certificate of merger containing such information as is required by the relevant provisions of the DGCL (the “Delaware Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL.  The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Delaware Certificate of Merger in accordance with the relevant provisions of the DGCL (the “Effective Time”).

SECTION 1.4                                          The Certificate of Incorporation.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, the certificate of incorporation of the Company shall be amended and restated to read as the certificate of incorporation of Merger Sub, except that references to Merger Sub’s name shall be replaced by references to the Company, and as so amended shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until thereafter amended as provided therein or by applicable Law (subject to SECTION 4.9).

SECTION 1.5                                          The Bylaws.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, (the “Bylaws”), until thereafter amended as provided therein or by applicable Law (subject to SECTION 4.9), except that all references to Merger Sub in the bylaws of the Surviving Corporation shall be changed to refer to the Surviving Corporation.

SECTION 1.6                                          Directors.  The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

SECTION 1.7                                          Officers.  The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

SECTION 1.8                                          Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

SECTION 2.1                                          Effect on Capital Stock.  Subject to SECTION 2.2 and SECTION 2.6, at the Effective Time, as a result of the Merger and without any action on the part of any holder of any capital stock of the Company, the sole stockholder of Merger Sub or any other Person:

(a)                                 Merger Consideration.  Each Share issued and outstanding immediately prior to the Effective Time (other than (x) Shares held in the Company’s treasury and not held on behalf of third parties (“Treasury Shares”) and (y) Shares owned by Stockholders who have perfected and not withdrawn a demand for appraisal pursuant to Section 262 of the DGCL (“Dissenting Stockholders”) with respect to such Shares (the “Dissenting Shares”) and together with the Shares referred to in clause (x), the “Excluded Shares”)) shall be converted into the right to receive the applicable Per Share Closing Merger Consideration with respect to each such Share and any Additional Per Share Merger Consideration in cash, without any interest thereon.  At the Effective Time, all of the Shares (other than Excluded Shares) shall cease to be outstanding, shall be cancelled, shall cease to exist, and shall thereafter represent only the right to receive the applicable Per Share Closing Merger Consideration with respect to each such Share and any Additional Per Share Merger Consideration.

(b)                                 Cancellation of Excluded Shares.  Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of the Excluded Shares, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder of any Dissenting Shares thereof may have under SECTION 2.6.

(c)                                  Merger Sub.  At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

SECTION 2.2                                          Exchange of Shares.

(a)                                 Payment for Shares.  As soon as practicable after the date hereof (but in no event more than ten (10) days after the date hereof), the Company, Parent and the Sellers Representative shall provide any required “know your customer” information to the Paying Agent and enter into the Paying Agent Agreement with the Paying Agent.  Within five (5) Business Days after the execution of the Paying Agent Agreement, the Company shall cause the Paying Agent to mail to each Stockholder (other than holders of Excluded Shares) a letter of transmittal in the form attached hereto as Exhibit A (the “Letter of Transmittal”) (which shall specify that delivery of the consideration payable in respect of the Shares shall be effected, and risk of loss and title to such Shares shall pass, only upon proper delivery to the Paying Agent of a properly executed and completed Letter of Transmittal).  Shares (other than Excluded Shares) which are surrendered on or prior to the fifth (5th) Business Day prior to the Closing Date by delivery to the Paying Agent of a properly executed and completed Letter of Transmittal for such Shares shall be cancelled, and each holder of such surrendered Shares shall be entitled to receive, on the Closing Date, in accordance with the instructions provided by such holder in the Letter of Transmittal, in exchange for such surrendered Shares, an amount in cash, in immediately available funds and without any interest thereon from the Paying Agent, equal to the product of (A) the number of such surrendered Shares held by such Stockholder multiplied by (B) the applicable Per Share Closing Merger Consideration with respect to each such Share. Any Stockholder who has not delivered a duly executed and completed Letter of Transmittal on or prior to the fifth (5th) Business Day prior to the Closing Date shall, upon delivery to the Paying Agent of a properly executed and completed Letter of Transmittal for Shares owned by such Stockholder, be entitled to receive, within five (5) Business Days of the delivery of such Letter of Transmittal, in accordance with the instructions provided by such holder in the Letter of Transmittal, in exchange for such surrendered Shares, an amount in cash, in immediately available funds and without any interest thereon from the Paying Agent, equal to the product of (A) the number of such surrendered Shares held by such Stockholder multiplied by (B) the applicable Per Share Closing Merger Consideration plus any Additional Per Share Merger Consideration that has become payable with respect to each such Share.  If a Dissenting Stockholder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such Dissenting Stockholder is not entitled to the relief provided by Section 262 of the DGCL with respect to any Dissenting Shares, such Shares shall cease to be Excluded Shares and shall be surrendered upon delivery to the Paying Agent of a properly executed and completed Letter of Transmittal for such Shares, such Shares shall be cancelled, and each holder of such surrendered Shares shall be entitled to receive, within five (5) Business Days of the delivery of such Letter of Transmittal, in accordance with the instructions provided by such holder in the Letter of Transmittal, in exchange for such surrendered Shares, an amount in cash, in immediately available funds and without any interest thereon, from the Paying Agent, equal to the product of (A) the number of such surrendered Shares held by such Stockholder multiplied by (B) the applicable Per Share Closing Merger Consideration plus any Additional Per Share Merger Consideration that has become payable with respect to each such Share.  No interest will be paid or accrued on any amount payable as Per Share Closing Merger Consideration or Additional Per Share Merger Consideration.  Until surrendered in accordance with the provisions of this SECTION 2.2(a), each Share (other than Excluded Shares) shall represent for all purposes only the right to receive, as provided by this Agreement and without any interest thereon, the applicable Per Share Closing Merger Consideration with respect to each such Share and any Additional Per Share Merger Consideration, and shall have no other rights.  At any time following (i) as relates to the Per Share Closing Merger Consideration, the six (6) month anniversary of the Effective Time or (ii) as relates to any Additional Per Share Merger Consideration, the six (6) month anniversary of the Paying Agent’s receipt of any such Additional Per Share Merger Consideration, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including all interest and income received by the Paying Agent in respect of all funds made available to it), and thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to the Per Share Closing Merger Consideration and Additional Per Share Merger Consideration that may be payable upon due delivery to the Surviving Corporation of a properly executed and completed Letter of Transmittal for Shares owned by such holders.  Notwithstanding anything to the contrary contained herein, no Party or other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(b)                                 Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Share is presented to the Surviving Corporation or Parent for transfer, it shall be cancelled and exchanged for the amount in cash, in immediately available funds and without interest thereon, to which the holder of such Share is entitled pursuant to this ARTICLE II.

SECTION 2.3                                          Payments at Closing.  At the Closing, Parent will make (or cause to be made) the following payments:

(a)                                 to the Paying Agent, by wire transfer of immediately available funds to the account or accounts designated by the Paying Agent in writing no later than two (2) Business Days prior to the Closing Date, an amount equal to the aggregate Per Share Closing Merger Consideration for all Shares (for the avoidance of doubt, excluding Excluded Shares);

(b)                                 to the Surviving Corporation, by wire transfer of immediately available funds to the account or accounts designated by the Company in writing no later than two (2) Business Days prior to the Closing Date, an amount equal to the aggregate Closing Option Payments;

(c)                                  to the Escrow Agent, by wire transfer of immediately available funds in accordance with wire instructions provided by the Escrow Agent, the Adjustment Escrow Amount for deposit into the escrow account pursuant to the terms of the Escrow Agreement (which Adjustment Escrow Amount and any interest accrued thereon will be held and distributed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement);

(d)                                 to the Escrow Agent, by wire transfer of immediately available funds in accordance with wire instructions provided by the Escrow Agent, the Indemnity Escrow Amount for deposit into the escrow account pursuant to the terms of the Escrow Agreement (which Indemnity Escrow Amount and any interest accrued thereon will be held and distributed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement);

(e)                                  to the Escrow Agent, by wire transfer of immediately available funds in accordance with wire instructions provided by the Escrow Agent, the Special Indemnity Escrow Amount for deposit into the escrow account pursuant to the terms of the Escrow Agreement (which Special Indemnity Escrow Amount and any interest accrued thereon will be held and distributed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement);

(f)                                   to the Sellers Representative, the Sellers Representative Expense Amount, by wire transfer of immediately available funds to a segregated account designated by the Sellers Representative in writing no later than two (2) Business Days prior to the Closing Date (the “Sellers Representative Expense Account”) and to be disbursed solely in accordance with the terms of this Agreement;

(g)                                  on behalf of the Company, an aggregate amount equal to the Transaction Expenses, by wire transfer of immediately available funds to the accounts designated by the Company in writing no later than two (2) Business Days prior to the Closing Date, indicating the name of each Person to whom any Transaction Expenses is owed, the amount of such Transaction Expenses and a copy of the invoice related thereto, to the extent available; and

(h)                                 on behalf of the Company, the amount payable to each counterparty or holder of Indebtedness, in order to fully discharge such Indebtedness, in each case, by wire transfer of immediately available funds to the account or accounts designated in the applicable Pay-Off Letter delivered by the Company no later than two (2) Business Days prior to the Closing Date or, if such Indebtedness is not of a type where a Pay-Off Letter would be delivered, to the account or accounts designated by the Company no later than two (2) Business Days prior to the Closing Date.

The consideration paid by Parent or the Surviving Corporation pursuant to this SECTION 2.3 shall be deemed to be full payment and satisfaction of all rights pertaining to the Shares (other than Excluded Shares) held by each Stockholder and the Company Stock Options held by each holder thereof (subject to any other rights of such Persons under this Agreement, including the right to any Additional Per Share Merger Consideration and any other rights under SECTION 2.4, SECTION 2.5 and SECTION 2.7), and none of Parent, Merger Sub or the Surviving Corporation shall have any further responsibility or liability with respect to the distribution or disposition of such payments due at Closing (other than the Surviving Corporation in respect of amounts payable to former holders of the Company Stock Options that are to be paid through the Surviving Corporation’s payroll).

SECTION 2.4                                          Treatment of Outstanding Company Stock Options.

(a)                                 Company Stock Options.  Parent shall not assume any Company Stock Options in connection with the consummation of the transactions contemplated hereby. Prior to the Effective Time, the Company shall cause: (i) each outstanding Company Stock Option held by an individual who commenced employment with the Company on or prior to September 1, 2015 to become one hundred percent (100%) vested and exercisable as of the Effective Time; (ii) the portion of each outstanding Company Stock Option held by an individual who commenced employment with the Company after September 1, 2015 the vesting of which is based at least partially on the cumulative return of invested capital to the holders of Series A Preferred Stock of the Company to become one hundred percent (100%) vested and exercisable as of the Effective Time; and (iii) the portion of each outstanding Company Stock Option held by an individual who commenced employment with the Company after September 1, 2015 the vesting of which is based solely the continued employment of the option holder to become seventy-five percent (75%) vested and exercisable as of the Effective Time.  At the Effective Time, each outstanding Company Stock Option which is vested and exercisable immediately prior to the Effective Time, taking into account the preceding sentence (each a “Vested Company Stock Option”), shall be cancelled and converted automatically into the right to receive, subject to SECTION 2.8, (i) a single lump sum cash payment (without any interest thereon) (each, a “Closing Option Payment”), payable through the Surviving Corporation’s payroll from either the funds of the Surviving Corporation or funds provided by Parent for such purposes, on or prior to the next regularly scheduled payroll date of the Surviving Corporation that occurs after the Closing, in an amount equal to the product of (A) the total number of Shares subject to the Vested Company Stock Option immediately prior to the Effective Time multiplied by (B) the excess, if any, of the Per Share Closing Merger Consideration over the exercise price per Share under such Vested Company Stock Option and (ii) a cash payment or payments (without any interest thereon), which shall be paid through the Surviving Corporation’s payroll, equal to the product of (x) the total number of Shares subject to the Vested Company Stock Option immediately prior to the Effective Time multiplied by (y) the Additional Per Share Merger Consideration. All Company Stock Options that are not vested and exercisable as of the Effective Time (after giving effect to the acceleration contemplated by this SECTION 2.4(a)) shall be cancelled without payment of consideration therefor. Notwithstanding anything in this Agreement to the contrary: (i) each Company Stock Option shall be cancelled at the Effective Time, regardless of whether a Closing Option Payment is paid; and (ii) the right of each holder of a Vested Company Stock Option to receive the consideration contemplated by this SECTION 2.4(a) shall be conditioned on such option holder’s execution and delivery to the Company of an Option Cancellation Letter in the form attached hereto as Exhibit B.

(b)                                 Restricted Stock.  Parent shall not assume any shares of Restricted Stock in connection with the consummation of the transactions contemplated hereby.  Prior to the Effective Time, the Company shall take all action necessary such that the Restricted Stock outstanding as of immediately prior to the Effective Time shall become vested in accordance with SECTION 2.4(b) of the Company Disclosure Letter. After giving effect to the acceleration and lapse of restrictions contemplated by SECTION 2.4(b) of the Company Disclosure Letter, each vested share of Restricted Stock shall be treated as a Common Share to be converted in the Merger into the right to receive the applicable Per Share Closing Merger Consideration with respect to each such Share and any Additional Per Share Merger Consideration. Any share of Restricted Stock outstanding immediately prior to the Effective Time that is not vested (after giving effect to the acceleration and lapse of restrictions contemplated by SECTION 2.4(b) of the Company Disclosure Letter) shall be forfeited at the Effective Time.

(c)                                  Corporate Actions.  At or prior to the Effective Time, the Company and the board of directors of the Company, as applicable, shall adopt resolutions and take such other actions as necessary or appropriate to implement the provisions of this SECTION 2.4.

SECTION 2.5                                          Merger Consideration Adjustments.

(a)                                 At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of (i) Indebtedness as of the close of business on the Closing Date (the “Estimated Indebtedness”), (ii) Cash as of the Reference Time (the “Estimated Cash”), (iii) Working Capital  as of the Reference Time (the “Estimated Working Capital”) and (iv) Transaction Expenses as of the close of business on the Closing Date (the “Estimated Transaction Expenses”), in each case, prepared in accordance with GAAP and consistent with the methodology set forth in Annex C, which statement shall include the Company’s calculation of the Closing Merger Consideration derived therefrom.  The Estimated Closing Statement shall also include details as to the allocation of the Closing Merger Consideration entitled to be received in accordance with this Agreement by holders of each of the Company’s outstanding (1) Common Shares (including the Restricted Stock), (2) Preferred Shares, and (3) Vested Company Stock Options (the “Closing Merger Consideration Schedule”) and Parent shall be entitled to rely exclusively upon the Estimated Closing Statement in paying the Closing Merger Consideration pursuant to SECTION 2.3.  In connection with Parent’s review of the Estimated Closing Statement, the Company shall (i) permit Parent and its Representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) of, and shall reasonably cooperate with the Parent in seeking to obtain work papers from, the Company that were used in connection with the preparation of the Estimated Closing Statement and provide Parent with copies thereof, in each case, as reasonably requested by Parent and (ii) provide Parent and its Representatives reasonable access to the Company’s employees and accountants as reasonably requested by Parent; provided, however, that, in each case, Parent and its Representatives shall conduct any such activities during normal business hours and in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiary; provided, further, that independent accountants shall not be obligated to make any work papers available to the Parent and its Representatives unless and until Parent and its Representatives have signed a customary confidentiality and hold harmless letter relating to such access.

(b)                                 No later than (90) days after the Closing Date, Parent shall cause the Surviving Corporation to prepare and deliver to the Sellers Representative (on behalf of the Sellers) a closing statement (the “Closing Statement”) setting forth the Surviving Corporation’s calculation of the Company’s Indebtedness as of the close of business on the Closing Date (the “Closing Indebtedness”), Cash as of the Reference Time (the “Closing Cash”), Working Capital as of the Reference Time (the “Closing Working Capital”) and Transaction Expenses as of the close of business on the Closing Date (the “Closing Transaction Expenses”), in each case, prepared in accordance with GAAP and consistent with the methodology set forth in Annex C, which closing statement shall set forth the Surviving Corporation’s calculation of the Closing Merger Consideration derived therefrom.

(c)                                  The Surviving Corporation shall, and Parent shall and shall cause the Surviving Corporation to, upon reasonable advance notice, (i) permit the Sellers Representative and its Representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) of, and shall reasonably cooperate with the Sellers Representative in seeking to obtain work papers from, the Surviving Corporation that were used in connection with the calculation of the Closing Indebtedness, the Closing Cash, the Closing Working Capital and the Closing Transaction Expenses and provide the Sellers Representative with copies thereof, in each case, as reasonably requested by the Sellers Representative and (ii) provide the Sellers Representative and its Representatives reasonable access to Parent’s and the Surviving Corporation’s employees and accountants as reasonably requested by the Sellers Representative; provided, however, that, in each case, the Sellers Representative shall conduct any such activities during normal business hours and in such a manner as not to interfere unreasonably with the business or operations of Parent, the Surviving Corporation or any of their Subsidiaries; provided, further, that independent accountants shall not be obligated to make any work papers available to the Sellers Representative unless and until the Sellers Representative has signed a customary confidentiality and hold harmless letter relating to such access.  If the Sellers Representative (on behalf of the Sellers) disagrees with any part of the Surviving Corporation’s calculation of the Closing Indebtedness, the Closing Cash, the Closing Working Capital and/or the Closing Transaction Expenses, each as set forth on the Closing Statement, the Sellers Representative shall, within thirty (30) days after the Sellers Representative’s receipt of the Closing Statement, notify Parent in writing of such disagreement by setting forth the Sellers Representative’s calculation of the Closing Indebtedness, the Closing Cash, the Closing Working Capital and/or the Closing Transaction Expenses, as applicable, and describing the basis for such disagreement (an “Objection Notice”); provided, however, that any objections must be on the basis that the calculation of the Closing Indebtedness, the Closing Cash, the Closing Working Capital and/or the Closing Transaction Expenses, each as set forth on the Closing Statement, (i) were not arrived at in accordance with this Agreement or (ii) were arrived at based on mathematical or clerical error. If the Sellers Representative fails to deliver an Objection Notice to Parent within thirty (30) days after the Sellers Representative’s receipt of the Closing Statement, the Surviving Corporation’s calculation of the Closing Indebtedness, the Closing Cash, the Closing Working Capital and the Closing Transaction Expenses, each as set forth on the Closing Statement, shall be conclusive and binding upon the Parties for purposes of this Agreement. If an Objection Notice is timely delivered to Parent, then Parent and the Sellers Representative (on behalf of the Sellers) shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Indebtedness, the Closing Cash, the Closing Working Capital and/or the Closing Transaction Expenses. Any item not specifically objected to by the Sellers Representative in the Objection Notice shall be conclusive and binding upon the Parties for purposes of this Agreement. In the event that Parent and the Sellers Representative (on behalf of the Sellers) are unable to resolve all such disagreements within thirty (30) days after Parent’s receipt of such Objection Notice (the “Resolution Period”), Parent and the Sellers Representative shall submit such remaining disagreements to PricewaterhouseCoopers LLP, or any other nationally recognized certified public independent accounting firm as is reasonably acceptable to Parent and the Sellers Representative (the “Accounting Firm”).  The Accounting Firm shall have exclusive jurisdiction over, and resort to the Accounting Firm as provided in this SECTION 2.5 shall be the only recourse and remedy of the Parties against one another with respect to, any disputes arising out of or relating to the adjustments pursuant to this SECTION 2.5.

(d)                                 If, at the conclusion of the Resolution Period, there are any disagreements remaining with respect to the computation of the Closing Indebtedness, the Closing Cash, the Closing Working Capital and/or the Closing Transaction Expenses, Parent and the Sellers Representative shall use commercially reasonable efforts to cause the Accounting Firm to resolve all such remaining disagreements as soon as practicable, but in any event shall direct the Accounting Firm to render a determination within sixty (60) days after its retention.  The Accounting Firm shall consider only those items and amounts in the Surviving Corporation’s and the Sellers Representative’s respective calculations of the Closing Indebtedness, the Closing Cash, the Closing Working Capital and/or the Closing Transaction Expenses that are identified as being items and amounts to which the Surviving Corporation and the Sellers Representative have been unable to agree.  In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party.  The Accounting Firm’s determination of the Closing Indebtedness, the Closing Cash, the Closing Working Capital and/or the Closing Transaction Expenses, as the case may be, shall be based solely on written materials submitted by Parent and the Sellers Representative (i.e., not on independent review) and on the definitions of “Closing Indebtedness,” “Closing Cash,” “Closing Working Capital” and “Closing Transaction Expenses” and the other relevant provisions of this Agreement. The determination of the Accounting Firm shall be conclusive and binding upon the Parties and shall not be subject to appeal or further review (absent manifest error or fraud).

(e)                                  The costs and expenses of the Accounting Firm in determining the Closing Indebtedness, the Closing Cash, the Closing Working Capital and/or the Closing Transaction Expenses, as the case may be, shall be borne by Parent, on the one hand, and the Sellers Representative (on behalf of the Sellers and paid out of the Sellers Representative Expense Amount), on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party.  For example, if Parent claims the Closing Cash is $1,000 less than the amount determined by the Sellers Representative, and the Sellers Representative contests only $500 of the amount claimed by Parent, and if the Accounting Firm ultimately resolves the dispute by awarding Parent $300 of the $500 contested, then the costs and expenses of the Accounting Firm will be allocated 60% (i.e., 300 ÷ 500) to the Sellers Representative (on behalf of the Sellers) and 40% (i.e., 200 ÷ 500) to Parent.  In connection with its determination of Closing Indebtedness, the Closing Cash, the Closing Working Capital and/or the Closing Transaction Expenses, as the case may be, the Accounting Firm shall, pursuant to the terms of this SECTION 2.5(e), also determine the allocation of its fees and expenses between Parent and the Sellers Representative (on behalf of the Sellers), and such determination shall be conclusive and binding upon the Parties (absent manifest error or fraud).

(f)                                   Within five (5) Business Days after the Closing Indebtedness, the Closing Cash, the Closing Working Capital and the Closing Transaction Expenses are finally determined pursuant to this SECTION 2.5, the Closing Merger Consideration shall be recalculated based on the formula set forth in the definition of the Closing Merger Consideration, substituting the Closing Indebtedness, the Closing Cash, the Closing Working Capital and the Closing Transaction Expenses for the Estimated Indebtedness, the Estimated Cash, the Estimated Working Capital, and the Estimated Transaction Expenses respectively (as so recalculated, the “Final Merger Consideration”).

(i)                                     If the Final Merger Consideration is less than the Closing Merger Consideration, then, within five (5) Business Days after the determination of the Final Merger Consideration pursuant to SECTION 2.5(f), the Sellers Representative (on behalf of Sellers) shall cause the Escrow Agent to pay Parent an amount equal to such deficit first, out of the Adjustment Escrow Fund and second, out of the Indemnity Escrow Fund but only after the Adjustment Escrow Fund has been exhausted and third, solely at the option of Parent, out of the Special Indemnity Escrow Fund but only after the Indemnity Escrow Fund has been exhausted.

(ii)                                  If the Final Merger Consideration is greater than the Closing Merger Consideration (such excess, the “Seller Adjustment Amount”), then, within five (5) Business Days after the determination of the Final Merger Consideration pursuant to SECTION 2.5(f), (x) Parent shall, or shall cause the Surviving Corporation to, pay (subject to SECTION 2.8) to the Paying Agent (on behalf of the Stockholders (other than any holder of Excluded Shares at such time)) and (y) Parent shall cause the Surviving Corporation (on behalf of the holders of the Vested Company Stock Options) to pay (subject to SECTION 2.8), from either its own funds or funds provided by Parent for such purposes, an aggregate amount equal to the Seller Adjustment Amount (less an amount equal to the portion of the Seller Adjustment Amount allocable to the Excluded Shares (if any) at such time (other than Treasury Shares)) and the Paying Agent (with respect to the Stockholders (other than any holder of Excluded Shares at such time) and the Surviving Corporation (with respect to holders of the Vested Company Stock Options), through its next regularly scheduled payroll, shall distribute to each Seller (other than any holder of Excluded Shares at such time) its applicable Pro Rata Percentage of the Seller Adjustment Amount as Additional Per Share Merger Consideration.  If a holder of Excluded Shares subsequently becomes a Surrendering Stockholder, then Parent shall pay (or shall fund to the Paying Agent and the Paying Agent shall pay) such Surrendering Stockholder its portion of the Seller Adjustment Amount as Additional Per Share Merger Consideration. For the avoidance of doubt, a Dissenting Stockholder (unless it, he or she becomes a Surrendering Stockholder) shall not be entitled to receive any portion of the Seller Adjustment Amount and shall only have the dissenters’ rights set forth in SECTION 2.6.

(iii)                               All payments to be made to Parent or the Sellers pursuant to this SECTION 2.5(f) shall (x) to the extent permitted by applicable Law, be treated by all Parties for Tax purposes as adjustments to the purchase price and (y) be made by wire transfer of immediately available funds to the account(s) designated by Parent, the Paying Agent and/or the Surviving Corporation, as applicable.  The obligations of the Sellers Representative (on behalf of the Sellers) described in this SECTION 2.5(f) shall be the sole and exclusive remedy of Parent for any and all claims arising under this Agreement with respect to this SECTION 2.5(f).  For the avoidance of doubt, in no event shall the Sellers Representative (on behalf of the Sellers) be obligated to pay or cause to be paid to Parent or its Affiliates pursuant to this SECTION 2.5(f) an amount in excess of the sum of the Adjustment Escrow Amount, the Indemnity Escrow Amount and and the Special Indemnity Escrow Amount.

(g)                                  Within five (5) Business Days after the Closing Indebtedness, the Closing Cash, the Closing Working Capital and the Closing Transaction Expenses are finally determined pursuant to SECTION 2.5(f) (and after any payment to Parent pursuant to SECTION 2.5(f)(i)), Parent and the Sellers Representative shall jointly instruct the Escrow Agent, pursuant to the Escrow Agreement, to release and deliver (i) the portion of the remaining balance of the Adjustment Escrow Fund (if any) allocable to the Stockholders (other than any holder of Excluded Shares at such time) to the Paying Agent, (ii) the portion of such remaining balance allocable to the holders of the Vested Company Stock Options, to the Surviving Corporation and (iii) the portion of such remaining balance allocable to the Excluded Shares (if any) at such time (other than Treasury Shares), to Parent (or, if directed by Parent, to the Surviving Corporation), in each case by wire transfer of immediately available funds to the account(s) designated by the Paying Agent, the Surviving Corporation or Parent (as applicable) for such purpose.  The Paying Agent shall distribute to each Stockholder (other than any holder of Excluded Shares at such time) its applicable Pro Rata Percentage of such remaining balance as Additional Per Share Merger Consideration. The Surviving Corporation shall pay, through its next regularly scheduled payroll after receipt of funds, to each holder of the Vested Company Stock Options such holder’s applicable Pro Rata Percentage of such remaining balance as Additional Per Share Merger Consideration.  If a holder of Excluded Shares subsequently becomes a Surrendering Stockholder, then Parent shall pay (or shall fund to the Paying Agent and the Paying Agent shall pay) such Surrendering Stockholder its applicable Pro Rata Percentage of such remaining balance as Additional Per Share Merger Consideration.  For the avoidance of doubt, a Dissenting Stockholder (unless it, he or she becomes a Surrendering Stockholder) shall not be entitled to receive any portion of such remaining balance and shall only have the dissenters’ rights set forth in SECTION 2.6.

SECTION 2.6                                          Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the applicable Per Share Closing Merger Consideration and the Additional Per Share Merger Consideration, and Dissenting Stockholders shall instead be entitled to payment of the fair value of their Dissenting Shares in accordance with the provisions of Section 262 of the DGCL.  At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each Dissenting Stockholder shall cease to have any rights with respect to such Dissenting Shares, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL.  Notwithstanding the foregoing, if any such Dissenting Stockholder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such Dissenting Stockholder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such Dissenting Stockholder to be paid the fair value of their Dissenting Shares under Section 262 of the DGCL shall cease and each such Dissenting Share shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the applicable Per Share Closing Merger Consideration with respect to each such Share and the Additional Per Share Merger Consideration, without any interest thereon. The Company shall give Parent prompt notice of any written demands for appraisal, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

SECTION 2.7                                          Contingent Consideration.

(a)                                 Contingent Consideration.  Following the Effective Time, Parent agrees to make additional payments to the Stockholders (other than any holder of Excluded Shares at such time) and the holders of the Vested Company Stock Options, upon the terms and subject to the conditions of this SECTION 2.7.

(b)                                 Fiscal Year 2017.

(i)                                     Within ten (10) calendar days following the availability of preliminary financial results for the Surviving Corporation for the fiscal quarter ended September 30, 2017, Parent shall (or shall cause the Surviving Corporation to) prepare and deliver to the Sellers Representative (on behalf of the Sellers) a statement setting forth (A) Adjusted EBITDA for the twelve (12) month period ending September 30, 2017 (the “Q3 LTM Adjusted EBITDA”) and (B) the calculation of the First Earnout Payment, if any (the “First Earnout Statement”).  Within ten (10) Business Days following the date on which Parent delivered the First Earnout Statement, Parent shall pay (or shall cause to be paid), as Additional Merger Consideration, to the Sellers Representative on behalf of the Stockholders (other than any holder of Excluded Shares at such time) and the holders of the Vested Company Stock Options, the First Earnout Payment, if any, (other than the portion allocable to any holder of Excluded Shares at such time) pursuant to SECTION 2.7(d).

(ii)                                  Within ten (10) calendar days following the availability of preliminary financial results for the Surviving Corporation for the fiscal year ended December 31, 2017, Parent shall (or shall cause the Surviving Corporation to) prepare and deliver to the Sellers Representative (on behalf of the Sellers) a statement setting forth (A) the preliminary calculation of Adjusted EBITDA for the fiscal year ended December 31, 2017 (the “Preliminary 2017 Adjusted EBITDA”), (B) the calculation of the Total Preliminary Potential 2017 Earnout Payment, and (C) the calculation of the Preliminary 2017 Earnout Payment, as described below, if any (the “Preliminary 2017 Earnout Statement”).  If the product of (1) the Total Preliminary Potential 2017 Earnout Payment multiplied by (2) seventy-five percent (75%) is greater than the First Earnout Payment (such excess, the “Preliminary 2017 Earnout Payment”), then, within ten (10) Business Days following the date on which Parent first delivered the Preliminary 2017 Earnout Statement, Parent shall pay (or shall to be paid), as Additional Merger Consideration, to the Sellers Representative on behalf of the Stockholders (other than any holder of Excluded Shares at such time) and the holders of the Vested Company Stock Options, the Preliminary 2017 Earnout Payment (other than the portion allocable to any holder of Excluded Shares at such time) pursuant to SECTION 2.7(d).   If the product of (1) the Total Preliminary Potential 2017 Earnout Payment multiplied by (2) seventy-five percent (75%) is less than the First Earnout Payment (such deficit, the “First Earnout Overpayment”), then (x) the Final 2017 Earnout Payment, if any, shall be offset by the First Earnout Overpayment and (y) if there is no Final 2017 Earnout Payment, or if the Final 2017 Earnout Payment is insufficient to fully offset the First Earnout Overpayment, the Final 2018 Earnout Payment, if any, shall be offset by the First Earnout Overpayment (or any remaining portion thereof following any offset against the Final 2017 Earnout Payment).

(iii)                               Within ten (10) Business Days following the date on which the audit for the fiscal year ended December 31, 2017 for PRA Health Sciences, Inc. (“PRAHS”) and its Subsidiaries (including the Surviving Corporation) is completed, but no later than March 31, 2018, Parent shall (or shall cause the Surviving Corporation to) prepare and deliver to the Sellers Representative (on behalf of the Sellers) a statement setting forth (A) Adjusted EBITDA for the fiscal year ended December 31, 2017 (the “Actual 2017 Adjusted EBITDA”), (B) the calculation of the Total Actual Potential 2017 Earnout Payment, and (C) the calculation of the Actual 2017 Earnout Payment, if any (the “Actual 2017 Earnout Statement”).  If an Earnout Objection Notice has not been delivered in accordance with SECTION 2.7(e), the Actual 2017 Earnout Payment set forth in the Actual 2017 Earnout Statement shall be deemed to be the Final 2017 Earnout Payment, and if an Earnout Objection Notice has been delivered in accordance with SECTION 2.7(e) with respect to the Actual 2017 Adjusted EBITDA, upon the final determination of the Actual 2017 Adjusted EBITDA pursuant to SECTION 2.7(e) (as so determined, the “Final 2017 Adjusted EBITDA”), the Actual 2017 Earnout Payment shall be recalculated, substituting the Total 2017 Potential Earnout Amount for the Total Actual Potential 2017 Earnout Payment in the definition of “Actual 2017 Earnout Payment” and such amount shall be deemed to be the Final 2017 Earnout Payment.  If the Final 2017 Earnout Payment is greater than the Preliminary 2017 Earnout Payment, then within (1) three (3) Business Days following the determination of the Final 2017 Adjusted EBITDA if an Earnout Objection Notice is delivered pursuant to SECTION 2.7(e), or (2) thirteen (13) Business Days following the date on which Parent delivered the Actual 2017 Earnout Statement, if no Earnout Objection Notice is delivered pursuant to SECTION 2.7(e), Parent shall pay (or shall cause to be paid), as Additional Merger Consideration, to the Sellers Representative on behalf of the Stockholders (other than any holder of Excluded Shares at such time) and the holders of the Vested Company Stock Options, an amount equal to (x) the 2017 Earnout Shortfall (other than the portion allocable to any holder of Excluded Shares at such time) minus (y) the First Earnout Overpayment, if any, pursuant to SECTION 2.7(d).  If the Final 2017 Earnout Payment is less than the Preliminary 2017 Earnout Payment (such deficit, the “Preliminary 2017 Earnout Overpayment”), then the Final 2018 Earnout Payment, if any, shall be offset by the Preliminary 2017 Earnout Overpayment.

(c)                                  Fiscal Year 2018.

(i)                                     Within ten (10) Business Days following the date on which the audit for the fiscal year ended December 31, 2018 for PRAHS and its Subsidiaries (including the Surviving Corporation) is completed, but no later than March 31, 2019, Parent shall (or shall cause the Surviving Corporation to) prepare and deliver to the Sellers Representative (on behalf of the Sellers) a statement setting forth (A) Adjusted EBITDA for the fiscal year ended December 31, 2018 (the “Actual 2018 Adjusted EBITDA”), (B) the calculation of the Additional Potential 2018 Earnout Payment and (C) the calculation of the Actual 2018 Earnout Payment, if any (the “Actual 2018 Earnout Statement”).

(ii)                                  If an Earnout Objection Notice has not been delivered in accordance with SECTION 2.7(e), the Actual 2018 Earnout Payment set forth in the Actual 2018 Earnout Statement shall be deemed to be the Final 2018 Earnout Payment, and if an Earnout Objection Notice has been delivered pursuant to SECTION 2.7(e) with respect to the Actual 2018 Adjusted EBITDA, upon the final determination of the Actual 2018 Adjusted EBITDA pursuant to SECTION 2.7(e) (as so determined, the “Final 2018 Adjusted EBITDA”), the Actual 2018 Earnout Payment shall be recalculated, substituting the Final 2018 Adjusted EBITDA for the Actual 2018 Adjusted EBITDA and such amount shall be deemed to be the Final 2018 Earnout Payment.  Within (A) three (3) Business Days following the determination of the Final 2018 Adjusted EBITDA if an Earnout Objection Notice is delivered pursuant to SECTION 2.7(e), or (B) thirteen (13) Business Days following the date on which Parent delivered the Actual 2018 Earnout Statement, if no Earnout Objection Notice is delivered pursuant to SECTION 2.7(e), Parent shall pay (or shall cause to be paid), as Additional Merger Consideration, to the Sellers Representative on behalf of the Stockholders (other than any holder of Excluded Shares at such time) and the holders of the Vested Company Stock Options, an amount equal to (1) the Final 2018 Earnout Payment, if any, (other than the portion allocable to any holder of Excluded Shares at such time) minus (2) the First Earnout Overpayment (or any remainder thereof), if any, minus (3) the Preliminary 2017 Earnout Overpayment, if any, pursuant to SECTION 2.7(d).  Any portion of the First Earnout Overpayment and/or the Preliminary 2017 Earnout Overpayment that remains after such offset (or a determination that the Final 2018 Earnout Payment is not required to be paid) will be paid by the Sellers Representative (on behalf of the Sellers) to Parent, by wire transfer of immediately available funds to the account designated by Parent, on the date the Final 2018 Earnout Payment would have been made.

(d)                                 With respect to any payment of the Contingent Consideration pursuant to this SECTION 2.7, Parent shall (or shall cause the Surviving Corporation to) pay (i) the portion of such Contingent Consideration allocable to the Stockholders (other than any holder of Excluded Shares at such time) and the portion of such Contingent Consideration allocable to holders of the Vested Company Stock Options, to the Sellers Representative on behalf of such Sellers, and (ii) the portion of such Contingent Consideration allocable to the Excluded Shares (if any) at such time (other than Treasury Shares), to Parent (or, if directed by Parent, to the Surviving Corporation), in each case, by wire transfer of immediately available funds to the account(s) designated by the Sellers Representative, the Surviving Corporation or Parent (as applicable) for such purpose. At such time as the Sellers Representative may determine, but no later than ten (10) Business Days after the Final 2018 Earnout Payment has been finally determined pursuant to this SECTION 2.7 (or a determination that the Final 2018 Earnout Payment is not required to be paid), the Sellers Representative shall cause the Contingent Consideration held by Sellers Representative on behalf of the Stockholders (other than holders of Excluded Shares) and the holders of the Vested Company Stock Options, less any portion of the First Earnout Overpayment and/or the Preliminary 2017 Earnout Overpayment that is required be paid by the Sellers Representative (on behalf of the Sellers) to Parent pursuant to SECTION 2.7(c), to be paid to such Sellers by distributing amounts due to the Stockholders to the Paying Agent and amounts due to the holders of Company Options to the Surviving Corporation. The Paying Agent will distribute to each Stockholder (other than any holder of Excluded Shares at such time) its applicable Pro Rata Percentage of such Contingent Consideration as Additional Per Share Merger Consideration.  The Surviving Corporation shall pay, through its next regularly scheduled payroll after receipt of funds, to each holder of the Vested Company Stock Options its applicable Pro Rata Percentage of such Contingent Consideration as Additional Per Share Merger Consideration.  If a holder of Excluded Shares subsequently becomes a Surrendering Stockholder, then Parent shall pay (or shall fund to the Paying Agent and the Paying Agent shall pay) such Surrendering Stockholder its applicable Pro Rata Percentage of such Contingent Consideration as Additional Per Share Merger Consideration.  For the avoidance of doubt, a Dissenting Stockholder (unless it, he or she becomes a Surrendering Stockholder) shall not be entitled to receive any portion of such Contingent Consideration and shall only have the dissenters’ rights set forth in SECTION 2.6.

(e)                                  Objection.  Parent shall (and shall cause the Surviving Corporation to), upon reasonable advance notice, (i) permit the Sellers Representative and its Representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements and memoranda) of, and shall reasonably cooperate with the Sellers Representative in seeking to obtain work papers from Parent and the Surviving Corporation that were used in connection with the calculation of the Actual 2017 Adjusted EBITDA or the Actual 2018 Adjusted EBITDA and provide the Sellers Representative with copies thereof, in each case, as reasonably requested by the Sellers Representative and (ii) provide the Sellers Representative and its Representatives reasonable access to Parent’s and the Surviving Corporation’s employees and accountants as reasonably requested by the Sellers Representative; provided, however, that, in each case, the Sellers Representative shall conduct any such activities during normal business hours and in such a manner as not to interfere unreasonably with the business or operations of Parent and the Surviving Corporation; provided, further, that independent accountants shall not be obligated to make any work papers available to the Sellers Representative unless and until the Sellers Representatives has signed a customary confidentiality and hold harmless letter relating to such access.  If the Sellers Representative (on behalf of the Sellers) disagrees with Parent’s calculation of the Actual 2017 Adjusted EBITDA as set forth in the Actual 2017 Earnout Statement or the Actual 2018 Adjusted EBITDA as set forth in the Actual 2018 Earnout Statement, as applicable, the Sellers Representative shall, within ten (10) Business Days after the Sellers Representative’s receipt of such Earnout Statement, notify Parent in writing of such disagreement by setting forth (in reasonable detail) the Sellers Representative’s objections (an “Earnout Objection Notice”); provided, however, that any objections must be on the basis that the calculation of the Actual 2017 Adjusted EBITDA or the Actual 2018 Adjusted EBITDA as set forth in the applicable Earnout Statement, (i) was not arrived at in accordance with this Agreement or (ii) was arrived at based on mathematical or clerical error.  If the Sellers Representative fails to deliver an Earnout Objection Notice to Parent within ten (10) Business Days after the Sellers Representative’s receipt of the applicable Earnout Statement, Parent’s calculation of the Actual 2017 Adjusted EBITDA or the Actual 2018 Adjusted EBITDA, as applicable, shall be conclusive and binding upon the Parties for purposes of this Agreement and shall be deemed to be the Final 2017 Adjusted EBITDA or the Final 2018 Adjusted EBITDA, respectively, and Parent shall proceed with the payment of the applicable Contingent Consideration pursuant to this SECTION 2.7.  If an Earnout Objection Notice is timely delivered to Parent, then Parent and the Sellers Representative (on behalf of the Sellers) shall negotiate in good faith to resolve their disagreements with respect to the computation of the Actual 2017 Adjusted EBITDA or the Actual 2018 Adjusted EBITDA, as applicable, set forth in the relevant Earnout Statement.  Any item not specifically objected to by the Sellers Representative in an Earnout Objection Notice shall be conclusive and binding upon the Parties for purposes of this Agreement.  If Parent and the Sellers Representative resolve all disagreements, then the amounts agreed shall be deemed to be the Final 2017 Adjusted EBITDA or the Final 2018 Adjusted EBITDA, as applicable.  In the event that Parent and the Sellers Representative (on behalf of the Sellers) are unable to resolve all such disagreements within thirty (30) days after Parent’s receipt of such Earnout Objection Notice, Parent and the Sellers Representative shall submit such remaining disagreements to the Accounting Firm.  The Accounting Firm shall have exclusive jurisdiction over, and resort to the Accounting Firm as provided in this SECTION 2.7 shall be the only recourse and remedy of the Parties against one another with respect to, any disputes arising out of or relating to the adjustments pursuant to this SECTION 2.7.  Parent and the Sellers Representative shall use commercially reasonable efforts to cause the Accounting Firm to resolve all such disagreements as soon as practicable, but in any event shall direct the Accounting Firm to render a determination within sixty (60) days after the submission of such disagreements to the Accounting Firm.  The Accounting Firm shall consider only those items and amounts in Parent’s and the Sellers Representative’s respective calculations of the Actual 2017 Adjusted EBITDA or the Actual 2018 Adjusted EBITDA, as applicable, that are identified as being items and amounts to which Parent and the Sellers Representative have been unable to agree. In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party.  The Accounting Firm’s determination of the Actual 2017 Adjusted EBITDA or the Actual 2018 Adjusted EBITDA, as applicable, shall be based solely on written materials submitted by Parent and the Sellers Representative (i.e., not on independent review) and on the definition of “Adjusted EBITDA” included herein. The determination of the Accounting Firm shall be conclusive and binding upon the Parties and shall not be subject to appeal or further review (absent manifest error or fraud) and the amounts determined shall be deemed to be the Final 2017 Adjusted EBITDA and the Final 2018 Adjusted EBITDA, as applicable.

(f)                                   Fees and Expenses. The costs and expenses of the Accounting Firm in determining the Final 2017 Adjusted EBITDA or the Final 2018 Adjusted EBITDA, as applicable, shall be borne by Parent, on the one hand, and the Sellers Representative (on behalf of the Sellers and paid out of the Sellers Representative Expense Amount), on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party.  In connection with its determination of the Final 2017 Adjusted EBITDA or the Final 2018 Adjusted EBITDA, the Accounting Firm shall, pursuant to the terms of this SECTION 2.7, also determine the allocation of its fees and expenses between Parent and the Sellers Representative (on behalf of the Sellers), and such determination shall be conclusive and binding upon the Parties (absent manifest error or fraud).

(g)                                  Treatment of Contingent Consideration.  The Parties acknowledge that the amount of the Contingent Consideration has been negotiated by the Parties based on their inability to agree as to the valuation of the Company as of the Closing Date, and the amount of the Contingent Consideration that becomes payable to the Sellers, if any, is intended by the Parties to be treated as part of the purchase price and except to the extent that a portion of the Contingent Consideration is required to be treated as imputed interest under Section 1274 or Section 483 of the Code and the Treasury Regulations or otherwise under applicable Law, the Parties will treat any such Contingent Consideration as an adjustment to the purchase price for Tax purposes.  The Company, the Sellers and the Sellers Representatives agree not to take any position, including for federal, state, foreign or local Tax purposes, that is inconsistent with the intent expressed in this SECTION 2.7(g).

(h)                                 Set-Off; Liability for Contingent Consideration.  In the event that at any time any amount of the Contingent Consideration is required to be paid pursuant to this SECTION 2.7, either (i) the amount of Losses claimed in all pending claims for indemnification by the Parent Indemnified Parties pursuant to ARTICLE VII exceeds the amount of funds remaining in the Indemnity Escrow Fund, or the Special Indemnity Escrow Fund, as applicable, or (ii) the Indemnity Escrow Fund or the Special Indemnity Escrow Fund has been depleted, as applicable, then Parent shall have the right to withhold and set off against any such amount of Contingent Consideration due pursuant to this Agreement, the amount of any Losses or other payments that the Sellers are then required to pay to any Parent Indemnified Parties pursuant to ARTICLE VII.  All of Parent’s and the Surviving Corporation’s and their respective Affiliates’ obligations to make any payment of any Contingent Consideration under this SECTION 2.7 shall be fully discharged when such payment is made to the Sellers Representative and none of Parent, the Surviving Corporation or any of their respective Affiliates shall have any responsibility or liability for any payments due hereunder once such payments are made to the Sellers Representative.

(i)                                     Assignment.  The rights of the Sellers under this SECTION 2.7 are personal to the Sellers and notwithstanding any other provision in this Agreement, including the assignment provisions set forth in this Section 2.7, no rights or interest of the Sellers under this SECTION 2.7, including any rights to receive any amount of the Contingent Consideration due pursuant to this Agreement, may be sold, assigned, transferred, pledged, encumbered, hypothecated or otherwise disposed of, in whole or in part by the Sellers (other than by operation of Law or the laws of descent) to any Person and any attempted assignment, transfer or disposition shall be null and void.

(j)                                    Post-Closing Operation.  From and after the Effective Time and until December 31, 2018, Parent shall use commercially reasonable best efforts to assist the Surviving Corporation in achieving the aggregate Contingent Consideration and shall not knowingly take (or knowingly cause any of its controlled Affiliates to take) any action for the primary purpose of preventing the achievement of the aggregate Contingent Consideration and shall use commercially reasonable best efforts to operate the business in the ordinary course until December 31, 2017.  Without limiting the foregoing, Parent shall not (i) wind-down or liquidate the Surviving Corporation or its Subsidiary, or (ii) cause the Surviving Corporation and its Subsidiary, as a stand-alone Person (and not as part of a sale of or merger, consolidation, or other business combination or reorganization involving Parent or a sale of all or substantially all of Parent’s business or assets), (A) to be sold to, merged with or into or consolidated with any Person or (B) to sell all or substantially all of its business or assets to any Person, in each case of (A) and (B), other than Parent or an Affiliate of Parent.

(k)                                 Further Acknowledgements.

(l)                                     Subject only to the specific restrictions contained in SECTION 2.7(j), the Sellers Representative (on behalf of the Sellers) acknowledges and agrees that (i) Parent and its Affiliates will be entitled to effect the integration of the Surviving Corporation and its Subsidiary and their business, assets and personnel with Parent and its Affiliates, (ii) Parent and its Affiliates shall have the right to direct the overall operations and strategy of the business of the Surviving Corporation and its Subsidiary and may make all management decisions with respect to the Surviving Corporation and its Subsidiary and their business (including all decisions with respect to the research, development, marketing and sale of its products and services), (iii) the Contingent Consideration (including whether and the extent to which some or all of it may be achieved) is speculative, and there is no assurance that the Sellers will receive any Contingent Consideration, (iv) neither Parent nor any of its Affiliates owe a fiduciary duty or express (except for obligations expressly set forth in this SECTION 2.7) or implied duty to the Sellers, the Sellers Representative or any other Person in respect of the Contingent Consideration (and any such duty that may exist is hereby knowingly, voluntarily and irrevocably waived), (v) the Parties solely intend the express provisions of this Agreement to govern all of their rights and obligations with respect to the Contingent Consideration, (vi) nothing herein will prohibit Parent or any of its Affiliates from engaging in any business or opportunity either with or without the Surviving Corporation or its Subsidiary or acquiring, entering into joint ventures with, investing in or otherwise cooperating with other Persons, including Persons that may have interests adverse to or otherwise compete, directly or indirectly, with the Surviving Corporation or its Subsidiary, (vii) nothing herein will prevent any transaction involving the Surviving Corporation or its Subsidiary, (viii) none of Parent and its Affiliates is obligated at any time to lend, invest in, contribute or otherwise provide any financing or other contributions, loans or amounts to the Surviving Corporation or its Subsidiary, and (ix) nothing shall prohibit, prevent or otherwise restrict Parent or any of its Affiliates from incurring any Lien with respect to the Surviving Corporation or its Subsidiary, any equity interest therein or any asset thereof or otherwise restrict the secured party in whose favor such Lien is granted from enforcing its rights in respect of such Lien.

SECTION 2.8                                          Withholding.  Each of Parent and the Surviving Corporation, or anyone acting on their behalf (including the Paying Agent), shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration otherwise payable by it pursuant to this Agreement to a Seller, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law. Amounts so withheld (or caused to be withheld) shall be (a) timely remitted to the applicable Governmental Entity and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made (or caused to be made).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1                                          Representations and Warranties of the Company. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered by the Company to Parent simultaneously with entering into this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub that:

(a)                                 Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets, to execute and deliver this Agreement and other Transaction Documents to which it is a party and to carry on its business as presently conducted.  The Company’s Subsidiary is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.  Each of the Company and its Subsidiary is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business as presently conducted requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to constitute a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the certificate of incorporation and bylaws (or comparable formation and governing documents) of the Company and its Subsidiary, each as amended to the date of this Agreement, and each as so made available is in full force and effect in all material respects.

(b)                                 Subsidiary; Investments.  The Company does not have any Subsidiaries other than Source Healthcare Analytics, LLC. The Company owns all of the equity interests in Source Healthcare Analytics, LLC and does not own or control any equity or debt security or other interest of any other Person and is not a participant in any joint venture, partnership, or limited liability company.  Except as set forth in SECTION 3.1(b) of the Company Disclosure Letter, since January 1, 2015, the Company has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any Person.

(c)                                  Capital Structure.

(i)                                     The authorized capital stock of the Company consists of 35,300,000 shares of common stock, par value $0.001 per share (a “Common Share” or, collectively, the “Common Shares”) and 200,000,000 shares of Series A preferred stock, par value $0.001 per share, of the Company (a “Preferred Share” or, collectively, the “Preferred Shares,” and together with the Common Shares, the “Shares”), of which 23,703,341 Common Shares are issued and outstanding, including 23,422,000 shares of restricted Common Shares (of which 23,302,750 shall be vested as of immediately prior to Closing following the transactions contemplated by Section 2.4 hereof) (the “Restricted Stock”), and 199,655,291 Preferred Shares are issued and outstanding.  SECTION 3.1(c) of the Company Disclosure Letter contains a correct and complete list, as of the date of this Agreement (the “Capitalization Table”), of: (A) the record and beneficial owners of all issued and outstanding Shares (including Restricted Stock) and the corresponding number of Common Shares and/or Preferred Shares held by each such Person and (B) the outstanding Company Stock Options, including the holder, number of Shares, grant date, vesting schedule and exercise price of such options. The Company has not received notice that any Share is owned (beneficially or of record) or is entitled to be voted by any Person, whether jointly or in common, other than the registered holder thereof set forth in the Capitalization Table. Each Company Stock Option for which an exercise price has been modified after its issuance or grant date has been modified to an exercise price that is no less than the fair market value of a Common Share on the date of such modification. All of the Company Stock Options and Restricted Stock have been granted under the Stock Incentive Plans.  Each holder of Restricted Stock has timely filed and not revoked an election under Section 83(b) of the Code with respect to each grant of Restricted Stock.  All of the outstanding Shares have been duly authorized and are validly issued, fully paid and non-assessable, and are free and clear of any Liens (other than restrictions under applicable securities Laws) and were not issued in violation of any preemptive rights or any federal or state securities Laws.

(ii)                                  There are no Treasury Shares.  Options of the Company (the “Company Stock Options”) to purchase an aggregate of 3,671,567 Common Shares are outstanding.  Other than an aggregate of 35,000,000 Common Shares reserved for issuance in connection with grants of Restricted Stock or Company Stock Options under the Company’s Stock Incentive Plans in connection with the adoption of the 2016 Stock Inventive Plan, the Company has no Shares reserved for issuance.  There are no other outstanding grants or awards under the Stock Incentive Plans, other than the Company Stock Options and the Restricted Stock.  Except as disclosed in SECTION 3.1(c) of the Company Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, shares of restricted stock, restricted stock units, redemption rights, repurchase rights, subscriptions, deferred compensation rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or its Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of, or interest in, capital stock or other equity securities or other equity interests of the Company or its Subsidiary or any securities, instruments or obligations, that are or may be convertible into, or exchangeable or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities or other equity interests of the Company or its Subsidiary (collectively, “Equity Interests”), and no securities or obligations evidencing any such Equity Interests are authorized, issued or outstanding.  There are no outstanding obligations of the Company or its Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests.  Neither the Company nor its Subsidiary has agreed or is obligated to make any future equity investment in or capital contribution to any Person.  All of the issued and outstanding Shares are uncertificated.  The Closing Merger Consideration Schedule, when delivered in accordance with SECTION 2.5(a), will contain a true and correct calculation of the respective percentages of the Closing Merger Consideration entitled to be received in accordance with this Agreement by holders of each of the Company’s outstanding (1) Common Shares (including Restricted Stock), (2) Preferred Shares, and (3) Vested Company Stock Options (taking into account the exercise price of each such Vested Company Stock Option), and any other equity securities of the Company and will be consistent with the amounts required to be paid to each such holder in accordance with the certificate of incorporation of the Company and the Company’s Stock Incentive Plans.  Except as set forth in the Closing Merger Consideration Schedule, no Person is entitled to any portion of the Closing Merger Consideration.

(d)                                 Corporate Authority and Approval.  The board of directors of the Company has approved this Agreement, the Merger and the other transactions contemplated hereby.  The affirmative vote of the holders of a majority of the outstanding Common Shares and the holders of a majority of the outstanding Preferred Shares voting together as a single class is the only vote or consent of the holders of any Equity Interests necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby (the “Company Requisite Vote”).  The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby (including the Merger).  The execution, delivery and performance of this Agreement and each of the Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company, and no other proceedings on the part of the Company are necessary to authorize this Agreement or such other Transaction Documents to which the Company is a party, or the transactions contemplated hereby or thereby. This Agreement has been, and the other Transaction Documents will be, duly and validly executed and delivered by the Company and, assuming the valid authorization, execution and delivery of this Agreement and the other Transaction Documents by the other parties thereto, constitutes, or shall constitute, valid and binding agreements of the Company enforceable against the Company in accordance with their terms, subject to the Bankruptcy and Equity Exception.

(e)                                  Governmental Filings; No Violations; Certain Contracts.

(i)                                     Except (A) for compliance with, and filings under, the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”); (B) for the filing of the Delaware Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State of the State of Delaware (C) for such other items as disclosed in SECTION 3.1(e)(i) of the Company Disclosure Letter; and (D) where the failure to obtain or make would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiary, taken as a whole, or prevent or delay the Closing, no notices, reports or other filings are required to be made by the Company with, nor are any Consents, registrations or Permits required to be obtained by the Company from, any domestic, federal, state, local or foreign governmental or regulatory body or political subdivision thereof, commission, agency, instrumentality, authority, or other legislative, executive or judicial entity, tribunal or court of competent jurisdiction, any self-regulated organization or other non-governmental regulatory authority or quasi-government authority, including the FDA (each, a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company or the consummation of the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents.

(ii)                                  Except as disclosed in SECTION 3.1(e)(ii) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party, by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws (or comparable formation and governing documents) of the Company or its Subsidiary, each as amended to the date of this Agreement, (B) any breach or violation of, or a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation, amendment or acceleration of, or loss of material benefit under, any Company Material Contract, (C) the creation of any Lien (other than Permitted Liens) on the Company, its Subsidiary or any of their properties, rights or assets, or (D) assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in SECTION 3.1(e)(i), a violation or breach under any Law or Order to which the Company or its Subsidiary is subject, except in the case of clauses (B), (C) and (D), for any such breach, violation, default, termination, cancellation, amendment, acceleration, loss of material benefit or creation that would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiary, taken as a whole, or prevent or delay Closing.

(f)                                   Financial Statements; Undisclosed Liabilities.

(i)                                     The Company has provided to Parent true, accurate and complete copies of the following financial statements (the “Financial Statements”): (A) the audited consolidated balance sheets of the Company and its Subsidiary as of December 31, 2016 and December 31, 2015 (including the notes thereto, if any) and the related audited consolidated statements of income, cash flows and stockholders’ equity for the fiscal year then ended together with all related notes and schedules thereto (the “Audited Financial Statements”) and (B) the unaudited consolidated balance sheet of the Company and its Subsidiary as of June 30, 2017 (the “Latest Balance Sheet” and such date, the “Latest Balance Sheet Date”) and the related unaudited consolidated statements of income, cash flows and stockholders’ equity for the period then ended.

(ii)                                  The Financial Statements have been prepared in accordance with the books and records of the Company kept in the ordinary course consistent with past practice and in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject, in the case of the unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments (none of which would be material either individually or in the aggregate).  The Financial Statements fairly present, in all material respects, the consolidated financial position, stockholders’ equity, cash flows and results of operations of the Company and its Subsidiary as of the dates thereof and for the periods referred to therein, in accordance with GAAP, subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments (none of which would be material either individually or in the aggregate).

(iii)                               The Company and its Subsidiary do not have any liabilities (whether known, unknown, absolute, accrued, contingent or otherwise), other than (A) liabilities that are set forth in the Latest Balance Sheet; (B) liabilities that have arisen since the date of the Latest Balance Sheet in the ordinary course of business of the Company; (C) liabilities incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby; (D) liabilities arising out of or related to the Special Litigation (which liabilities are subject to indemnification following the Closing pursuant to SECTION 7.2(c)); and (E) liabilities that would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiary, taken as a whole.

(iv)                              Each of the Company and its Subsidiary has, and continues to implement, a system of internal accounting controls and procedures sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions comply with all material legal and accounting requirements applicable to the Company or its Subsidiary, (C) transactions are recorded as necessary to permit preparation of the Financial Statements in conformity with GAAP, and (D) material information relating to the Company and its Subsidiary is made known to the senior management of the Company.  The Company has not (1) identified any significant deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting, (2) identified any material fraud that involves management or other employees who have a significant role in internal controls, or (3) received any complaint, allegation, assertion or claim in writing regarding the accounting practices, procedures, methodologies or methods of the internal accounting controls of the Company and its Subsidiary, including any such complaint, allegation assertion or claim that the Company has engaged in questionable accounting or auditing practices.  No information, records systems, controls or data required for the operation or administration of the Company and its Subsidiary are recorded, stored or maintained by the Company or its Subsidiary, or are otherwise dependent upon, any computerized or other system, program or device that is not owned, leased, held or licensed by the Company or its Subsidiary, and on the Closing Date the Company and its Subsidiary will have originals or copies of or, with respect to financial documents and information, access to all such records, systems, controls or data in its possession or control.

(v)                                 SECTION 3.1(f)(v) of the Company Disclosure Letter contains a true and correct list of the Indebtedness (on an itemized basis in accordance with the definition thereof) as of the date of this Agreement.

(g)                                  Absence of Certain Changes.  Since (i) the Latest Balance Sheet Date, (A) except as regards the transactions contemplated by this Agreement and the other Transaction Documents, the business of the Company has been conducted in all material respects in the ordinary course of business, and (B) neither the Company nor its Subsidiary has taken any action that would have required the consent of Parent pursuant to SECTION 4.1 if taken after the execution and delivery of this Agreement, and (ii) December 31, 2016, there has not been a Company Material Adverse Effect.

(h)                                 Litigation.

(i)                                     Except as disclosed in SECTION 3.1(h)(i) of the Company Disclosure Letter, there are no civil, criminal or administrative actions, claims (including any cross-claim or counter-claim), suits, litigation, hearings, inquiries, audits, examinations, investigations or other proceedings, including any civil, criminal, administrative, investigative or appellate proceeding (collectively, “Actions”) (A) by or before any Governmental Entity that are pending or, to the Knowledge of the Company, threatened in writing against the Company or its Subsidiary or any of their respective assets, rights or properties, except those that would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiary, taken as a whole, or (B) that challenge, or that seek to prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

(ii)                                  Except as disclosed in SECTION 3.1(h)(ii) of the Company Disclosure Letter, neither the Company nor its Subsidiary is (A) subject to, and none of their respective assets, rights or properties is subject to, the provisions of any Order that seeks to prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, or (B) a party to any settlement agreement that contains any ongoing obligations.

(i)                                     Employee Benefits.

(i)                                     SECTION 3.1(i)(i) of the Company Disclosure Letter lists each Company Plan as of the date of this Agreement.  The Company has made available to Parent correct and complete copies of (A) each Company Plan, including any amendment thereto, or in the case of Company Plans that are individual award agreements under the Stock Incentive Plans, a representative form of award agreement together with a list of persons covered by such representative form, the number of Shares covered thereby, the applicable vesting schedule and the exercise price and any other material terms, (B) the two (2) most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Company Plan (if such report was required), (C) the most recent summary plan description for each Company Plan for which a summary plan description is required by Law, including any summary of material modifications thereto, (D) each trust agreement and insurance or group annuity contract relating to any Company Plan, including any amendments thereto, (E) the two (2) most recent financial statements and actuarial or other valuation reports prepared with respect thereto, and (F) the most recent IRS determination letter or opinion letter issued with respect to each Company Plan that is intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”).

(ii)                                  Each Company Plan has been established and administered in all material respects in compliance with its terms and with the applicable provisions of ERISA, the Code and all other applicable Laws. All payments required by each Company Plan or by applicable Law have been made or provided for by the Company in accordance with the provisions of each of the Company Plans, applicable Law and GAAP. There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course of business), investigations, audits or proceedings with respect to any Company Plans that could reasonably be expected to result in material liability to the Company or any Company Plan.

(iii)                               Each Company Pension Plan either has received a favorable determination letter from the IRS and is entitled to rely on such favorable determination letter or is based on a prototype or volume submitter form that is subject to a favorable opinion letter from the IRS, and, to the Knowledge of the Company, no event has occurred since the date of the most recent determination letter or favorable opinion letter that would reasonably be expected to adversely affect the qualification of such Company Pension Plan. No Company Pension Plan is subject to Title IV of ERISA or Sections 412 or 430 of the Code, neither the Company nor ERISA Affiliate sponsors, maintains or contributes to, or has sponsored, maintained or contributed to within the last six (6) years, any employee benefit plan that is subject to Title IV of ERISA or Section 412 or 430 of the Code, and neither the Company nor any of its ERISA Affiliates has incurred any current, contingent or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for Company Employees, except as required under Section 4980B of the Code or any other similar applicable Law and at the sole expense of the participant or beneficiary thereof.

(iv)                              Neither the Company nor any ERISA Affiliate has incurred or could reasonably be expected to incur any liability under Title IV of ERISA that would reasonably be expected to become a liability of Parent or any of its Affiliates.

(v)                                 Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), is reasonably expected to (A) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, require the security of benefits under or result in any other obligation pursuant to, any Company Plan, (B) result in any severance pay or any increase in severance pay upon any termination of employment, (C) limit or restrict the right of the Company to merge, amend or terminated any Company Plan or (D) except as disclosed in SECTION 3.1(i)(v) of the Company Disclosure Letter, result in the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.  The Company does not have any obligation to gross up any Company Employee for any Taxes under Sections 409A or 4999 of the Code.

(vi)                              Each Company Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance with Section 409A of the Code. Each Company Stock Option was granted with an exercise price equal to no less than the fair market value of a Common Share on the date of grant.

(j)                                    Compliance with Laws; Permits.  Each of the Company and its Subsidiary is, and has been since January 1, 2015, in compliance in all material respects with all Laws and Orders of any Governmental Entity.  Neither the Company nor its Subsidiary has received any written notification or communication from any Governmental Entity asserting that the Company or its Subsidiary is in non-compliance with any Law or Order, except for any noncompliance or alleged noncompliance that has been resolved prior to the date of this Agreement without any material ongoing liability.  Except as disclosed in SECTION 3.1(j) of the Company Disclosure Letter, no investigation or review by any Governmental Entity with respect to the Company or its Subsidiary is pending or, to the Knowledge of the Company, threatened and neither the Company nor its Subsidiary has been investigated by any Governmental Entity, including the FDA, National Institutes of Health, Drug Enforcement Administration, Department of Justice or any other healthcare-specific Governmental Entity.  The Company and its Subsidiary hold all material Permits necessary to conduct their business as presently conducted, are and have been since January 1, 2015, in compliance in all material respects with the terms of such Permits, and all such Permits are in full force and effect and no cancellation or suspension of any such Permit is pending.

(k)                                 Environmental Matters.  Except as would not individually or in the aggregate have a Material Adverse Effect, each of the Company and its Subsidiary (i) is, and has been since January 1, 2015, in compliance in all respects with all applicable Environmental Laws, (ii) has not released or disposed of any Hazardous Materials in violation of any applicable Environmental Law and (iii) does not have any liabilities under any Environmental Law.

(l)                                     Taxes.

(i)                                     Each of the Company and its Subsidiary has timely filed (or has caused to be timely filed on its behalf) all income and other Tax Returns required to be filed by it on or prior to the date of this Agreement (taking into account extensions), and all such Tax Returns are complete and correct in all respects. All Taxes due and payable (whether or not shown on such Tax Returns) have been duly and timely paid in full, and, where payment of any such Taxes is not yet due, adequate provision has been made on the Financial Statements in accordance with GAAP.

(ii)                                  All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company and its Subsidiary.

(iii)                               Except as set forth on SECTION 3.1(l) of the Company Disclosure Letter, neither the Company nor its Subsidiary is currently the subject of a Tax audit, Tax examination or judicial proceeding with respect to Taxes or has received any written notice of deficiency or assessment of additional Taxes or adjustment of Taxes for which they would be liable, and no such audit, examination or proceeding is threatened in writing by any Taxing authority and no such deficiency assessment or proposed adjustment of Taxes of the Company or its Subsidiary is pending.

(iv)                              There are no Liens for Taxes upon any assets of the Company or its Subsidiary, except for Permitted Liens.

(v)                                 There are no outstanding waivers of any statutory period of limitations or agreements to extend the statutory period of limitations applicable to the assessment or collection of any Taxes against the Company or its Subsidiary.

(vi)                              The Company and its Subsidiary have timely deducted, withheld and paid to the appropriate Governmental Entity all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(vii)                           No written claim has been made by a Taxing authority in a jurisdiction where the Company or its Subsidiary does not file Tax Returns such that it is, or may be, subject to Taxation by that jurisdiction that remains unresolved.

(viii)                        Prior to the date hereof, Parent has received complete and accurate copies of (A) all income and other material Tax Returns filed by the Company and its Subsidiary for the taxable periods beginning on or after January 1, 2013 and (B) any audit report issued relating to any Tax audit or examination for any such Tax period of the Company and its Subsidiary.

(ix)                              Neither the Company nor its Subsidiary is subject to any private letter ruling of the IRS or comparable rulings of any similar state, local or foreign Taxing authority.

(x)                                 Neither the Company nor its Subsidiary has participated in nor has any obligation with respect to any “listed transactions” within the meaning of Treasury Regulations §1.6011-4.

(xi)                              Neither the Company nor its Subsidiary is a party to or bound by any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement or similar contract or agreement that is currently in effect (other than any commercial Contracts entered into in the ordinary course of business not primarily related to Tax).

(xii)                           Neither the Company nor its Subsidiary (A) has been a member of a group filing a consolidated, combined, joint, unitary or similar Tax Return (other than a group of which the Company is the common parent) or (B) has any liability for the Taxes of any other Person under Treasury Regulations §1.1502-6 (or any similar provision of state, local, or foreign Law) or, as a transferee or successor, by Contract or otherwise.

(xiii)                        Neither the Company nor its Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date, as a result of any (A) change in method of accounting for a Tax period (or portion thereof) ending on or before the Closing Date, including under Section 481(a) of the Code or any similar provision of applicable Law, (B) installment sale or other open transaction disposition made on or prior to the Closing Date, (C) prepaid amount received or paid on or prior to the Closing Date or (D) Indebtedness discharged in connection with any election under Section 108(i) of the Code or any similar provision of applicable Law.

(xiv)                       No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to the Company or its Subsidiary.

(xv)                          Neither the Company nor its Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xvi)                       Neither the Company nor its Subsidiary has distributed the stock of another Person, or had its stock distributed by another Person, during the two-year period ending on the date hereof, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(xvii)                    Neither the Company nor its Subsidiary has issued, or been the holder of, an “expanded group interest” within the meaning of Treasury Regulations §1.385-2(d)(3) (an “EGI”) except as set forth on SECTION 3.1(l) of the Company Disclosure Letter. Neither the Company nor its Subsidiary has issued, or been the holder of, an EGI that was characterized as stock pursuant to Treasury Regulations §1.385-2(b) or Treasury Regulations §1.385-3(b).

(xviii)                 The Company’s Subsidiary is, and has been since October 21, 2011, classified as an entity disregarded from its owner and not as an association taxable as a corporation for U.S. federal income tax purposes, and applicable state and local tax purposes, for any and all periods up to and including the Closing.

No representation or warranty contained in this SECTION 3.1(l) shall be deemed to represent a guarantee or indemnity with respect to the amount, sufficiency, or usability in a post-Closing period of any net operating losses that are available to the Company at Closing (“Closing Date NOLs”).

(m)                             Labor Matters.

(i)                                     Neither the Company nor its Subsidiary is a party to any collective bargaining agreement or other agreement with a labor union or equivalent organization, nor is any such agreement being negotiated. To the Knowledge of the Company, there are no activities or proceedings of any labor organization to organize any employees of the Company or its Subsidiary, and no demand for recognition as the exclusive bargaining representative of any employees of the Company or its Subsidiary has been made in writing by or on behalf of any labor or equivalent organization.

(ii)                                  There is no pending or, to the Knowledge of the Company, threatened in writing, strike, lockout or work stoppage.  The Company and its Subsidiary are, and have been since January 1, 2015, in compliance in all material respects with all applicable Laws relating to employment and employment practices (including the appropriate designation of individuals as contractors or employees, and the proper designation of certain employees as “exempt”), workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration and the Worker Adjustment and Retraining Notification Act, 22 U.S.C. § 2109 et seq. and the regulations promulgated thereunder (and any similar state, provincial or local Laws).

(iii)                               Except as disclosed in SECTION 3.1(m)(iii) of the Company Disclosure Letter, no unfair labor practice charge or complaint, no grievance or arbitration proceeding and no other Action by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of the Company’s or its Subsidiary’s employees is pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiary.

(iv)                              SECTION 3.1(m)(iv) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of all individual independent contractors, consultants, agents or agency employees currently engaged by the Company or any Subsidiary, along with the position, date of retention and rate of remuneration for each such Person.  Except as set forth thereon, the Company and its Subsidiary do not engage or retain any agency employees.  Each independent contractor, consultant, agent and agency employee has entered into customary covenants regarding confidentiality, non-competition and assignment of Intellectual Property in such Person’s agreement with the Company, a copy of which has been previously delivered to Parent.  The Company has correctly classified each service provider thereof as an “employee” or “independent contractor” and as “exempt” or “non-exempt” for all purposes and has properly reported all compensation paid to such service providers for all purposes.

(n)                                 Intellectual Property.

(i)                                     SECTION 3.1(n)(i)-1 of the Company Disclosure Letter lists, as of the date of this Agreement, all Intellectual Property applications and registrations (collectively, “Registered Intellectual Property”) owned or purported to be owned by the Company and its Subsidiary, and all such items listed or required to be listed are (A) valid, subsisting and enforceable and (B) together with all other material Intellectual Property owned or purported to be owned by the Company and its Subsidiary, except as disclosed in SECTION 3.1(n)(i)-2 of the Company Disclosure Letter, owned exclusively by the Company and its Subsidiary, free and clear of all Liens (other than Permitted Liens).

(ii)                                  Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiary, taken as a whole, (A) none of the businesses of the Company and its Subsidiary have infringed, misappropriated or constituted unfair competition (collectively, “Infringed”), or as presently conducted Infringe, any Intellectual Property of any other Person, (B) to the Company’s Knowledge, there has been and is no Infringement by any Person of any material Intellectual Property owned by or exclusively licensed to the Company or any Subsidiary and (C) no data used by the Company or its Subsidiary was obtained by the Company or its Subsidiary since January 1, 2015 in violation of any applicable Law or Contract.

(iii)                               Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiary, taken as a whole, neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in the grant by the Company or its Subsidiary to any Person of any ownership interest, license, right or protection from any Action with respect to any Intellectual Property.

(iv)                              Neither the Company nor any Subsidiary has received any written claim (including “cease and desist” letters and invitations to take a license) from any Person, and there are no pending or, to the Knowledge of the Company, threatened claims in writing against the Company or any Subsidiary (A) alleging any Infringement of any Intellectual Property or (B) challenging the ownership, use, validity or enforceability of any Intellectual Property.

(v)                                 Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiary, taken as a whole, each Person that has been involved in creating, inventing or developing any Intellectual Property that is intended by the Company to be owned by the Company or its Subsidiary (and that does not initially automatically and fully vest exclusively in the Company or its Subsidiary as a matter of applicable Law) has entered into a written agreement in a form made available to Parent prior to the date of this Agreement effectively and irrevocably assigning all right, title and interest in and to such Intellectual Property to the Company.

(vi)                              Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiary, taken as a whole, the IT Assets owned, leased, licensed or used by the Company and its Subsidiary are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Company and its Subsidiary as currently operated.  The Company and its Subsidiary have (A) taken commercially reasonable measures to preserve and maintain the performance, security, continuous operation and integrity of such IT Assets and the confidentiality of their material Trade Secrets and (B) implemented reasonable back-up and disaster recovery procedures in accordance with industry standards.  During the three (3) years prior to the date of this Agreement, there has been no material failure, outage, breach or unauthorized access of such IT Assets.

(vii)                           No material proprietary Software of the Company or its Subsidiary contains, incorporates, is based upon or derived from or otherwise interacts with any Software subject to an “open source” or similar license in such a manner that would require the Company and its Subsidiary to license or make available its proprietary source code if such Software is distributed, licensed or made available to any other Person. Except as disclosed in SECTION 3.1(n)(vii) of the Company Disclosure Letter, no Person other than the Company and its Subsidiary has accessed or possessed (or has any current or contingent right to access or possess) any proprietary source code owned by the Company and its Subsidiary.

(o)                                 Insurance.  SECTION 3.1(o) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all insurance policies maintained by or on behalf of the Company or its Subsidiary (“Company Insurance Policies”) and sets forth the date of expiration of each such Company Insurance Policy.  The Company, its Subsidiary and their assets and properties are insured in amounts no less than as required by applicable Law or as required by contract.  The Company Insurance Policies are in full force and effect and all premiums due with respect to the Company Insurance Policies have been paid, and the Company has not received written notice of cancellation or termination (other than in connection with normal renewals) of any of the Company Insurance Policies.  The Company Insurance Policies taken together provide insurance coverage in such amounts and against such losses and risks as is reasonably commensurate with the insurance coverage for companies and businesses of a similar size and operating in the same industry as the Company and its Subsidiary.  Except as set forth in SECTION 3.1(o) of the Company Disclosure Letter, since January 1, 2015, there have not been any claims made under the Company Insurance Policies and there is no material claim pending regarding the Company or its Subsidiary under any Company Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy.  The Company has not been notified in writing that it will not be able to renew any of the Company Insurance Policies as and when such policy expires.  To the Knowledge of the Company, there have been no cybersecurity breaches at the Company or its Subsidiary, whether or not insured.  The Company has made available to Parent a true and correct copy of each Company Insurance Policy.

(p)                                 Property.

(i)                                     Neither the Company nor its Subsidiary owns any real property.

(ii)                                  The Company or its Subsidiary holds a valid and enforceable leasehold interest under each real property lease or sublease entered into by the Company or any Subsidiary (the “Leases”) free and clear of all Liens, other than (A) Liens created by the landlords affecting or encumbering the real property underlying the Leases that do not materially affect the use of such real property by the Company or its Subsidiary, and (b) Permitted Liens. A true, correct and complete list of the Leases as of the date of this Agreement is listed on SECTION 3.1(p)(ii) of the Company Disclosure Letter and each Lease is a valid and binding obligation on the Company or its Subsidiary and, to the Knowledge of the Company, the other party thereto, and is enforceable and in full force and effect in accordance with its terms, subject to the Bankruptcy and Equity Exception.  Neither the Company nor its Subsidiary has delivered or received any written notice of any default or breach of any Lease, and no event has occurred which, with notice, lapse of time or both, would constitute a default or breach of any Lease by the Company or its Subsidiary.  The Company has made available to Parent complete and accurate copies of the Leases (as amended to the date of this Agreement).  The properties covered by the Leases are fit for the purposes for which they are presently used.

(iii)                               Except (A) as disclosed in SECTION 3.1(p)(iii) of the Company Disclosure Letter and (B) for assets sold, consumed or disposed of in the ordinary course of business since the date of the Latest Balance Sheet, the Company and its Subsidiary own good title to, or hold a valid leasehold interest in or license to all of the tangible assets shown to be owned or leased by it on the Latest Balance Sheet or acquired after the date thereof, free and clear of all Liens, other than Permitted Liens.  The assets (tangible and intangible) owned and leased by the Company and its Subsidiary are, in the aggregate, sufficient in all material respects for the Company and its Subsidiary to carry on their business as heretofore conducted and are in a good and substantial state of repair and condition (subject to reasonable wear and tear resulting from usage in the ordinary course of business) free from any material defects, whether or not inherent defects or design defects, and adequate for the purposes for which they are presently used.

(q)                                 Contracts.

(i)                                     SECTION 3.1(q)(i) of the Company Disclosure Letter sets forth, as of the date of this Agreement, each of the following Contracts to which the Company or its Subsidiary is a party or by which any assets of the Company or its Subsidiary is bound (each, a “Company Material Contract”) (excluding any Transaction Documents):

(A)                               that purports to limit, curtail, restrict or prohibit the Company (including, after the Effective Time, the Surviving Corporation) or its Affiliates from competing in business with any Person or in any geographic area or line of business;

(B)                               that grants to any third Person any (1) exclusive supply, distribution or other similar contractual exclusivity rights or (2) “most favored nation” rights to the customers and distributors of the Company or any Subsidiary;

(C)                               that grants any rights of first refusal, rights of first offer or other similar rights to any Person with respect to any material asset of the Company or any Subsidiary;

(D)                               that includes any continuing “earn out” or other similar contingent consideration obligations or other obligations (including indemnification obligations) outstanding on the part of the Company or any Subsidiary in connection with acquisitions by the Company or its Subsidiary of assets or capital stock of or other equity interests in any Person;

(E)                                with Significant Customers;

(F)                                 with Significant Suppliers;

(G)                               that relates to the acquisition by the Company or any Subsidiary (whether by merger, sale of stock, sale of assets or otherwise), directly or indirectly, of any business, assets or capital stock of, or other equity interests in, any Person or any real property (1) since January 1, 2015  or (2) with material ongoing indemnification obligations;

(H)                              that relates to the pending sale or disposition, directly or indirectly, of material assets of the Company or its Subsidiary, other than in the ordinary course of business;

(I)                                   that relates to or evidences Indebtedness;

(J)                                   under which any Person has directly or indirectly guaranteed or assumed Indebtedness of the Company or its Subsidiary;

(K)                               that (1) provides for the grant of any right by or to the Company or any Subsidiary under or with respect to any Intellectual Property (other than (x) non-exclusive licenses granted by the Company or its Subsidiary in the ordinary course of business, (y) data licenses granted to the Company and its Subsidiary in the ordinary course of business by Persons other than the Significant Suppliers and (z) licenses of commercially available Software generally available on commercially reasonable, non-negotiated terms with a yearly license fee of no more than $50,000 in the aggregate) or (2) relates to the development, maintenance, support, servicing, operation or enhancement of any material Software, systems, networks, websites or other IT Assets;

(L)                                providing for any minimum or guaranteed payments by the Company or any Subsidiary to any other Person;

(M)                            that obligates the Company or any Subsidiary to make any capital investment or capital expenditure in an amount in excess of $50,000 in an individual transaction or $100,000 in a series of related transactions;

(N)                               for joint ventures, strategic alliances or partnerships that involve the sharing of revenues, profits or losses with any Person; and

(O)                               that prohibits (ii) dividends or distributions in respect of Equity Interests, (2) pledging of Equity Interests or assets of the Company or any Subsidiary or (3) incurrence of Indebtedness.

(ii)                                  Each of the Company Material Contracts and the Affiliate Contracts is valid and binding on the Company and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except to the extent that the enforceability thereof may be limited by the Bankruptcy and Equity Exception and except where any such failure to be valid and binding or to be in full force and effect would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiary, taken as a whole.  There is no default or breach under any Company Material Contract or any Affiliate Contract by the Company or any Subsidiary or, to the Knowledge of the Company, any other party thereto, and no event has occurred that, with notice or lapse of time or both, would constitute a default or a breach thereunder by the Company or any Subsidiary or, to the Knowledge of the Company, any other party thereto, and the Company has not received written notice of any breach of, default or alleged default under, or intent to terminate, any Company Material Contract or any Affiliate Contract, except in each case as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiary, taken as a whole.  Complete and correct copies of each Company Material Contract and Affiliate Contract (as amended to the date of this Agreement) have been made available to Parent prior to the date of this Agreement.

(r)                                    Brokers and Finders.  Neither the Company nor any of its Affiliates, officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finder’s fees or similar compensation in connection with the Merger or the other transactions contemplated in this Agreement.

(s)                                   Affiliate Transactions. Except as disclosed in SECTION 3.1(s) of the Company Disclosure Letter, no Stockholder, Affiliate, director, officer or, to the Knowledge of the Company, employee of the Company or its Subsidiary (i) is a director, officer or employee of, or consultant to, or owns, directly or indirectly, any interest in any person which is a material competitor, vendor, supplier or customer of the Company or its Subsidiary, (ii) owns or has any interest in, directly or indirectly, in whole or in part, any property, asset or right, whether real, personal or mixed, tangible or intangible (including any of the Intellectual Property) which is utilized by or in connection with the business of the Company or its Subsidiary, (iii) is a customer or supplier of the Company or its Subsidiary, (iv) directly or indirectly has an interest in or is a party to any Contract with the Company or its Subsidiary (“Affiliate Contracts”), or (v) has an outstanding loan to or from the Company or its Subsidiary.

(t)                                    Sanctions and Export Controls.  None of the Company, its Subsidiary or, to the Knowledge of the Company, any of their directors, officers, employees or agents (i) is a Person with whom transactions are prohibited or limited under any economic sanctions Laws, including those administered by the Office of Foreign Assets Control or (ii) has, since January 1, 2015, violated any economic sanctions Laws.  The Company and its Subsidiary are and, since January 1, 2015, have been, in compliance with U.S. export control Laws. The Company and its Subsidiary have made no voluntary disclosures to or had any other written communications with any Governmental Entity relating to the Company or its Subsidiary’s compliance with U.S. economic sanctions Laws or U.S. export control Laws, and, to the Knowledge of the Company, have not been the subject of any investigation or inquiry by any Governmental Entity regarding compliance with such Laws or been assessed any fine or penalty under such Laws.

(u)                                 Anti-Corruption and Anti-Bribery Laws. None of the Company, its Subsidiary or, to the Knowledge of the Company, their directors, officers, employees, consultants, representatives or agents or any other Person acting for or on behalf of the Company and its Subsidiary has, directly or indirectly, in connection with the business of the Company and its Subsidiary violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., or any other applicable anti-corruption or anti-bribery Law.

(v)                                 Customers and Suppliers.  SECTION 3.1(v) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of the Company’s (i) top thirty (30) customers (ranked by the last twelve months’ gross revenues as of March 31, 2017) (each, a “Significant Customer”) and (ii) top twenty (20) suppliers and venders (ranked by the last twelve months’ gross expenditures as of March 31, 2017) (each a “Significant Supplier”).  The Company has not received any written notice from any Significant Customer to the effect that such Significant Customer will stop or significantly decrease the rate of buying products or services from the Company.  The Company has not received any written notice from any Significant Supplier to the effect that such Significant Supplier will stop or significantly decrease the rate of supplying materials, products, data or services to the Company.

(w)                               Regulatory Matters.

(i)                                     Each of the Company and its Subsidiary holds, and is operating in material compliance with, such Permits, licenses, franchises, approvals, authorizations and registrations of such Governmental Entities as may be required by law for the conduct of their business as currently conducted (collectively, the “Regulatory Permits”), and all such Regulatory Permits are in full force and effect.  Each of the Company and its Subsidiary has fulfilled and performed all of their material obligations with respect to the Regulatory Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Regulatory Permit.  Each of the Company and its Subsidiary has operated since January 1, 2015, and currently is, in compliance in all material respects with all applicable Laws administered or enforced by a Governmental Entity, including the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Clinical and Economic Health Act (42 U.S.C. § 1320d et seq.), the regulations promulgated pursuant to such applicable Laws, and comparable state, local and foreign Laws in any jurisdiction where the Company or its Subsidiary conducts business.  Neither the Company nor its Subsidiary has received written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from a Governmental Entity alleging that any operation or activity of the Company or its Subsidiary is in violation of any applicable Law.

(ii)                                  Neither the Company nor its Subsidiary is the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of the Company or its Subsidiary, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or by any similar Governmental Entity pursuant to similar applicable Laws, guidelines, or policies.  Neither the Company nor its Subsidiary has been debarred or excluded by the FDA or any other similar Governmental Entity, and as of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in such debarment or exclusion are pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiary.  Except as disclosed in SECTION 3.1(w) of the Company Disclosure Letter, to the Knowledge of the Company, neither the Company nor its Subsidiary use, or has used, the services of any Person who at the time that the services were rendered was debarred by the FDA or any other similar Governmental Entity. No director, officer, employee, or, to the Knowledge of the Company, agent of the Company or its Subsidiary (i) is listed by any Governmental Entity as ineligible to participate in any government healthcare program or government procurement or non-procurement programs (as such term is defined in 42 U.S.C. 1320a-7b(f), (ii) is excluded, debarred, suspended or otherwise ineligible to participate in any such programs, or (iii) is included on the Office of Inspector General’s List of Excluded Individuals / Entities (LEIE) or the exclusion list maintained by the System of Award Management (SAM).

(iii)                               The Company has made available to Parent true, correct and complete copies of (A) all inspection or audit reports with respect to the Company and its Subsidiary by any Governmental Entity, or any customer or other third party and (B) all standard operating procedures used in the operation of the Company’s and its Subsidiary’s business as currently conducted.

(x)                                 Data Privacy and Protection.

(i)                                     Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiary, taken as a whole, the Company and its Subsidiary (a) have since January 1, 2015, complied and are in compliance with their respective internal and posted policies then in effect and contractual obligations relating to Personal Data and data security, (b) have complied since January 1, 2015 and are in compliance in all material respects with applicable Laws regarding the collection, access, use, storage, processing, transmission, disclosure and disposal of Personal Data, and (c) have implemented and maintained commercially reasonable administrative, physical, and technical measures designed to assure compliance with each of the foregoing and the integrity and security of such Personal Data, and to prevent any loss, alteration, corruption or misuse of, or unauthorized access to same. Neither the Company nor any Subsidiary is the subject of any civil or criminal process or proceeding, or any administrative or other regulatory process or proceeding in connection with any actual or potential violation of applicable Law or contractual obligation related to Personal Data or data security.

(ii)                                  Each of the Company and its Subsidiary collects, retains and maintains, and has since January 1, 2015, collected, retained and maintained, data, records, information and reports in compliance in all material respects with applicable Laws and the terms of all customer Contracts, and all such data, records, information and reports are, and have been since January 1, 2015, collected, retained and maintained via a secure, restricted-access mechanism that ensures the integrity of such data, records, information and reports and allows for adequate tracking and recordkeeping, in each case to the extent required by applicable Law and customer Contracts.  Each of the Company and its Subsidiary takes commercially reasonable steps and implements processes and procedures consistent with the prevailing standard for the industry in which the Company and its Subsidiary operate, to ensure that access to such data, records, information and reports is limited only to those Persons with a business or legal need to access such data, records, information and reports and such steps taken and the processes and procedures implemented by the Company and its Subsidiary comply with the requirements of applicable Law and customer Contracts.  Neither the Company nor its Subsidiary has received any written notice or written communication from any Governmental Entity, customer, or any other third party asserting that the integrity of the data, records, information or reports collected, retained, or maintained by the Company or its Subsidiary is or has been compromised or breached, or otherwise lacks integrity, or that the Company’s or its Subsidiary’s collection, handling, or maintenance of the data, records, information or reports is in violation of applicable Laws or customer Contracts.

(y)                                 No Other Representations and Warranties.  Except for the representations and warranties contained in this SECTION 3.1, Parent acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or its Subsidiary or with respect to any other information provided to Parent.  EXCEPT FOR THE REPRESENTATIONS OR WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 3.1, THE COMPANY HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN.

SECTION 3.2                                          Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub each hereby represents and warrants to the Company that:

(a)                                 Organization, Good Standing and Qualification.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of Virginia and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.  Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business as presently conducted requires such qualification, except where the failure to have such power or authority would not reasonably be expected to result in a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or the other transactions contemplated hereby.

(b)                                 Corporate Authority and Approval.  The board of directors of each of Parent and Merger Sub has approved this Agreement, the Merger and the other transactions contemplated hereby. No vote of holders of capital stock of Parent is necessary to adopt this Agreement and approve the Merger or the other transactions contemplated hereby.  Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and the other Transaction Documents to which Parent or Merger Sub is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby (including the Merger) and thereby. The execution, delivery and performance of this Agreement and each of the Transaction Documents to which Parent or Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Parent or Merger Sub, as applicable, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or such other Transaction Documents, or the transactions contemplated hereby or thereby. This Agreement has been, and the other Transaction Documents will be, duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the valid authorization, execution and delivery of this Agreement and the other Transaction Documents by the other parties thereto, constitutes, and shall constitute, valid and binding agreements of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with their terms, subject to the Bankruptcy and Equity Exception.

(c)                                  Governmental Filings; No Violations.

(i)                                     Except for (A) compliance with, and filings under, the HSR Act or applicable filings and approvals under any other Antitrust Law; and (B) the filing of the Delaware Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State of the State of Delaware, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any Consents, registrations or Permits required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation of the Merger and the other transactions contemplated by this Agreement, other than such items that the failure to make or obtain, as the case may be, would not reasonably be expected to result in a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or the other transactions contemplated hereby.

(ii)                                  The execution, delivery and performance of this Agreement and the other Transaction Documents to which Parent or Merger Sub is a party, by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or a default under, the respective certificates of incorporation, bylaws or governing and organizational documents of Parent or Merger Sub, each as amended to the date of this Agreement, (B) any breach or violation of, or a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract binding upon Parent or Merger Sub, (C) the creation of any Lien (other than Permitted Liens) on Parent or Merger Sub or any of their properties, rights or assets, or (D) assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in SECTION 3.2(c)(i), a violation or breach under any Law or Order to which Parent or Merger Sub is subject, except in the case of clauses (B), (C) and (D), for any such breach, violation, default, termination, cancellation, amendment, acceleration or creation that would not reasonably be expected to result in a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or the other transactions contemplated hereby.

(d)                                 Litigation.  There are no Actions (i) by or before any Governmental Entity that are pending or, to the Knowledge of Parent, threatened in writing against Parent or Merger Sub or any of their respective assets, rights or properties, except those that would not reasonably be expected to result in a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or the other transactions contemplated hereby or (ii) that challenge, or that seek to prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

(e)                                  Debt Financing.

(i)                                     It is not a condition to Closing or any of Parent’s or Merger Sub’s obligations under this Agreement, that Parent or Merger Sub obtain financing (or obtain financing on terms acceptable to Parent or Merger Sub) for or relating to the transactions contemplated by this Agreement.  Parent has delivered to the Company true, correct, and complete copies of an executed commitment letter from the financial institutions identified therein, dated as of the date hereof (the “Debt Commitment Letter”, and the commitments under the Debt Commitment Letter, the “Debt Financing Commitments”), pursuant to which, and subject to the terms and conditions of which, the lenders party thereto (the “Lenders”) have committed to lend the amounts set forth therein to Parent for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”).

(ii)                                  As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and has not been withdrawn, rescinded, or terminated, or otherwise amended or modified (and no party thereto has indicated an intent to so withdraw, modify or rescind) in any respect and is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto, including the Lenders, enforceable against Parent, and, to the Knowledge of Parent, the other parties thereto in accordance with their terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.  As of the date of this Agreement, other than as expressly set forth in, or contemplated by, the Debt Commitment Letter with respect to the fee letter referenced therein (a copy of all of which has been provided to the Sellers Representative with only fee and other economic terms redacted) or documentation relating to the joinder of additional commitment parties, there are no other agreements, side letters or arrangements relating to the Debt Financing Commitments that could adversely affect the availability of the Debt Financing or the timing of the Closing.  As of the date of this Agreement, the only conditions precedent or other contingencies related to the obligations of the Lenders to fund the full amount of the Debt Financing Commitment are those expressly set forth in the Debt Commitment Letter.  As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Debt Commitment Letter, and, as of the date of this Agreement, assuming the closing conditions set forth in SECTION 5.1 and SECTION 5.2 have been satisfied and compliance in all material respects by the Company with SECTION 4.13, Parent does not have any reason to believe that it will be unable to satisfy, on a timely basis, any term or condition of closing to be satisfied by it contained in the Debt Commitment Letter, or that the Debt Financing will not be available to Parent on the Closing Date. Parent has fully paid (or caused to be paid) any and all commitment fees or other fees required by the Debt Financing Commitments to be paid on or before the date of this Agreement. Assuming (A) the closing conditions set forth in SECTION 5.1 and SECTION 5.2 have been satisfied, (B) compliance in all material respects by the Company with SECTION 4.13, and (C) the Debt Financing is funded in accordance with the Debt Commitment Letter, the aggregate proceeds from the Debt Financing, together with immediately available funds from Parent, will be sufficient to pay (1) the Per Share Closing Merger Consideration for all Shares, (2) the Closing Option Payments, (3) the Indebtedness set forth in the Pay-Off Letter, and (4) any and all fees and expenses to be paid by Parent or Merger Sub related to the transactions contemplated by this Agreement and the other Transaction Documents.

(f)                                   Merger Sub.  The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent.  Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

(g)                                  Brokers and Finders.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company or any Seller would have any liability if the Closing is not consummated.

(h)                                 Solvency. Assuming that (i) the conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied or waived, (ii) the representations and warranties set forth in SECTION 3.1 are true and correct in all material respects (for such purposes, without giving effect to any “Knowledge” or “Material Adverse Effect” qualifications or exceptions therein), and (iii) the financial estimates, projections or forecasts provided by the Company to Parent prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, then immediately after giving effect to the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents and any indebtedness incurred by Parent, Merger Sub, the Surviving Corporation or any Affiliate of any of them in connection with the transactions contemplated hereby and thereby and the use of the proceeds thereof, the Surviving Corporation and its Subsidiary, will: (i) be able to realize upon its assets and pay its debts and other liabilities as they become due; (ii) own property that has a fair saleable value greater than the amounts required to pay its respective debts and liabilities (including a reasonable estimate of the amount of all contingent liabilities); and (iii) not have unreasonably small amount of capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents with the intent to hinder, delay or defraud either present or future creditors of Parent or any Subsidiary of Parent, including the Surviving Corporation and its Subsidiaries.

(i)                                     No other Representations and Warranties.  Except for the representations and warranties contained in this SECTION 3.2, the Company acknowledges that none of Parent, Merger Sub or nor any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

(j)                                    Parent has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and its Subsidiary, and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and its Subsidiary for such purpose. Parent acknowledges and agrees that: (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties set forth in SECTION 3.1 of this Agreement (including the related portions of the Company Disclosure Letter); and (ii) none of Sellers, the Company or any other Person has made any representation or warranty as to Sellers, the Company or its Subsidiary or this Agreement, except as expressly set forth in SECTION 3.1 of this Agreement (including the related portions of the Company Disclosure Letter).

ARTICLE IV

COVENANTS

SECTION 4.1                                          Interim Operations.

(a)                                 From the date of this Agreement and until the Effective Time or the earlier termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except (w) as set forth in SECTION 4.1(a) of the Company Disclosure Letter, (x) as expressly required by this Agreement, (y) to the extent consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or (z) as required by applicable Law, the Company shall, and shall cause its Subsidiary to conduct the business of it and its Subsidiary in the ordinary course of business in all material respects and, to the extent consistent therewith, it shall, and shall cause its Subsidiary to, use their commercially reasonable efforts to preserve their business organizations intact, maintain their assets and properties and their relationships and goodwill with Governmental Entities, customers, suppliers, distributors, employees and other Persons having business dealings with the Company or its Subsidiary, and keep available the services of its current officers, key managers and other employees and consultants, all as necessary to conduct their business in the ordinary course; provided, however, for the avoidance of doubt, the Company shall in no event be required to increase compensation to employees or consultants or pay any special bonuses in connection with the foregoing.  Notwithstanding the generality of the foregoing, and subject to the exceptions set forth in clauses (w), (x), (y) and (z) of the immediately preceding sentence, the Company shall not, and shall not permit its Subsidiary to:

(i)                                     amend, supplement or modify (A) the certificate of incorporation or bylaws (or comparable formation and governing documents) of the Company or its Subsidiary or (B) any policy related to Personal Data or the operation or security of any material IT Assets in any manner that would materially weaken the security or protection thereof;

(ii)                                  acquire any equity interests in, or assets of any business or division (whether by merger, consolidation or otherwise) from, any other Person (other than the Company or its Subsidiary of the Company), except for purchases of inventory, services, products or materials in the ordinary course of business;

(iii)                               merge or consolidate with any other Person or restructure, reorganize, dissolve, wind-up or completely or partially liquidate the Company or its Subsidiary or take any similar action;

(iv)                              issue, sell, pledge, dispose of, or subject to any Lien, any Equity Interests, except for issuances of Shares pursuant to Company Stock Options outstanding on the date of this Agreement under the Stock Incentive Plans;

(v)                                 split, combine, subdivide, recapitalize, reclassify or effect any similar change in capitalization of any of the Equity Interests;

(vi)                              declare, accrue, set aside, establish a record date for, or pay any dividends on, or make any other distributions in respect of, the Equity Interests of the Company (other than those paid in cash prior to the Reference Time);

(vii)                           repurchase, redeem or otherwise acquire any of the Equity Interests, except for redemptions, purchases or acquisitions pursuant to the exercise or settlement of Company Stock Options or the exercise of any contractual repurchase rights existing on the date of this Agreement;

(viii)                        incur, suffer to exist, guarantee or otherwise become liable with respect to any Indebtedness, except for short term working capital borrowings incurred in the ordinary course of business under the Credit Facilities;

(ix)                              divest, sell, convey or transfer, or create or incur any Lien (other than Permitted Liens) on, any of the assets of the Company or its Subsidiary, other than sales of products or non-exclusive licenses granted by the Company or its Subsidiary in the ordinary course of business;

(x)                                 (A) increase in any respect the compensation or benefits of any (1) Company Employee other than as expressly required pursuant to applicable Law or the terms of Company Plans in effect on the date of this Agreement that are set forth in SECTION 4.1(a)(x)(A) of the Company Disclosure Letter or (2) Company Employees (other than any Company Employee whose salary is equal to or less than $100,000 in the ordinary course of business consistent with past practice), (B) establish, adopt, enter into, modify, supplement, amend or terminate any Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement (other than as expressly required by the terms of any Company Plan as in effect on the date of this Agreement that has been made available to Parent), (C) take any action to accelerate the vesting or payment of or to fund any benefit or payment to any Company Employee, except as contemplated pursuant to SECTION 2.4 of this Agreement or (D) pay or agree to pay any pension, retirement allowance or other employee benefit, including any severance, change in control, retention, transaction or termination payment to any Company Employee other than those included as Transaction Expenses (as contemplated pursuant to SECTION 4.7(d) of this Agreement) as required by law or pursuant to the terms of Company Plans in effect on the date of this Agreement that are set forth in SECTION 4.1(a)(x)(D)(2) of the Company Disclosure Letter, (E) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by any Company Employee, (F) hire any executive-level employee or (G) terminate any executive-level employee other than for cause;

(xi)                              other than in the ordinary course of business, make, change or revoke any Tax election, file any amended Tax Return, settle or compromise any Tax liability, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund, consent to any extension or waiver of the limitation period applicable to any Taxes, or change the Company’s or its Subsidiary’s method of accounting for Tax purposes, unless required by applicable Law;

(xii)                           except as required by GAAP or applicable Law, make any changes to its accounting policies or principles;

(xiii)                        (A) other than in the ordinary course of business, enter into any Contract that would have been a Company Material Contract pursuant to SECTION 3.1(q)(i) had it been entered into prior to the date of this Agreement or (B) terminate, or materially amend, or waive any material rights under, any Company Material Contract, except for any such termination upon the expiration of such Company Material Contract in accordance with its terms; provided in each case that the Company and its Subsidiary shall be permitted to extend, renew or replace any Company Material Contract with one or more Contracts on substantially similar terms;

(xiv)                       except for the capital expenditures expressly approved in the Company capital expenditures budget set forth in SECTION 4.1(a)(xiv) of the Company Disclosure Letter, make or authorize any capital expenditure;

(xv)                          except (A) as provided in SECTION 4.17 or (B) with respect to the settlement of an Action if such settlement imposes no liability or obligation on the Company other than the payment of money damages that do not exceed the amounts accrued in connection with the MSA Litigation on the unaudited consolidated balance sheet of the Company and its Subsidiary as of March 31, 2017 with respect to such Action, or $15,000 individually or $45,000 in the aggregate with respect to other Actions, (1) cancel, compromise, settle or agree to settle any material claims, (2) waive or release any material right with respect to any Action or (3) commence or settle any Action;

(xvi)                       (A) delay or postpone any payment of any accounts payable or other payables or expenses from the date such payments would be made consistent with past practice, (B) accelerate or delay the collection of accounts receivable in advance of or beyond the date when the same would have been collected in the ordinary course of business or (C) make any material change in the conduct of its business, or any material change in the methods of purchase, sale, lease, management, marketing, promotion or operation of its business;

(xvii)                    invest in, make any capital contributions to, or otherwise acquire the securities or other equity interests of, any Person that is not a Subsidiary of the Company;

(xviii)                 form any new Subsidiary;

(xix)                       (A) cancel or fail to renew any of the Company Insurance Policies or fail to maintain commercially reasonable levels of insurance coverage provided by such Company Insurance Policies or (B) fail to maintain its insurance coverage, pay premiums, and report claims to the insurance carrier upon their occurrence;

(xx)                          act, or fail to act, in any manner that would (A) reasonably be expected to result in any loss, lapse, abandonment, invalidity or unenforceability of any material Intellectual Property owned or purported to be owned by the Company or its Subsidiary, or (B) cause the Company or its Subsidiary to be obligated to place any proprietary source code in escrow;

(xxi)                       fail to pay any creditor any material amount owed to such creditor when due;

(xxii)                    enter into any agreement, arrangement or transaction with any of their respective directors, officers, or Stockholders (or with any relative, beneficiary, spouse or Affiliate of such Persons); or

(xxiii)                 agree, authorize, resolve, commit or consent to do any of the foregoing.

(b)                                 Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiary’ respective operations.

SECTION 4.2                                          Exclusivity.  During the Pre-Closing Period, the Company shall not, and shall cause its Subsidiary and use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, take any action to solicit, knowingly encourage, accept or respond to any proposals or submission of any inquiries, or initiate, continue or engage in any discussions or negotiations with, or enter into any agreement with, or provide any information to or knowingly facilitate, any Person (other than Parent and its Affiliates) or group concerning, or that would reasonably be expected to lead to, any purchase of all or a material portion of the Company’s Equity Interests or any sale of all or a material portion of the assets of the Company and its Subsidiary, taken as a whole, any consolidation, recapitalization, merger, Share exchange or similar transaction involving the Company or its Subsidiary, or any other transaction which would impair or impede the consummation of the transactions contemplated hereby (each such transaction being referred to herein as a “Proposed Transaction”), with any Person other than Parent, Merger Sub and their respective Affiliates.  To the extent applicable, the Company shall immediately terminate any and all negotiations or discussions with any third party regarding any proposal concerning any Proposed Transaction and request in writing that all nonpublic information be returned or destroyed. The Company shall promptly notify Parent (orally and in writing) if any offer is made with respect to any Proposed Transaction.

SECTION 4.3                                          Filings; Other Actions; Notification.

(a)                                 The Company and Parent shall use their reasonable best efforts to (i) obtain all governmental authorizations of any Governmental Entity that is or may become necessary for their respective performance of their obligations pursuant to this Agreement and (ii) take all actions as may be requested by any such Government Entity to obtain such authorizations.  In furtherance and not in limitation of the foregoing, each applicable party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use commercially reasonable efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b)                                 Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in this SECTION 4.3 to obtain all requisite authorizations for the transactions contemplated by this Agreement under the HSR Act, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other Party reasonably informed of any substantive communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Department of Justice or any other U.S. or foreign Governmental Entity; and (iii) permit the other Party to review any substantive communication given by it to, and consult with each other in advance of any substantive meeting or conference with, the Federal Trade Commission, the Department of Justice or any other Governmental Entity with any other person, and to the extent permitted by the Federal Trade Commission, the Department of Justice or such other applicable Governmental Entity, give the other Party the reasonable opportunity to attend and participate in such meetings and conferences.

(c)                                  If any Governmental Entity shall have issued an Order or taken any other action related to the Company or Parent or Merger Sub that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, then the Company or Parent or Merger Sub (as the case may be) shall use its reasonable best efforts to have such Order or other action declared ineffective as soon as practicable.  Notwithstanding anything to the contrary, in no event shall Parent or any of its Affiliates be required to (i) defend, commence or threaten to commence any lawsuits or legal proceedings, whether judicial or administrative; (ii) agree to hold separate, divest, license or cause a third party to purchase, any of the assets or businesses of Parent, the Company or any of their respective Affiliates; or (iii) otherwise agree to any restrictions on the businesses of Parent, the Company or any of their respective Affiliates in connection with this SECTION 4.3.

SECTION 4.4                                          Access and Reports.  Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiary to) afford Parent, its Affiliates and their respective authorized Representatives, reasonable access, during normal business hours throughout the Pre-Closing Period, to its officers, employees, consultants, accountants, properties, Contracts and books and records, and, during such period, the Company shall (and shall cause its Subsidiary to) furnish promptly to Parent information and data concerning its business, operations, properties and personnel as may reasonably be requested; provided that Parent, its Affiliates and their respective Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiary. All such information shall be governed by the terms of the Confidentiality Agreement.  Notwithstanding anything to the contrary in this Agreement, neither the Company nor its Subsidiary will be required to disclose any information to Parent or any of its Representatives if such disclosure would: (i) based on advice of counsel, jeopardize any attorney-client privilege; provided, that the Company shall use its commercially reasonable efforts to allow for such access or disclosure (or as much of it as possible) in a manner that would not be reasonably likely to risk a loss of such attorney-client privilege; or (ii) based on advice of counsel, contravene any applicable Law, fiduciary duty or Contract entered into prior to the date of this Agreement; provided that the Company shall use its commercially reasonably efforts to obtain the required consent of the counterparty under such Contract to such access or disclosure.  Prior to the Closing, without the prior written consent of the Company (which consent may not be unreasonably, withheld, conditioned or delayed), neither Parent nor its Representatives shall contact any employee (other than individuals set forth on SECTION 4.4 of the Company Disclosure Letter) of, suppliers to, or customers of, the Company or its Subsidiary regarding the transactions contemplated by this Agreement.

SECTION 4.5                                          Notification of Certain Events.  Each of the Company, Parent and Merger Sub shall give prompt written notice to the other Parties of (a) the occurrence or nonoccurrence of any event causing any representation or warranty to be untrue, or the failure to perform any covenant or agreement of such Party, such that the corresponding closing condition contained in ARTICLE V would not be satisfied (assuming that the Closing were to occur at such time), and (b) any failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this SECTION 4.5 shall not (i) serve to cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the Party receiving such notice, (ii) constitute an acknowledgement or admission of a breach of this Agreement or (iii) affect any of a Party’s rights hereunder, including any right to indemnification pursuant to ARTICLE VII.

SECTION 4.6                                          Publicity.  The initial press release in connection with the announcement of this Agreement shall be mutually agreed by the Company and Parent.  None of the Company, the Sellers or any of their respective Affiliates shall issue any press release or otherwise make any public statement or respond to any media inquiry with respect to this Agreement or the transactions contemplated hereby either before or after the Closing, without the prior approval of Parent, except, in each case, to the extent a Party is ordered to make such disclosure by a court of competent jurisdiction or is required to make such disclosure under applicable Law, stock exchange regulations or applicable accounting standards.

SECTION 4.7                                          Employee Benefits.

(a)                                 Parent agrees that, during the period commencing at the Effective Time and ending on the date that is the first anniversary of the Closing Date, employees of the Company who continue employment with Parent, the Surviving Corporation or its Subsidiary of the Surviving Corporation after the Effective Time (collectively, the “Affected Employees”) shall be provided with (i) base salary or wages and target cash bonus and commission opportunities in the aggregate which are no less than the aggregate base salary or wages and target cash bonus and commission opportunities provided by the Company to each such Affected Employee immediately prior to the Effective Time and (ii) employee benefits (other than equity-based compensation) that are either (A) substantially comparable in the aggregate to those provided by the Company to such Affected Employees immediately prior to the Effective Time, provided, however, that, each such employee benefit is listed on SECTION 3.1(i)(i) of the Company Disclosure Letter, or (B) substantially comparable to those provided by Parent to its similarly situated employees.

(b)                                 For purposes of eligibility, vesting and level and entitlement to benefits (but not benefit accrual under a defined benefit pension plan), including the determination of the level or amount of vacation and severance pay benefits under the benefit and compensation plans, programs, agreements and arrangements of Parent, the Surviving Corporation or any of their respective Subsidiaries in which Affected Employees are eligible to participate following the Closing (the “Parent Plans”), Parent and the Surviving Corporation shall credit each Affected Employee with his or her years of service with the Company and any predecessor entities, to the same extent as such Affected Employee was entitled immediately prior to the Closing to credit for such service under any similar Company Plan or if no such Company Plan was in effect, to the extent permitted under the applicable Parent Plan; provided, however, that no such service shall be credited to the extent that it would result in a duplication of benefits with respect to the same period of service.  In addition, Parent, the Surviving Corporation or any of their respective Subsidiaries shall use commercially reasonable efforts to cause (i) each Affected Employee to be immediately eligible to participate, without any waiting time, in any and all Parent Plans, (ii) for purposes of each Parent Plan providing medical, dental, pharmaceutical and/or vision benefits to any Affected Employee, all pre-existing condition exclusions and actively-at-work requirements of such Parent Plan to be waived for such Affected Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Company Plans in which such Affected Employee participated immediately prior to the Closing, and (iii) for the plan year in which the transfer to a Parent Plan occurs, the crediting of each Affected Employee with any co-payments, deductibles and out-of-pocket expenses paid prior to the Effective Time in satisfying any applicable copayments, deductibles or out-of-pocket requirements under any Parent Plan.

(c)                                  The Parties acknowledge and agree that all provisions contained in this SECTION 4.7 with respect to employees of the Company are included for the sole benefit of the respective Parties and shall not create any right (i) in any other person, including any employees or former employees of the Company or any participant or any beneficiary thereof in any Company Plan or Parent Plan or (ii) to continued employment with the Company, Parent or the Surviving Corporation.  After the Effective Time, nothing contained in this SECTION 4.7 shall interfere with the right of the Company, Parent or the Surviving Corporation to amend, modify or terminate any Company Plan or Parent Plan (subject, in each case, to the provisions of this SECTION 4.7) or to terminate the employment of any employee of the Company for any reason.  Nothing contained in this SECTION 4.7 shall be deemed to amend any Company Plan or Parent Plan or to adopt a new benefit plan of any type.

(d)                                 Prior to the Effective Time, the Company shall enter into transaction bonus agreements with each of the employees listed in SECTION 4.7(d) of the Company Disclosure Letter with the number of transaction bonus units set across from such employee’s name, each in the form attached hereto as Exhibit C.

SECTION 4.8                                          Expenses.  Except as otherwise provided in this Agreement (including SECTION 8.8), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such expense; provided, however, that the Parties agree that (i) the costs and expenses incurred in connection with the Representations and Warranties Insurance Policy shall be paid fifty percent (50%) by Parent and fifty percent (50%) by the Sellers as a Transaction Expense (such Sellers’ portion, the “Sellers’ Share of Representations and Warranties Insurance Policy Cost”), (ii) the costs and expenses of the Escrow Agent payable under the Escrow Agreement shall be paid fifty percent (50%) by Parent and fifty percent (50%) by the Sellers Representative on behalf of the Sellers (it being understood that the portion thereof payable by the Sellers at the Closing shall be paid as a Transaction Expense), (iii) the costs and expenses of the Paying Agent payable under the Paying Agent Agreement shall be paid fifty percent (50%) by Parent and fifty percent (50%) by the Sellers Representative on behalf of the Sellers (it being understood that the portion thereof payable by the Sellers at the Closing shall be paid as a Transaction Expense), and (iv) the costs and expenses for the Tail Coverage shall be paid by the Sellers as a Transaction Expense.

SECTION 4.9                                          Indemnification; Directors’ and Officers’ Insurance.

(a)                                 For a period of six (6) years after the Effective Time, Parent shall not, and shall not permit the Surviving Corporation to, terminate or repeal any rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the Effective Time and rights to advancement of expenses relating thereto existing as of the date hereof in favor of any current or former director or officer of the Company (collectively, the “D&O Indemnified Parties”) as provided in the certificate of incorporation, bylaws or comparable governing documents of the Company and the Surviving Corporation or any indemnification agreement identified in SECTION 4.9(a) of the Company Disclosure Letter between each D&O Indemnified Party and the Company (collectively, the “D&O Indemnification Arrangements”), or amend or otherwise modify any of the foregoing in any manner that would adversely affect any right thereunder of any such D&O Indemnified Party without the consent of such D&O Indemnified Party.

(b)                                 Prior to the Closing, Parent shall obtain on behalf of the Company “tail” insurance coverage with a claims reporting period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the Company and its directors and officers as the Company’s existing policy providing coverage for claims for directors and officers liability, employment practices liability and fiduciary liability but only to the extent such claims are based upon acts or omissions committed before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “Tail Coverage”); provided, however, that if the cost of such “tail” insurance coverage would exceed three hundred percent (300%) of the current annual premium paid by the Company for directors and officers liability insurance, employment practices liability insurance and fiduciary liability insurance (the “Tail Insurance Cap”), then the length of the “tail” claims reporting period to be obtained shall be the claims reporting period reasonably available for a cost not to exceed the Tail Insurance Cap.  The Company shall bear the cost of the Tail Coverage, and such costs, to the extent not paid prior to the Closing, shall be included in Transaction Expenses.  During the term of the Tail Coverage, Parent shall not (and shall cause the Surviving Corporation not to) take any action following the Closing to cause the Tail Coverage to be cancelled or any provision therein to be amended or waived.  The obligations of Parent and the Surviving Corporation under this SECTION 4.9 shall not be terminated or modified after the Effective Time in such a manner as to adversely affect any director or officer to whom this SECTION 4.9 applies without the consent of such affected director or officer (it being expressly agreed that after the Effective Time the directors and officers to whom this SECTION 4.9 applies shall be third-party beneficiaries of this SECTION 4.9, each of whom may after the Effective Time enforce the provisions of this SECTION 4.9).  In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this SECTION 4.9.

(c)                                  The Surviving Corporation and its respective successors or assigns shall pay, to the extent required by the organizational documents thereof, the reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing the indemnity and other obligations provided in this Section 4.9.  The provisions of this Section 4.9 shall survive the consummation of the Closing and expressly are intended to benefit each of the D&O Indemnified Parties.  Notwithstanding anything to the contrary, it is agreed that the rights of a D&O Indemnified Party under this SECTION 4.9 shall be in addition to, and not a limitation of, any other rights such D&O Indemnified Party may have under the D&O Indemnification Arrangements or otherwise, and nothing in this SECTION 4.9 shall have the effect of, or be construed as having the effect of, reducing the benefits to the D&O Indemnified Parties under such arrangements.  Notwithstanding anything to the contrary in this SECTION 4.9, the Surviving Corporation’s indemnification obligations under this SECTION 4.9 shall be limited to any indemnification actually provided and funded under the Tail Coverage.

SECTION 4.10                                   Representations and Warranties Insurance Policy.  Parent has obtained the Representations and Warranties Insurance Policy bound and effective as of the date hereof, on the terms which are reasonably acceptable to the Sellers Representative, and Parent shall confirm in writing on the Closing Date that the Representations and Warranties Insurance Policy has been brought down as of the Closing and effective on and as of the Closing.  Parent shall provide to the Sellers Representative a true, correct and complete copy of the final Representations and Warranties Insurance Policy.

SECTION 4.11                                   Reasonable Best Efforts; Further Assurances.  During the Pre-Closing Period, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to consummate the Merger and the other transactions contemplated hereby and by the Transaction Documents.  In furtherance of the foregoing, upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby, including using its reasonable best efforts to obtain the Company Requisite Vote, the Letters of Transmittal from all of the Stockholders by the Closing, and any Consent that is necessary and advisable for the consummation of the Merger and other transactions contemplated hereby.

SECTION 4.12                                   Delivery of Certain Other Documents.  At or prior to Closing:

(a)                                 Parent shall execute and deliver (i) to the Sellers Representative and the Escrow Agent, the Escrow Agreement, and Parent and the Sellers Representative shall use reasonable best efforts to cause the Escrow Agent to execute and deliver the Escrow Agreement, and Parent shall execute and deliver to the Sellers Representative and the Paying Agent, the Paying Agent Agreement within ten (10) days after the date hereof, and Parent and the Sellers Representative shall use reasonable best efforts to cause the Paying Agent to execute and deliver the Paying Agent Agreement and (ii) to the Sellers Representative the Trademark Consent Agreement, substantially in the form of Exhibit D (the “Trademark Consent Agreement”);

(b)                                 Parent shall deliver to the Sellers Representative the final Representations and Warranties Insurance Policy (brought down as of Closing); and

(c)                                  the Company shall deliver to Parent:

(i)                                     the Escrow Agreement, duly executed by the Sellers Representative;

(ii)                                  the Paying Agent Agreement, duly executed by the Company and the Sellers Representative, within ten (10) days after the date hereof;

(iii)                               (A) a notice to the IRS, in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), dated as of the Closing Date and executed by the Company and (B) a Statement of Non-U.S. Real Property Holding Corporation Status pursuant to Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated as of the Closing Date and executed by the Company;

(iv)                              letter agreements (or, if applicable, consents) terminating each of the Affiliate Contracts set forth in Annex D (without any remaining obligation or liability on the party of the Company), effective as of the Effective Time;

(v)                                 pay-off letters (each, a “Pay-Off Letter”) with respect to all Indebtedness set forth on SECTION 4.12(c)(v) of the Company Disclosure Letter and all instruments and documents necessary to release and/or record the release of any and all Liens thereunder, in each case, in form and substance reasonably satisfactory to Parent; and

(vi)                              the Trademark Consent Agreement, duly executed by the Sellers Representative;

(vii)                           the resignation of each member of the board of directors of the Company and each officer of the Company who are in office immediately prior to the Effective Time, which resignations shall, in each case, be effective at the Effective Time;

(viii)                        certificates from the Secretary of State of the State of Delaware, dated within ten (10) days prior to the Closing Date, certifying that each of the Company and its Subsidiary is in good standing;

(ix)                              a certificate of the Secretary of the Company, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, certifying and attaching (A) the certificate of incorporation and bylaws of the Company, (B) a written consent of the board of directors of the Company evidencing adoption of this Agreement, the Merger and the other transactions contemplated hereby and (C) the incumbency and signatures of the officers of the Company executing this Agreement and the other Transaction Documents; and

(x)                                 the Tail Coverage.

SECTION 4.13                                   Financing.

(a)                                 Parent shall use its reasonable best efforts to obtain, or cause to be obtained, the proceeds of the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using its reasonable best efforts to: (i) maintain in effect the Commitment Documents, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein or on other terms that are no less favorable to Parent than those contained in the Debt Commitment Letter, and (iii) satisfy on a timely basis all conditions applicable to Parent to obtaining the Debt Financing that are within the Parent’s control.  In the event that all conditions contained in the Debt Commitment Letter have been satisfied (or upon funding will be satisfied), Parent shall use its reasonable best efforts to timely cause the Lenders to fund the Debt Financing at the Closing.

(b)                                 Parent shall not, without the prior written consent of the Sellers Representative: (i) terminate the Debt Commitment Letter, unless the Debt Commitment Letter is replaced in a manner consistent with the following clause (ii); or (ii) permit any amendment or modification to, or any waiver of, any provision or remedy under, or replace, the Debt Commitment Letter if such amendment, modification, waiver, or replacement (A) would (1) add any new condition to the Debt Financing Commitment (or modify any existing condition in a manner materially adverse to Parent) that would be reasonably expected to materially and adversely affect (including with respect to timing)) the ability of Parent to consummate the transactions contemplated by this Agreement and the Transaction Documents, or (2) be reasonably expected to make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Debt Financing materially less likely to occur, (B) reduces the aggregate amount of the Debt Financing to an amount such that the transactions contemplated hereby or by the Transaction Documents could not be consummated or (C) would reasonably be expected to prevent, impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement and the Transaction Documents; provided, that, notwithstanding the foregoing, it is hereby understood and agreed that Parent may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof and provide such lenders, lead arrangers, bookrunners, syndication agents or similar entities with consent rights with respect to existing conditions to the consummation of the Debt Financing to the extent that the commitments in the aggregate of the lenders to provide the Debt Financing are not reduced as a result of any such amendment.  Parent shall promptly deliver to the Sellers Representative copies of any amendment, modification, waiver or replacement of any Debt Financing Commitment or of any fee or other letter or agreement relating thereto.  Upon any such amendment, supplement, modification or replacement of the Debt Financing Commitment in accordance with this SECTION 4.13(b), the terms “Debt Financing Commitment”, “Debt Financing” and “Debt Commitment Letter” shall mean the “Debt Financing Commitment”, “Debt Financing” and “Debt Commitment Letter” as so amended, supplemented, modified or replaced and the term “Lenders” shall mean the lenders party to such Debt Commitment Letter as so amended, supplemented, modified or replaced.

(c)                                  In the event that any portion of the aggregate amount of the Debt Financing becomes unavailable, regardless of the reason therefor, Parent shall: (i) promptly notify the Sellers Representative in writing of such unavailability and, to the knowledge of Parent, the reason therefor; and (ii) use its reasonable best efforts to obtain, at its sole expense, as promptly as practicable following the occurrence of such event and in any event no later than the last day of the Marketing Period, alternative financing (in an amount sufficient to enable the transactions contemplated hereby and by the Transaction Documents to be consummated) from the same or other sources and on terms and conditions no less favorable in any respect to Parent (including with respect to the matters described in clauses (A), (B) and (C) of SECTION 4.13(b)) than such unavailable Debt Financing.  For the purposes of this Agreement, (A) the terms “Debt Commitment Letter”, “Debt Financing Commitment” and “fee letter” shall be deemed to include any commitment letter (or similar agreement) or commitment or any fee letter referred to in such commitment letter with respect to any alternative financing arranged in compliance with this SECTION 4.13(c) (and any Debt Commitment Letter, Debt Financing Commitment and fee letter remaining in effect at the time in question), and (B) the term “Lenders” shall mean the lenders party to such commitment letter with respect to any alternative financing arranged in compliance with this SECTION 4.13(c) (and any lender party to the Debt Commitment Letter remaining in effect at the time in question).

(d)                                 Parent shall provide the Sellers Representative with prompt written notice of (A) any breach or default by any party to the Debt Commitment Letter or the Definitive Agreements of which Parent has knowledge or any termination of the Debt Commitment Letter; or (B) any material dispute or disagreement between Parent, on the one hand, and any Lender, on the other hand, with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Closing; provided, however, that in no event will Parent be under any obligation to disclose any information pursuant to clauses (A) or (B) that is, based on advice of counsel, subject to attorney-client or similar privilege if Parent shall have used its reasonable best efforts to disclose such information in a way that would not waive such privilege. Parent shall keep the Sellers Representative reasonably informed on a current basis (and in any event at the Sellers Representative’s reasonable request) of the status of its efforts to consummate the Debt Financing.

(e)                                  Prior to the Closing, the Company shall, and shall use reasonable best efforts to cause its Representatives, to provide to Parent all cooperation that is reasonably requested by Parent in connection with the Debt Financing, including the following: (i) causing senior officers of the Company to participate in a reasonable number of meetings, presentations, sessions with rating agencies, roadshows, lender meetings or other customary syndication activities (including customary one-on-one meetings); (ii) assisting with the preparation of appropriate and customary materials for rating agency presentations, bank information memoranda and similar documents reasonably required in connection with the Debt Financing (including requesting any consents of accountants for use of their reports in any materials relating to the Debt Financing and the delivery of one or more customary representation or authorization letters); (iii) facilitating the granting of Liens and pledging of collateral, provided that no security interest or pledge shall be effective until the Closing; (iv) furnishing on a confidential basis to Parent and its Debt Financing Sources as promptly as reasonably practicable and at the times required, such financial information regarding the Company as may be reasonably requested by Parent (including the Required Financial Information); (v) causing the execution and delivery of any documents (including corporate actions) from those directors, members and officers of the Company (including (x) a certificate of the chief financial officer of the Company with respect to solvency matters as of the Closing, on a pro forma basis in the form attached to the Debt Commitment Letter, (y) signing resolutions or taking similar actions approving the Debt Financing and (z) delivering any backup officer’s certificate required for a legal opinion), which documents (including corporate actions) will in each case not take effect prior to the Closing and shall only be required by those directors, members and officers of the Company that retain such positions as of the Closing; (vi) facilitating the execution and delivery at the Closing of definitive documents (including security documents) related to the Debt Financing on the terms contemplated by the Debt Commitment Letter and which will become effective at or after the Closing; (vii) as promptly as practicable after request thereof and in any event no less than four (4) Business Days before Closing, furnishing the Debt Financing Sources with reasonable documents or other information requested by the Debt Financing Sources relating to the Company required by bank regulatory authorities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2011; and (viii) assisting Parent in procuring a public corporate credit rating and a public corporate family rating in respect of the relevant borrower/issuer under the Debt Financing and public ratings for any of the credit facilities or notes issued in connection with the Debt Financing; provided, however, that in each case, (A) Company shall not be required to incur an liability (other than the payment of reasonable out-of-pocket costs, subject in all cases to reimbursement by Parent) in connection with the Debt Financing that is not subject to the occurrence of the Closing and (B) prior to the Effective Time, none of Company or its Subsidiary or Representatives shall be required to enter into any agreement or deliver any certificate, document or other instrument, in connection with the Debt Financing.

(f)                                   The Company hereby consents to the reasonable use of the Company’ logos in connection with the Debt Financing, provided that such logos are used in a manner that is not intended to, not reasonably likely to and does not harm or disparage the Company or any of their products or services or the reputation or goodwill of the Company or any of their products or services.

(g)                                  The foregoing notwithstanding: (i) none of the Company, its Subsidiary or any of their respective directors, officers or managers shall be obligated to adopt resolutions or execute consents to approve or authorize the Debt Financing or the execution of the Definitive Agreements prior to the Effective Time (except that managers and officers of the Company’s Subsidiary, to the extent that such managers and officers remain in their positions after the Closing, shall sign reasonably requested resolutions or consents that do not become effective until the Effective Time); (B) no obligation of Company or its Subsidiary or any of their respective Representatives under any certificate, document or instrument executed pursuant to the foregoing shall be effective until the Effective Time; and (C) none of Company, its Subsidiary or any of their respective Representatives shall be required to: (x) pay any commitment or other similar fee or incur any other cost or expense that is not reimbursed by Parent promptly after written request by Company or incur any other liability, in each case in connection with the Debt Financing prior to the Closing; or (y) take any action that would unreasonably interfere with the business of Company and its Subsidiary or conflict with or violate Company’s organizational documents or any applicable Law.  Nothing contained in this SECTION 4.13 or otherwise shall require the Company or its Subsidiary to be an obligor with respect to the Debt Financing (that is not conditioned on the Closing or prior to the Effective Time).  Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiary or their respective Representatives in connection with such cooperation and shall indemnify, defend and hold harmless Company and its Subsidiary and their respective Representatives for and against any and all Losses (except to the extent resulting from the willful misconduct of the Company) actually suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent pursuant to this SECTION 4.13 and any information utilized in connection therewith (other than information provided in writing by the Company or its Subsidiary specifically for use in connection therewith).

SECTION 4.14                                   Company Stockholder Approval.  Promptly following the execution of this Agreement, the Company shall deliver to Parent a true and complete copy of a written consent evidencing the Company Requisite Vote.  To the extent requested by Parent, the Sellers Representative shall use reasonable best efforts to exercise the drag-along provisions of the Shareholders Agreement and cause any Stockholder party thereto to execute and deliver to the Company a written consent approving and adopting this Agreement and the transactions contemplated hereby.

SECTION 4.15                                   Information Statement.  Promptly, and in any event within ten (10) days after the date hereof, the Company shall deliver to each Stockholder who did not execute the written consent evidencing the Company Requisite Vote the Information Statement, in form and substance reasonably satisfactory to Parent, which shall include (a) a summary of the Merger and the material terms of this Agreement and the other relevant Transaction Documents, including all payments to be made by Parent in respect of the transactions contemplated hereby, (b) a copy of the Financial Statements, and (iii) a statement that appraisal rights are available for certain record holders of the Shares pursuant to Section 262 of the DGCL and a copy of such Section 262.

SECTION 4.16                                   Code Section 280G Stockholder Approval.  Prior to the Closing Date, the Company shall use reasonable best efforts to obtain approval by the Stockholders, to the extent required by and in a manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, of the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive or retain any payments that could, in the absence of such approval by the Stockholders, constitute “excess parachute payments” (as defined in Section 280G(b)(1) of the Code).  Prior to seeking such approval, the Company shall use its commercially reasonable efforts to seek and obtain waivers from the intended recipients of such payments such that unless such payments are approved by the Stockholders to the extent required by and in the manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, the Company shall not be required to make such payments. Prior to seeking any waiver or the Stockholders approval, the Company shall deliver to Parent drafts of all waivers, consents and disclosures (including the underlying documents described in the disclosures and the Section 280G analysis) prepared in connection with the actions described in this SECTION 4.16 and Parent shall have a reasonable period of time to review and comment on all such documents (the Company’s acceptance of Parent’s reasonable comments shall not be unreasonably withheld).

SECTION 4.17                                   Ballard Litigation.  Notwithstanding anything to the contrary provided herein:

(a)                                 With respect to the Ballard Litigation, the Sellers Representative shall have the exclusive right to manage, direct and control such litigation at the sole cost and expense of the Sellers, including the selection of lead counsel and any settlement, compromise or discharge thereof, except that the Sellers Representative shall not have the right, without the express written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, to settle or compromise the Ballard Litigation if such settlement or compromise (A) does not provide for a full release of the Company (or the Surviving Corporation, if after the Closing Date) in connection with the Ballard Litigation, or (B) imposes any liability or obligation on the Company (or the Surviving Corporation, if after the Closing Date) other than the payment of money damages that is fully indemnified hereunder and on which payment is simultaneously made.  In the event that the Sellers Representative wishes to settle, compromise or discharge the Ballard Litigation after the Closing Date and such settlement, compromise or discharge is not one which would require the consent of Parent pursuant to the preceding sentence, Parent shall cause the Surviving Corporation and its Subsidiary to execute any documents reasonably necessary in connection such settlement, compromise or discharge.  For the avoidance of doubt, in no event shall the Surviving Corporation or its Subsidiary be required to pay any legal costs or other costs of litigation relating to the Ballard Litigation (including in connection with the defense thereof) and upon the Effective Time, the Sellers Representative shall make provision to ensure that all such invoices and bills are thereafter directed to the Sellers Representative.

(b)                                 Prior to the Closing Date, the Company shall and after the Closing Date, the Parent shall cause the Surviving Corporation to, provide reasonable cooperation to the Sellers Representative and its Representatives in the prosecution and defense of the Ballard Litigation.  Such cooperation shall include, without cost to the Sellers Representative, the retention and the provision to the Sellers Representative and its Representative of records and information which are reasonably relevant to the Ballard Litigation and the making of the Representatives of the Company (or the Surviving Corporation, if after the Closing Date) and its Subsidiary available to provide information, testimony at depositions, hearings or trials, and such other assistance, including fact-finding interviews, as may be reasonably requested by the Seller Representative and its Representatives (provided that any reasonable out-of-pocket expenses incurred by the Representatives of the Surviving Corporation in connection with the foregoing shall be paid from the Special Indemnity Escrow Fund).  The Sellers Representative and its Representatives may make copies of any such records or information, which after the Closing Date shall be at the sole expense of Sellers.

(c)                                  The Parties agree that the cooperation set forth in this SECTION 4.17 is in the common interest of the Parties and is not intended to be and will not act as a waiver of any applicable privilege.

(d)                                 Any and all out of pocket fees, costs and expenses relating to or arising out of the Ballard Litigation incurred by the Parent and/or the Surviving Corporation and its Subsidiary reasonably necessary to further the prosecution or defense of the Ballard Litigation (collectively, the “Litigation Expenses”) shall be reimbursed from the Special Indemnity Escrow Fund in accordance with the terms of the Escrow Agreement.  Parent agrees to notify the Sellers Representative in writing at least five (5) Business Days in advance of incurring any Litigation Expense which alone or together with similar Litigation Expenses is expected to exceed $5,000.  If requested by the Seller Representative following any such notice of Litigation Expense, Parent agrees to meet and discuss such Litigation Expense with the Sellers Representative, including whether such Litigation Expense is reasonably necessary to further the prosecution or defense of the Ballard Litigation, in advance of incurring such Litigation Expense.

SECTION 4.18                                   Tax Covenants.

(a)                                 Tax Returns.  At the Company’s expense, the Parent shall prepare or cause to be prepared and timely file or cause to be timely filed (with the determination of whether a Tax Return is timely filed including any extended period of time to file Tax Returns granted under a timely filed extension request) all Tax Returns for the Company and its Subsidiaries that are filed after the Closing Date.  The Tax Returns for the taxable period ending on or prior to the Closing Date (“Pre-Closing Tax Period”) shall reflect all deductions associated with the Transaction Expenses to the extent permitted under applicable Law.  All Tax Returns for the Pre-Closing Tax Period, as well as Tax Returns for any taxable periods that begin before the Closing Date and end after the Closing Date (a “Straddle Tax Period”) shall be prepared consistently with the past practice of the Company and its Subsidiaries, unless otherwise required by applicable Law.  The Sellers Representative shall pay, or cause to be paid, to Parent, at least five (5) days before payment of Taxes (including estimated Taxes) is due to the relevant Taxing authority, all Taxes due with respect to such Tax Returns that relate to a Pre-Closing Tax Period (or portion thereof) or any portion of a Straddle Tax Period ending on or before the Closing Date but in each case, only in excess of any Taxes taken into consideration in calculating Closing Working Capital. The Parent shall permit the Sellers Representative to review and comment on each Tax Return for a Pre-Closing Tax Period or Straddle Tax Period prior to filing and consider in good faith all such comments that are reasonable with respect to each such Tax Return.

(b)                                 Cooperation on Tax Matters.

(i)                                     The Parent, the Company and Sellers shall cooperate fully (and the Parent and the Company shall cause each of its Subsidiaries to cooperate fully), as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, suit or proceeding, with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, suit or proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Parent, the Company, and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company or its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by another party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, each other party, as the case may be, shall allow the requesting party to take possession of such books and records.  For clarity, in the case of any notice required pursuant to this paragraph to be given to the Sellers, notice to the Sellers Representative shall be sufficient.

(ii)                                  The Parent and Sellers Representative further agree, upon request, to cooperate fully to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions subject to this Agreement).

(iii)                               The Sellers Representative further agrees to cooperate fully, upon request of the Parent, to obtain and deliver to Parent any information reasonably necessary to determine whether there has been an “ownership change” within the meaning of Section 382(g) of the Code and the Treasury Regulations promulgated thereunder (or any similar provision of state or local Law) prior to the Closing Date.

(c)                                  Audits.

(i)                                     The Parent shall provide Sellers Representative with notice of any written inquiries, audits, examinations or proposed adjustments by the IRS or any other Tax authority, which relate to Pre-Closing Tax Periods within 30 days of the receipt of such notice; provided, however, that the Parent’s failure to provide such notice to Sellers Representative shall not limit any indemnification obligation of Sellers under ARTICLE VII except to the extent the Sellers are materially prejudiced by such failure. Sellers (through the Sellers Representative) shall have the sole right to represent the interests of the Company and each Subsidiary in any Tax audit or other proceeding that solely relates to Pre-Closing Tax Periods and is reasonably expected to increase any indemnification obligation of Sellers under ARTICLE VII, to employ counsel of its choice at its own expense, and to settle any issues and to take any other actions in connection with such proceedings relating to such taxable periods; provided that Sellers Representative shall inform the Parent of the status of any such proceedings, shall provide the Parent (at the Parent’s cost and expense) with copies of any pleadings, correspondence, and other documents as the Parent may reasonably request, shall consult with the Parent prior to the settlement of any such proceedings and shall obtain the prior written consent of the Parent prior to the settlement of any such proceedings, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further that the Parent and counsel of its own choosing shall have the right to participate in, but not direct, the prosecution or defense of such proceedings at the Parent’s sole expense.

(ii)                                  The Parent shall have the right to control all other Tax audits or proceedings of the Company or its Subsidiaries.  The Parent shall obtain the prior written consent of Sellers Representative prior to the settlement of any such proceedings that would increase any indemnification obligation of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii)                               The Parent and the Company shall execute and deliver (and the Parent and the Company shall cause the Subsidiaries of the Company to execute and deliver) to Seller such powers of attorney and other documents as may be necessary or appropriate to give effect to the foregoing.

(d)                                 Tax Covenants.

(i)                                     The Parent covenants that without obtaining the prior written consent of Sellers Representative (not to be unreasonably withheld, conditioned or delayed) it will not, and will not cause or permit the Company or its Subsidiaries (or any Affiliate of the Parent), to (A) take any action on the Closing Date or after the Closing other than in the ordinary course of business that could give rise to any Tax liability of the Sellers or any indemnification obligation of Sellers under ARTICLE VII (except to the extent contemplated by this Agreement) unless the Parent agrees to bear the cost of any such Tax liability or indemnification obligation of Sellers resulting from such action or (B) amend any Tax Return of a Pre-Closing Tax Period or Straddle Tax Period if such amendment would have the effect of increasing the Tax liability of the Sellers or any indemnification obligation of Sellers under ARTICLE VII.

(ii)                                  After the Closing Date, the Parent and the Company will not (and the Parent and the Company will not permit the Subsidiaries to), without obtaining the written consent of Sellers Representative (not to be unreasonably withheld, conditioned or delayed), agree to the waiver or any extension of the statute of limitations relating to any Taxes of the Company or its Subsidiaries for any Pre-Closing Tax Period or portion of a Straddle Tax Period ending on the Closing Date with respect to which Sellers would have the sole right to control under SECTION 4.18(c)(i) in the event of an audit or other proceeding.

(iii)                               Seller shall have the right to (A) any Tax refunds (net of any applicable Taxes and any other reasonable third-party expenses or costs incurred in connection with obtaining such Tax refunds) received by the Company or any Subsidiary for any Pre-Closing Tax Period or the portion of any Straddle Tax Period that ends on the Closing Date (except to the extent such Tax refund results from the carryback to a Pre-Closing Tax Period or such portion of any Straddle Tax Period of any Tax attribute of the Company or any Subsidiary created in a Tax period (or portion thereof) beginning after the Closing Date) or (B) any credits against Taxes in lieu of refunds described in clause (A).  The Parent shall pay such amounts to Sellers Representative (for further distribution among the Sellers) no later than 20 days after (1) in the case of a refund, the actual cash receipt of such refund by the Company or its Subsidiary or (2) in the case of a credit, upon filing a Tax Return on which such credit actually reduces the amount of Taxes which otherwise would have been payable by the Company or its Subsidiary (as if the Company and its Subsidiary filed a separate Tax Return from Parent); provided that Parent shall only be required to pay over a refund or credit to the Seller pursuant to this SECTION 4.18(d)(iii) to the extent Parent or its Subsidiaries becomes entitled to such refund or credit prior to the first anniversary of the date hereof.  To the extent any such Tax refund or credit in lieu thereof is subsequently disallowed or required to be returned to the applicable Tax authority, the Sellers agree promptly to repay the amount of such Tax refund or credit in lieu thereof, together with any applicable interest, penalties or other additional amounts imposed by such Tax authority, to the Parent.

(iv)                              Unless required by applicable Law, Parent shall not, and shall cause the Company and each Subsidiary not to, make any Tax election that has retroactive effect to any Pre-Closing Tax Period (including a Code Section 338(g) election) or solely the portion of a Straddle Tax Period ending on the Closing Date without the consent of Sellers Representative.

(v)                                 If, as a result of a Tax audit or other proceeding, Closing Date NOLs are reduced, then Sellers shall have no obligation to indemnify the Parent or Parent Affiliates (including the Company) for any Taxes or other Losses that are owed by the Parent or Parent Affiliates (including the Company) as a result of such reduction in Closing Date NOLs.

(e)                                  Straddle Tax Period Apportionment.  Where it is necessary for purposes of this Agreement to apportion the Taxes of the Company or any of its Subsidiaries for a Straddle Tax Period, such liability shall be apportioned between the period deemed to end at the close of the Closing Date and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that Taxes (such as real or personal property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

SECTION 4.19                                   Record Retention.

(a)                                 In order to facilitate the tax reporting or accounting preparation of the Sellers with respect to such matters relating to the Company and its Subsidiary prior to the Closing, or for any other reasonable purpose approved in writing by Parent, for a period of five (5) years after the Closing, the Parent shall:

(i)                                     retain the books and records (including personnel files) of the Company and its Subsidiary relating to periods prior to the Closing; and

(ii)                                  upon reasonable advance notice, afford the Sellers Representative and its Representatives reasonable access (including the right to make, at Sellers Representative’s expense, photocopies), during normal business hours, to such books and records.

(b)                                 In order to facilitate the tax reporting or accounting preparation of the Surviving Corporation with respect to such matters relating to the Surviving Corporation and its Subsidiary after the Closing, or for any other reasonable purpose approved in writing by the Sellers Representative, for a period of five (5) years following the Closing, Sellers Representative shall:

(i)                                     retain the books and records (including personnel files) of the Sellers Representative which relate to the Company and its Subsidiary and their operations for periods prior to the Closing; and

(ii)                                  upon reasonable advance notice, afford the Parent and the Company and their Representatives reasonable access (including the right to make, at Parent’s expense, photocopies), during normal business hours, to such books and records.

(c)                                  Notwithstanding anything to the contrary in this Agreement, neither Parent nor Sellers Representative shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this SECTION 4.19 where such access would: (i) based on advice of counsel, jeopardize any attorney-client privilege; provided, that the disclosing Party shall use its commercially reasonable efforts to allow for such access in a manner that would not be reasonably likely to risk a loss of such attorney-client privilege; (ii) based on advice of counsel, contravene any applicable Law, fiduciary duty or contractual obligations of the disclosing Party; or (iii) in the good faith judgment of the disclosing Party, unreasonably disrupt the operations of the disclosing Party.

ARTICLE V

CONDITIONS

SECTION 5.1                                          Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)                                 Regulatory Consents.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(b)                                 No Injunction.  No Order (whether temporary, preliminary or permanent) by any Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting consummation of the Merger shall have been issued and be continuing in effect.  No Law shall have been enacted, issued, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger and shall continue to be in effect.

SECTION 5.2                                          Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)                                 Representations and Warranties.  (i) Each of the Company Fundamental Representations shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); (ii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality set forth therein (other than the use of the term “Company Material Adverse Effect” in SECTION 3.1(g)), in all respects as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except, in the case of this clause (ii), for such failures to be true and correct that do not have a Company Material Adverse Effect; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in this SECTION 5.2(a) have been satisfied.

(b)                                 Performance of Obligations of the Company.  The Company shall have performed in all material respects each of the obligations required to be performed by it under this Agreement at or prior to the Closing, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the condition set forth in this SECTION 5.2(b) has been satisfied.

(c)                                  No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect.

SECTION 5.3                                          Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)                                 Representations and Warranties.  (i)  Each of the Parent Fundamental Representations shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); (ii) each of the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality set forth therein) in all respects as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except, in the case of this clause (ii), for such failures to be true and correct that do not have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby; and (iii) the Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by an authorized officer of Parent and Merger Sub to the effect that the conditions set forth in this SECTION 5.3(a) have been satisfied.

(b)                                 Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects each of the obligations required to be performed by them under this Agreement at or prior to the Closing, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an authorized officer of Parent and Merger Sub to the effect that the condition set forth in this SECTION 5.3(b) has been satisfied.

ARTICLE VI

TERMINATION

SECTION 6.1                                          Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of the Company and Parent (each acting through its board of directors).

SECTION 6.2                                          Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if:

(a)                                 the Merger shall not have been consummated by October 31, 2017 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this SECTION 6.2(a) shall not be available to a Party whose failure to perform any of its obligations under this Agreement has been the direct cause of, or directly resulted in, the failure of the Closing to have been consummated on or by such date; or

(b)                                 any Order of any Governmental Entity of competent jurisdiction permanently enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable or any Law shall have been enacted, issued, entered, promulgated, enforced or deemed applicable to the Merger by any Governmental Entity that would prohibit or make illegal the consummation of the Merger; provided that the right to terminate this Agreement pursuant to this SECTION 6.2(b) shall not be available to a Party whose failure to perform any of its obligations under this Agreement has been the direct cause of, or directly resulted in, such Order or Law.

SECTION 6.3                                          Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned by the Company at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in SECTION 5.3(a) or 5.3(b) would not then be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) the 30th day after written notice thereof is given by the Company to Parent and (ii) the Termination Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this SECTION 6.3 if it is then in breach of this Agreement so as to cause any of the conditions set forth in SECTION 5.2(a) or SECTION 5.2(b) not to be capable of being satisfied.

SECTION 6.4                                          Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned by Parent at any time prior to the Effective Time, (a) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in SECTION 5.2(a) or 5.2(b) would not then be satisfied, and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) the 30th day after written notice thereof is given by Parent to the Company or (ii) the Termination Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this SECTION 6.4 if it (or Merger Sub) is then in breach of this Agreement so as to cause any of the conditions set forth in SECTION 5.3(a) or SECTION 5.3(b) not to be capable of being satisfied or (b) the written consent of the Stockholders evidencing the Company Requisite Vote has not been executed and delivered prior to the close of business on the first (1st) Business Day after the date hereof.

SECTION 6.5                                          Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VI, this Agreement shall become void and of no effect with no liability to any Party (or of any of its Representatives or Affiliates); provided, however, that: (i) no such termination shall relieve any Party of any liability or damages to the other Party resulting from any willful and material breach of this Agreement and (ii) this SECTION 6.5, SECTION 4.6, SECTION 4.8 and the Confidentiality Agreement shall survive the termination of this Agreement.

ARTICLE VII

INDEMNIFICATION

SECTION 7.1                                          Survival.  The Company Fundamental Representations (and the indemnification obligation of the Sellers set forth in SECTION 7.2(a) arising out of the Company Fundamental Representations) and the Parent Fundamental Representations (and the indemnification obligation of Parent set forth in SECTION 7.3(a) arising out of the Parent Fundamental Representations) shall survive until the date that is five (5) years following the Closing Date.  The Company Tax Representations shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations (taking into account any extensions thereof).  The representations and warranties contained in this Agreement (other than the Company Fundamental Representations, the Company Tax Representations and the Parent Fundamental Representations) and the related indemnification obligations of Sellers set forth in SECTION 7.2(a) and of Parent set forth in SECTION 7.3(a) shall survive until the date that is eighteen (18) months following the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date, other than the provisions of SECTION 4.1, SECTION 4.5, this ARTICLE VII and ARTICLE VIII of this Agreement and those other provisions of this Agreement (including SECTION 2.7) which by their terms contemplate performance after the Closing Date, which provisions (other than SECTION 4.1 and SECTION 4.5) (and the indemnification obligations of the Sellers set forth in SECTION 7.2(b) and the indemnification obligations of Parent set forth in SECTION 7.3(b) arising out of such provisions) shall survive for the period contemplated by their respective terms or until all obligations thereunder have been fully performed. The covenants set forth in SECTION 4.1 and SECTION 4.5 (and the indemnification obligations of Parent set forth in SECTION 7.3(b) arising out of such provisions) shall survive until the date that is eighteen (18) months following the Closing Date.  For the avoidance of doubt, the Parties hereby acknowledge and agree that the survival periods set forth in this SECTION 7.1 constitute contractual statutes of limitations and any claim brought by any Party pursuant to this ARTICLE VII must be brought or filed prior to the expiration of the applicable survival period with respect to the provision upon which such claim is based.

SECTION 7.2                                          Indemnification by the Sellers.  Subject to the other terms and conditions of this ARTICLE VII, from and after the Closing, the Sellers shall, severally and not jointly, indemnify Parent and Parent’s Affiliates and Parent’s and Parent’s Affiliates respective Representatives (including the Surviving Corporation and its Subsidiary and their respective Representatives, but excluding the Seller Indemnified Parties) (collectively, the “Parent Indemnified Parties”) from and against, and shall defend and hold the Parent Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, any Parent Indemnified Party based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any provision of SECTION 3.1 (including any inaccuracy in or breach of any representation or warranty set forth in SECTION 3.1);

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company, the Sellers or the Sellers Representative pursuant to this Agreement; and

(c)                                  the Special Litigation.

SECTION 7.3                                          Indemnification by Parent.  Subject to the other terms and conditions of this ARTICLE VII, from and after the Closing, Parent shall indemnify the Sellers and Sellers’ Affiliates and Sellers’ and Sellers’ Affiliates respective Representatives (excluding the Parent Indemnified Parties) (collectively, the “Seller Indemnified Parties”) from and against, and shall defend and hold the Seller Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy, misrepresentation or breach of SECTION 3.2 (including any inaccuracy in or breach of any representation or warranty set forth in SECTION 3.2); and

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement.

SECTION 7.4                                          Certain Limitations.  The Person or Persons making a claim under this ARTICLE VII is referred to as the “Indemnified Party,” and the Person or Persons against which such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party.” Notwithstanding anything to the contrary in this Agreement, the indemnification provided for in SECTION 7.2 and SECTION 7.3 shall be subject to the following limitations (subject to SECTION 8.13):

(a)                                 Except in the case of Losses for breach of the Company Fundamental Representations, the Company Tax Representations and Losses otherwise indemnifiable pursuant to SECTION 7.2(a) and resulting from the breach of representations and warranties as to which coverage is expressly excluded under the Representation and Warranties Insurance Policy (“Uninsured R&W Losses”; provided that any matter that would otherwise be an Uninsured R&W Loss because of such an express exclusion but which is covered by the Company Tax Representations shall not be subject to the limitations herein on Uninsured R&W Losses but shall be covered by the provisions relating to the Company Tax Representations), in which case the following limitations shall not apply, the Sellers shall not be liable to the Parent Indemnified Parties for indemnification under SECTION 7.2(a) and SECTION 7.2(b) (solely with respect to SECTION 4.1 and SECTION 4.5) until the aggregate amount of all Losses in respect of such indemnification under SECTION 7.2(a) and SECTION 7.2(b) (solely with respect to SECTION 4.1 and SECTION 4.5) exceeds $2,650,000.  Except in the case of the Company Fundamental Representations, the Company Tax Representations and the Uninsured R&W Losses, in which case the following limitations shall not apply, subject to SECTION 7.5, the maximum aggregate indemnification liability of the Sellers to the Parent Indemnified Parties pursuant to SECTION 7.2(a) and SECTION 7.2(b) (solely with respect to SECTION 4.1 and SECTION 4.5) shall not exceed $2,650,000.

(b)                                 Subject to SECTION 7.5, the maximum aggregate indemnification liability of the Sellers to the Parent Indemnified Parties pursuant to SECTION 7.2(a) for Uninsured R&W Losses, shall not exceed the Indemnity Escrow Amount.

(c)                                  The maximum aggregate indemnification liability of the Sellers to the Parent Indemnified Parties pursuant to SECTION 7.2 shall not exceed the amount of the Total Merger Consideration received by the Sellers.

(d)                                 Except in the case of Losses for breach of the Parent Fundamental Representations, in which case the following limitations shall not apply, Parent shall not be liable to the Seller Indemnified Parties for indemnification under SECTION 7.3(a) until the aggregate amount of all Losses in respect of such indemnification under SECTION 7.3(a) exceeds $2,650,000.

(e)                                  The maximum aggregate indemnification liability of Parent to the Seller Indemnified Parties pursuant to SECTION 7.3 shall not exceed the amount of the Total Merger Consideration.

(f)                                   For purposes of determining whether there has been a breach and the amount of any Losses that are the subject matter of a claim for indemnification, each representation and warranty in this Agreement shall be read without regard and without giving effect to the term “material” or “Company Material Adverse Effect” or any similar phrase which has the effect of making such representation and warranty less restrictive (as if any such word or phrase were deleted from such representation and warranty), other than (i) the use of the word “material” in the definition of Company Material Contract, (ii) the failure to list items on the Company Disclosure Letter because of materiality qualifications to the disclosure, (iii) the use of the word “material” in SECTION 3.1(f)(ii) with respect to Financial Statements, and (iv) the use of the term “Company Material Adverse Effect” contained in SECTION 3.1(g).  Solely with respect to the Company Tax Representations, for purposes of determining whether there has been a breach and the amount of any Losses that are the subject matter of a claim for indemnification, the Company Tax Representations shall be read without giving effect to the exceptions for items set forth in the Company Disclosure Letter.

(g)                                  Payments by an Indemnifying Party pursuant to SECTION 7.2 or SECTION 7.3 in respect of any Loss shall be limited to the amount of any Loss that remains after deducting therefrom any proceeds actually received following good faith and commercially reasonable best efforts for recovery by the Indemnified Party (it being understood that the reasonable costs and expenses incurred by the Indemnified Party in connection with seeking and obtaining such recovery shall be includable in Losses) consisting of (i) insurance proceeds (expressly including without limitation any proceeds of the Representations and Warranties Insurance Policy, the use of which proceeds is addressed by SECTION 7.5) and (ii) any indemnity, contribution or any other payment or reimbursement actually received by the Indemnified Party in respect of any such matter or claim, including, with respect to Parent, those recovered by the Surviving Corporation after the Closing (collectively, the “Third-Party Recoveries”). Any Losses incurred by any Indemnified Party with respect to any matter shall be calculated net of any Third-Party Recoveries.  If any Third-Party Recovery is actually received by any Indemnified Party after an Indemnifying Party has made a payment to such Indemnified Party pursuant to this ARTICLE VII, any such Indemnified Party shall promptly remit such Third-Party Recovery to the applicable Indemnifying Party. The Indemnified Party shall not be required to pursue recovery of any Third-Party Recoveries.

(h)                                 No Indemnified Party will be entitled to recover from any Indemnifying Party for the same Losses more than once.  Without limiting the generality of the foregoing, the Parent Indemnified Parties will not be entitled to indemnification under this ARTICLE VII with respect to any Loss to the extent such Loss would constitute a duplicative payment of an amount specifically taken into account in determining any post-Closing adjustment, including the adjustment under SECTION 2.5.

(i)                                     Within ten (10) Business Days after the 18-month anniversary of the Closing Date, Parent and the Sellers Representative shall jointly instruct the Escrow Agent, pursuant to the Escrow Agreement, to release and deliver (i) the portion of the remaining balance of the Indemnity Escrow Fund (subject to outstanding claims for indemnification pursuant to this ARTICLE VII), if any, allocable to the Stockholders (other than any holder of Excluded Shares at such time), to the Paying Agent, (ii) the portion of such remaining balance allocable to holders of the Vested Company Stock Options, to the Surviving Corporation and (iii) the portion of such remaining balance allocable to the Excluded Shares (if any) at such time (other than Treasury Shares), to Parent (or, if directed by Parent, to the Surviving Corporation), in each case by wire transfer of immediately available funds to the account(s) designated by the Paying Agent, the Surviving Corporation or Parent (as applicable) for such purpose.  The Paying Agent will distribute to each Stockholder (other than any holder of Excluded Shares at such time) its applicable Pro Rata Percentage of such remaining balance as Additional Per Share Merger Consideration. The Surviving Corporation shall pay, through its next regularly scheduled payroll after receipt of funds, to each holder of the Vested Company Stock Options its applicable Pro Rata Percentage of such remaining balance as Additional Per Share Merger Consideration.  If a holder of Excluded Shares subsequently becomes a Surrendering Stockholder, then Parent shall pay (or shall fund to the Paying Agent and the Paying Agent shall pay) such Surrendering Stockholder its applicable Pro Rata Percentage of such remaining balance as Additional Per Share Merger Consideration.  For the avoidance of doubt, a Dissenting Stockholder (unless it, he or she becomes a Surrendering Stockholder) shall not be entitled to receive any portion of such remaining balance and shall only have the dissenters’ rights set forth in SECTION 2.6.

(j)                                    Within ten (10) Business Days after the dismissal, settlement, issuance of non-appealable orders or judgments or other termination or resolution of each Special Litigation, including the full payment of all amounts owed in respect of any judgment, settlement or otherwise to the counterparty to such Special Litigation and to any Parent Indemnified Party and the full reimbursement of the Litigation Expenses to the Parent Indemnified Parties, Parent and the Sellers Representative shall jointly instruct the Escrow Agent, pursuant to the Special Indemnity Escrow Agreement, to release and deliver (i) any amount owed to any counterparty to the Ballard Litigation to the Sellers Representative for the payment to such counterparty, (ii) if the MSA Settlement has not occurred on or prior to the Closing Date, any amount owed to any counterparty to the MSA Litigation to the Surviving Corporation for the payment to such counterparty, (iii) the portion of the remaining balance of the Special Indemnity Escrow Fund, if any, allocable to the Stockholders (other than any holder of Excluded Shares at such time), to the Paying Agent, (iv) the portion of such remaining balance allocable to holders of the Vested Company Stock Options and the Restricted Stock, to the Surviving Corporation and (v) the portion of such remaining balance allocable to the Excluded Shares (if any) at such time (other than Treasury Shares), to Parent (or, if directed by Parent, to the Surviving Corporation), in each case by wire transfer of immediately available funds to the account(s) designated by the Paying Agent, the Surviving Corporation or Parent (as applicable) for such purpose (it being understood that only the amount allocable to the applicable Special Litigation (as provided in the definition of the Special Indemnity Escrow Amount) that has been so dismissed, settled or otherwise resolved or terminated shall be released in connection with any such resolution thereof).  The Paying Agent will distribute to each Stockholder (other than any holder of Excluded Shares at such time) its applicable Pro Rata Percentage of such remaining balance as Additional Per Share Merger Consideration. The Surviving Corporation shall pay, through its next regularly scheduled payroll after receipt of funds, to each holder of the Vested Company Stock Options its applicable Pro Rata Percentage of such remaining balance as Additional Per Share Merger Consideration.  If a holder of Excluded Shares subsequently becomes a Surrendering Stockholder, then Parent shall pay (or shall fund to the Paying Agent and the Paying Agent shall pay) such Surrendering Stockholder its applicable Pro Rata Percentage of such remaining balance as Additional Per Share Merger Consideration.  For the avoidance of doubt, a Dissenting Stockholder (unless it, he or she becomes a Surrendering Stockholder) shall not be entitled to receive any portion of such remaining balance and shall only have the dissenters’ rights set forth in SECTION 2.6.

SECTION 7.5                                          Sources of Recovery.

(a)                                 Subject in all respects to SECTION 7.4 and SECTION 7.6, the Parent Indemnified Parties’ sole sources of recovery for Losses (other than Uninsured R&W Losses and Losses related to the Special Litigation) shall be:

(i)                                     First, from the Indemnity Escrow Fund;

(ii)                                  Second, from the Representations and Warranties Insurance Policy; and

(iii)                               Third, and only with respect to Losses arising from a breach of the Company Fundamental Representations or the Company Tax Representations, directly from the Sellers, only after (A) the Indemnity Escrow Fund has been exhausted and (B) either (1) the Representations and Warranties Insurance Policy has been exhausted, or (2) the insurer providing coverage under the Representations and Warranties Insurance Policy has indicated to Parent in writing that the claim (which is not a claim that is wholly excluded on the face of such policy) Parent submitted for coverage will not be paid, but only after reasonable pursuit by Parent of such claim under the Representations and Warranties Insurance Policy.

(b)                                 Subject in all respects to SECTION 7.4 and SECTION 7.6, the Parent Indemnified Parties’ sole sources of recovery for Uninsured R&W Losses shall be from the Indemnity Escrow Fund.

(c)                                  Subject in all respects to SECTION 7.4 and SECTION 7.6, the Parent Indemnified Parties’ sole sources of recovery for the Special Litigation shall be:

(i)                                     First, from the Special Indemnity Escrow Fund; and

(ii)                                  Second, directly from the Sellers, only after the Special Indemnity Escrow Fund has been exhausted.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, the liability of each Seller to indemnify Parent Indemnified Parties for Losses shall be several, not joint and several, based upon its respective Pro Rata Percentage, and no Seller shall be liable for any Losses in excess of its Pro Rata Percentage.

(e)                                  Subject to SECTION 8.4(c) and SECTION 8.13, the Parties acknowledge and agree that, absent  fraud, their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this ARTICLE VII.  In furtherance of the foregoing, each Party hereby waives any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VII, or claim based on or arising from fraud.

(f)                                   Notwithstanding anything to the contrary in this Agreement, prior to the Parent or Parent Affiliates seeking recovery pursuant to SECTION 7.5(a) with respect to the breach of a Company Tax Representation, to the extent permitted by applicable Law, Parent shall first cause the Company to utilize any Closing Date NOLs against any Loss that may be attributable to such breach.  Only such remaining Loss attributable to the breach of a Company Tax Representation (after the utilization of such Closing Date NOLs) shall be subject to further recovery pursuant to SECTION 7.5(a).

SECTION 7.6                                          Indemnification Procedures.

(a)                                 Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party or an Affiliate of a Party or a Representative of the foregoing against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement (a “Third-Party Claim”), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and in any event within ten (10) Business Days after receipt by such Indemnified Party of notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations or liability hereunder, except and only to the extent that the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the good faith estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of, any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, but only for so long as it conducts such defense with reasonable diligence, and the Indemnified Party shall reasonably cooperate in good faith in such defense.  If the Indemnifying Party assumes the defense of any such claim or legal proceeding as contemplated in this SECTION 7.6(a), the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party (such consent not to be unreasonably withheld, delayed or conditioned) to conduct the defense of such claim or legal proceeding and shall have the right to take any action it reasonably deems necessary to avoid, dispute, defend, appeal or make counterclaims with respect to any Third-Party Claim in the name and on behalf of the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, it shall advise the Indemnified Party of the status of such Third-Party Claim and the defense thereof on a reasonably current basis and consider in good faith the recommendations made by the Indemnified Parties with respect thereto, and the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by the Indemnified Party, subject to the Indemnifying Party’s right to control the defense thereof; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses) of the Indemnified Party if (x) the Indemnified Party’s outside counsel shall have reasonably concluded and advised that there are defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (y) the Indemnified Party’s outside counsel shall have advised the Indemnified Party that there is a conflict of interest under applicable standards of professional conduct that would require separate representation for the Indemnifying Party and the Indemnified Party.  If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may at the cost and expense of the Indemnifying Party (including reasonable attorneys’ fees and expenses), subject to SECTION 7.6(b), pay, compromise or defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Sellers Representative (on behalf of the Sellers) and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available  records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.  Notwithstanding the foregoing, any Claims related to Taxes from a Taxing authority shall be addressed in the manner set forth in SECTION 4.18(c) and not this SECTION 7.6(a).

(b)                                 Settlement of Third-Party Claims. The Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), except as provided in this SECTION 7.6(b).  If a firm offer is made to settle a Third-Party claim, which offer (i) provides only for the payment of monetary damages that are fully paid by the Indemnifying Party, (ii) would not result in (A) the imposition of a judgment or consent decree, in each case, that subjects the Indemnified Party to any criminal liability or (B) requires an admission of guilt or wrongdoing on the part of the Indemnified Party or in poses any continuing obligation on the Indemnified Party, and (iii) provides in customary form, for the full release of the Indemnified Party from any continuing obligations in connection with such Third Party Claim, and the Indemnifying Party desires to accept and agree to such offer, then the Indemnified Party shall also accept and agree to such offer.  If the Indemnified Party has assumed the defense pursuant to SECTION 7.6(a), it shall not agree to any settlement or other determination without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned).

(c)                                  Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations or liability hereunder, except and only to the extent that the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the good faith estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the premises and personnel of the Company, if applicable, and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its Representatives may reasonably request. If the Indemnifying Party does not so respond within such 30-day period (or if in its response it disputes such Direct Claim), the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

SECTION 7.7                                          Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as adjustments to the purchase price for Tax purposes, unless otherwise required by applicable Law.

ARTICLE VIII

MISCELLANEOUS AND GENERAL

SECTION 8.1                                          Amendment.  This Agreement may only be amended by written agreement executed by Parent and the Sellers Representative (on behalf of the Sellers).

SECTION 8.2                                          Waiver.  The failure of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

SECTION 8.3                                          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement having the same effect as if the signatures thereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

SECTION 8.4                                          Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a)                                 THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.  The Parties hereby irrevocably and unconditionally submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware, and any appellate court from any thereof (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the Parties irrevocably and unconditionally agree that all claims relating to such action, suit or proceeding shall be heard and determined in the Chosen Courts.  The Parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute.  To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with SECTION 8.5 or in such other manner as may be permitted by Law.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4.

(c)                                  Subject to the remainder of this SECTION 8.4(c), the Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions.  Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other Parties have an adequate remedy at Law or (y) an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this SECTION 8.4(c) shall not be required to provide any bond or other security in connection with any such order or injunction.  Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise at any time of any other remedy.

SECTION 8.5                                          Notices.  Any notice, request, instruction or other document to be given hereunder by any Party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, by e-mail or by overnight courier:

If to Parent or Merger Sub, or after the Closing, to the Surviving Corporation:

PRA Health Sciences, Inc.

4130 Parklake Avenue

Suite 400

Raleigh, North Carolina 27612

Attention:     General Counsel

Fax:                                   (919) 788-3001

E-mail:                    munnchuck@prahs.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:     Marni Lerner

Fax:                                   (212) 455-2502

Email:                        mlerner@stblaw.com

If, before the Closing, to the Company:

Symphony Health Solutions Corporation

1001 East Hector Street

Suite 400

Conshohocken, Pennsylvania 19428

Attention:     Neal Bibeau

E-mail:                    neal.bibeau@symphonyhealth.com

with a copy (which shall not constitute notice) to:

Blank Rome LLP

One Logan Square

Philadelphia, Pennsylvania 19103

Attention:     Gary R. Goldenberg and Linsey Bozzelli

Fax:                                   (215) 832-5733 and (215) 832-5727

E-mail:                    goldenberg@blankrome.com and bozzelli@blankrome.com

If to Sellers Representative:

STG III, L.P.

2475 Hanover Street

Palo Alto, California 94304

Attention:     J.T. Treadwell

Fax:                                   (650) 935-9529

E-mail:                    jt@symphonytg.com

with a copy (which shall not constitute notice) to:

Blank Rome LLP

One Logan Square

Philadelphia, Pennsylvania 19103

Attention:     Gary R. Goldenberg and Linsey Bozzelli

Fax:                                   (215) 832-5733 and (215) 832-5727

E-mail:                    goldenberg@blankrome.com and bozzelli@blankrome.com

or to such other Persons or addresses as may be designated in writing by the Party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or e-mail (provided that if given by facsimile or e-mail such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.  Any notice, request, instruction or other document given hereunder on a day that is not a Business Day, or after 5:00 p.m. (Eastern Time) on any Business Day, shall be deemed given on the following Business Day.

SECTION 8.6                                          Entire Agreement.  This Agreement (including any annexes, schedules and exhibits hereto) and the other Transaction Documents constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

SECTION 8.7                                          No Third Party Beneficiaries.  Except for SECTION 4.9 (Directors’ and Officers’ Insurance), SECTION 8.12 (Sellers Representative) and SECTION 8.15 (No Recourse), Parent, Merger Sub, the Company and the Sellers Representative hereby agree that this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties (and the Parent Indemnified Parties and the Seller Indemnified Parties pursuant to ARTICLE VII) any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

SECTION 8.8                                          Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest thereon) incurred in connection with the Merger shall be paid fifty percent (50%) by Parent and fifty percent (50%) by the Sellers Representative (on behalf of the Sellers) as and when due.  Any Tax Return that must be filed in connection with such Taxes, fees and charges shall be prepared by the party primarily or customarily responsible under applicable local Law for filing such Tax Returns, and such party will provide such Tax Returns to the other party for such other party’s review and approval at least ten (10) days prior to the date such Tax Returns are due to be filed.  Each Party shall cooperate in the timely completion and filing of such Tax Returns.

SECTION 8.9                                          Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 8.10                                   Interpretation; Construction.

(a)                                 The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit, affect the meaning or interpretation or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section, Annex or Exhibit, such reference shall be to a Section of or Annex or Exhibit to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require.  Where a reference in this Agreement is made to any agreement (including this Agreement), contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder.  All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)                                 The Parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

SECTION 8.11                                   Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns.  No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Parties and any purported assignment in violation of this Agreement is void; provided, that Parent or Merger Sub may assign their rights or delegate any of their duties under this Agreement to any Affiliate of Parent, upon notice to the Company and Sellers Representative, but without the prior written consent of the other Parties (provided that no such assignment shall relieve Parent or Merger Sub of any of its respective obligations hereunder).

SECTION 8.12                                   Sellers Representative.

(a)                                 By the approval of this Agreement pursuant to applicable Law, each Seller hereby irrevocably appoints the Sellers Representative as the representative, agent, proxy and attorney-in-fact for all of the Sellers for all purposes under this Agreement and the other Transaction Documents, including the full power and authority to act on such Person’s behalf:  (i) to consummate the transactions contemplated under this Agreement and the other Transaction Documents; (ii) to negotiate disputes arising under, or relating to, this Agreement and the other Transaction Documents; (iii) to give and receive all notices, communications and funds to be given or received under this Agreement and the other Transaction Documents and to receive service of process in connection with any claims under this Agreement and the other Transaction Documents, including service of process in connection with arbitration; (iv) to withhold any amounts received on behalf of the Sellers pursuant to this Agreement and the other Transaction Documents or otherwise to satisfy any and all obligations or liabilities incurred by the Sellers or the Sellers Representative in the performance of their duties hereunder or under the other Transaction Documents; (v) to execute and deliver any amendment or waiver to this Agreement and the other Transaction Documents (without the prior approval of the Sellers); (vi) to bring or defend any claim or action on behalf of the Sellers to enforce their rights under this Agreement and the other Transaction Documents; (vii) to retain the Sellers Representative Expense Amount until it is liquidated in accordance with SECTION 8.12(g), and to use the funds constituting the Sellers Representative Expense Amount to satisfy the expenses of the Sellers Representative in performing its duties hereunder and under the other Transaction Documents and to satisfy expenses and obligations of the Sellers hereunder and thereunder; and (viii) to make all other decisions and determinations and to take all other actions to be taken by or on behalf of, or refrain from doing any further act or deed on behalf of, the Sellers in connection with this Agreement and the other Transaction Documents.  The Sellers further agree that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Sellers Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller.  All decisions and actions by the Sellers Representative shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.  The Sellers Representative shall have no duties or obligations hereunder or under the other Transaction Documents, including any fiduciary duties, except those expressly set forth herein or therein, and such duties and obligations shall be determined solely by the express provisions of this Agreement and the other Transaction Documents.

(b)                                 By the approval of this Agreement pursuant to applicable Law, each Seller hereby severally, for itself only and not jointly, agrees to indemnify and hold harmless the Sellers Representative from and against all Losses incurred by the Sellers Representative in connection with any action, suit or proceeding to which the Sellers Representative is made a party by reason of the fact that it is or was acting as the Sellers Representative.

(c)                                  The Sellers Representative shall not incur any liability to any Seller by virtue of the failure or refusal of the Sellers Representative for any reason to consummate the transactions contemplated hereby or the other Transaction Documents or relating to the performance of their duties hereunder or thereunder, except for actions or omissions constituting intentional misconduct or fraud.  The Sellers Representative shall have no liability in respect of any action, claim or proceeding brought against it by any Seller, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at Law or in equity, or otherwise, if the Sellers Representative made any decision or determination or took or omitted taking any action in good faith.  The Sellers Representative shall not be liable to any Seller for any apportionment or distribution of payments made by the Sellers Representative in good faith.

(d)                                 The Company hereby agrees that Parent, the Paying Agent and the Escrow Agent shall be able to rely conclusively on the instructions and decisions of the Sellers Representative as to the settlement of any claims against the Indemnity Escrow Amount, the Special Indemnity Escrow Amount, or the Adjustment Escrow Amount pursuant to this Agreement and the Escrow Agreement, or as to any actions required or permitted to be taken by the Sellers Representative hereunder or under the  Escrow Agreement.

(e)                                  In the event that the Sellers Representative becomes unable or unwilling to continue in his or its capacity as Sellers Representative, or if the Sellers Representative resigns as the Sellers Representative, a majority-in-interest of the Sellers (in accordance with their Pro Rata Percentages) may, by written consent, appoint a new representative as the Sellers Representative.  Upon written acceptance by such successor Sellers Representative to serve as a Sellers Representative, such successor Sellers Representative shall thereupon succeed to and become vested with all of the powers and duties and obligations of the applicable original Sellers Representative without further act, and such original Sellers Representative shall be discharged from its duties and obligations hereunder and under the other Transaction Documents but shall continue to have the benefits of the indemnification set forth in this SECTION 8.12.  Notice and a copy of the written consent appointing such new Sellers Representative and bearing the signatures of a majority-in-interest of the Sellers (in accordance with their Pro Rata Percentages) must be delivered to Parent.

(f)                                   All out-of-pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) reasonably incurred by the Sellers Representative in performing any actions under this Agreement and the other Transaction Documents will be paid out of the Sellers Representative Expense Account from time to time, as and when such fees and expenses are incurred.

(g)                                  The Sellers Representative Expense Amount shall be held by the Sellers Representative in the Sellers Representative Expense Account for the benefit of the Sellers for reimbursements payable to the Sellers Representative under this SECTION 8.12(g), or, as provided below, the payment of fees, commissions or other compensation to the Sellers Representative.  After the latest of (x) any and all amounts payable from under SECTION 2.5 have been paid or released, (y) the payment of the Contingent Consideration (if any) or final determination that no such payment is required under SECTION 2.7, and (z) the dismissal, settlement, issuance of non-appealable orders or judgments or other termination or resolution of each Special Litigation, including the full payment of all amount owed in respect of any judgment, settlement or otherwise to any Parent Indemnified Party and the full reimbursement of the Litigation Expenses to the Parent Indemnified Parties, the Sellers Representative shall promptly pay to each Seller its Pro Rata Percentage of the then-remaining amount of the Sellers Representative Expense Amount as Additional Per Share Merger Consideration pursuant to SECTION 8.12(h).

(h)                                 To the extent that the Sellers Representative receives Additional Per Share Merger Consideration on behalf of the Sellers (including any remaining amount of the Sellers Representative Expense Amount pursuant to SECTION 8.12(g)), the Sellers Representative shall be responsible for making or causing the distribution of such Additional Per Share Merger Consideration to each Seller (including, as appropriate, through the Surviving Corporation’s payroll).  As there are several components of the Additional Per Share Merger Consideration, for the sake of efficiency and convenience, the Sellers Representative shall be entitled to hold any such amounts, for a period not to exceed sixty 60 days, prior to making distributions of then-aggregated amounts of the Additional Per Share Merger Consideration.  All of Parent’s and the Surviving Corporation’s and their respective Affiliates’ obligations to make any payment of any Additional Per Share Merger Consideration pursuant to this Agreement shall be fully discharged when such payment is made to the Sellers Representative and none of Parent, the Surviving Corporation or any of their respective Affiliates shall have any responsibility or liability for any payments due hereunder once such payments are made to the Sellers Representative.  No interest shall be paid on any portion of the Additional Per Share Merger Consideration.

(i)                                     Parent shall be entitled to rely on any action taken by the Sellers Representative and in no event shall Parent, Merger Sub or the Surviving Corporation have any liability whatsoever to the extent arising out of or resulting from actions or inactions of the Sellers Representative.  For the avoidance of doubt, the failure of any Seller to execute and deliver a Letter of Transmittal shall in no way affect the rights or scope of the Sellers Representative or the Parent’s ability to rely on the determinations made, and actions taken, by the Sellers Representative.

SECTION 8.13                                   No Waiver or Limitation Relating to Claims for Fraud.  Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement shall be deemed a waiver or other limitation by any Party of any right or remedy which such Party may have at Law or in equity against a Person based on any fraud.

SECTION 8.14                                   Debt Financing Sources.  Notwithstanding anything to the contrary contained in this Agreement, each Seller Related Party and each other Party hereto: (a) agrees that it will not bring or support any Person, or permit any of its Affiliates to bring or support any Person, in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources or any other Person that has committed or subsequently commits to provide or otherwise enters into agreements in connection with providing the Debt Financing to Parent or any of its Affiliates, and each of its or their respective former, current and future Affiliates, equityholders, members, partners, controlling persons, officers, directors, employees, agents, advisors and representatives involved in such Debt Financing (collectively, the “Lender Parties”) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York State courts located in the Borough of Manhattan within the City of New York; (b) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts described in clause (a); (c) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in SECTION 8.5 (Notices) shall be effective service of process against it for any such action brought in any such court described in clause (a); (d) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court described in clause (a); (e) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; (f) agrees that, except as specifically set forth in the Debt Financing Commitments, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Lender Parties in any way relating to the Debt Financing Commitments or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (g) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH SELLER RELATED PARTY AND EACH OTHER PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER AT LAW OR IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT, THE MERGER, THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE. Notwithstanding anything to the contrary contained in this Agreement, (x) the Lender Parties are intended third-party beneficiaries of, and shall be entitled to the protections of this SECTION 8.14 to the same extent as if the Debt Financing Sources were parties to this Agreement; (y) this SECTION 8.14 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this Section) may not be amended, supplemented, waived or otherwise modified in any manner that is materially adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources; and (z) no Seller Related Party (other than the Parent and the Merger Sub) shall have any rights or claims against any Debt Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, and no Debt Financing Source shall have any rights or claims against any Seller Related Party (other than Parent and Merger Sub) in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that the foregoing will not limit the rights of the parties to the Debt Financing under any commitment letter related thereto.

SECTION 8.15                                   No Recourse.  Notwithstanding any other provision of this Agreement or any rights of the Company at Law or in equity, in the event of any default or breach by Parent under this Agreement, the Company’s remedies shall be restricted to enforcement of its rights against the property and assets of Parent and no resort shall be had to any of the partners, shareholders, members or other equity holders of Parent or any Affiliate of any such Persons or to any property and assets of any of the partners, shareholders, members or other equity holders of the  foregoing.  This Agreement may only be enforced against, and any claim or clause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney or representative of any Party shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith.

SECTION 8.16                                   Attorney-Client Privilege and Conflict Waiver.  Blank Rome LLP has represented the Sellers, the Company and its Subsidiary.  The Parties agree that (a) the Parent shall not, and shall not cause the Surviving Corporation or its Subsidiary to, seek to have Blank Rome LLP disqualified from representing the Sellers in connection with any dispute that may arise between the Sellers and the Parent, the Surviving Corporation or its Subsidiary in connection with this Agreement or the transactions contemplated hereunder, and (b) in connection with any dispute that may arise between the Sellers and the Parent, the Surviving Corporation or its Subsidiary, the Sellers (and not the Parent, the Surviving Corporation or its Subsidiary) in connection with this Agreement or the transactions contemplated hereunder will have the right whether or not to waive the attorney-client privilege that may apply to any communications between the Company and its Subsidiary on the one hand and Blank Rome LLP on the other hand that occurred prior to the Closing.  Parent, for itself, the Surviving Corporation and its Subsidiary, and for its and such respective Persons’ Affiliates, successors and assigns, irrevocably acknowledges and agrees that all communications between any of the Sellers, the Company and its Subsidiary, and Blank Rome LLP made in connection with the negotiation, preparation, execution, delivery and Closing under, or any dispute or proceeding arising under or in connection with this Agreement or transactions contemplated hereunder that, immediately prior to the Closing, would be deemed to be privileged communications of any of the Sellers, the Surviving Corporation, its Subsidiary and Blank Rome LLP and would not be subject to disclosure to Parent in connection with any process relating to a dispute arising under or in connection with, this Agreement or transactions contemplated hereunder, shall continue after the Closing and for all purposes be deemed to be privileged communications between the Sellers and Blank Rome LLP and neither Parent nor any Person purporting to act on behalf of or through Parent shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications, belongs to the Surviving Corporation or its Subsidiary, and not the Sellers.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

SYMPHONY HEALTH SOLUTIONS CORPORATION

By	/s/ Neal Bibeau
	Name:	Neal Bibeau
	Title:	Chief Executive Officer

PHARMACEUTICAL RESEARCH ASSOCIATES, INC.

By	/s/ Colin Shannon
	Name:	Colin Shannon
	Title:	President and CEO

SKYHOOK MERGER SUB, INC.

By	/s/ Colin Shannon
	Name:	Colin Shannon
	Title:	President and CEO

STG III, L.P., SOLELY IN THE CAPACITY AS SELLERS REPRESENTATIVE

By: STG III GP, L.P., its General Partner

By: STG UGP, LLC, its General Partner

By	/s/ John T. Treadwell
	Name:	John T. Treadwell
	Title:	Managing Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX A

DEFINITIONS

As used in this Agreement, the following terms have the meanings specified in this Annex A.

“2012 Stock Incentive Plan” shall mean the Symphony Health Solutions Corporation Amended and Restated Equity Incentive Plan.

“2016 Stock Incentive Plan” shall mean the Symphony Health Solutions Corporation 2016 Equity Incentive Plan.

“2017 Earnout Shortfall” shall mean the difference between (i) the Final 2017 Earnout Payment minus (ii) the Preliminary 2017 Earnout Payment.

“Accounting Firm” has the meaning set forth in SECTION 2.5(c).

“Actions” has the meaning set forth in SECTION 3.1(h)(i).

“Actual 2017 Adjusted EBITDA” has the meaning set forth in SECTION 2.7(b)(iii).

“Actual 2017 Earnout Statement” has the meaning set forth in SECTION 2.7(b)(iii).

“Actual 2017 Multiple” shall mean the product of (i) fourteen (14) multiplied by (ii) the Actual 2017 Adjusted EBITDA.

“Actual 2017 Earnout Payment” shall mean the positive difference, if any, between (i) the product of (a) the Total Actual Potential 2017 Earnout Payment multiplied by (b) seventy-five percent (75%) minus (ii) the First Earnout Payment.

“Actual 2018 Adjusted EBITDA” has the meaning set forth in SECTION 2.7(c)(i).

“Actual 2018 Earnout Payment” shall mean:

(i)                                     if the Actual 2018 Adjusted EBITDA is equal to or less than $50,000,000, zero;

(ii)                                  if the Actual 2018 Adjusted EBITDA is greater than $50,000,000, but less than $54,600,000, the product of (a) the Additional Potential 2018 Earnout Payment, multiplied by (b) the quotient of (1) the difference between (A) the Actual 2018 Adjusted EBITDA minus (B) $50,000,000 divided by (2) $4,600,000;

(iii)                               if the Actual 2018 Adjusted EBITDA is equal to or greater than $54,600,000 but less than $59,900,000, the sum of (a) the Additional Potential 2018 Earnout Payment plus (b) $25,000,000; or

(iv)                              if the Actual 2018 Adjusted EBITDA is equal to or greater than $59,900,000, the sum of (a) the Additional Potential 2018 Earnout Payment plus (B) $50,000,000.

“Actual 2018 Earnout Statement” has the meaning set forth in SECTION 2.7(c)(i).

“Additional Merger Consideration” shall mean an amount (if any) equal to the sum of (i) any amounts from the Adjustment Escrow Fund payable to the Sellers pursuant to SECTION 2.5(g), plus (ii) any amounts from the Indemnity Escrow Fund payable to the Sellers pursuant to SECTION 7.4(i), plus (iii) any amounts from the Special Indemnity Escrow Fund payable to the Sellers pursuant to SECTION 7.4(j), plus (iv) any amounts from the Sellers Representative Expense Account distributable to the Sellers pursuant to SECTION 8.12(g), plus (v) any Seller Adjustment Amount payable to the Sellers pursuant to SECTION 2.5, plus (vi) any Contingent Consideration payable to the Sellers pursuant to SECTION 2.7.

“Additional Per Share Merger Consideration” shall mean, as of any time of determination, the quotient determined by dividing (i) the Additional Merger Consideration, by (ii) the Fully Diluted Stock Count, in each case at such time of determination.

“Additional Potential 2018 Earnout Payment” shall mean the product of (i) twenty-five percent (25%) multiplied by (ii) the Total 2017 Potential Earnout Amount.

“Adjusted EBITDA” shall mean, for the determination period with respect to the Surviving Corporation and its Subsidiary, on a consolidated basis, net income before interest, income taxes, depreciation and amortization, in all cases attributable directly to sales generated by the Surviving Corporation and its Subsidiary determined in accordance with GAAP, adjusted to exclude the effect of (e.g., added back in the case of net expenses) the following items: (i) any fees and expenses related to (a) Sellers Representative and its Affiliates, (b) severance payments, (c) lease terminations, (d) retention bonuses paid to information technology personnel in 2016,  (e) payments to third party vendors in 2016 for the information technology mainframe transition, (f) legal or other expenses incurred in connection with the Special Litigation to the extent indemnified pursuant to SECTION 7.2(c), and (g) service-in-kind revenue less service-in-kind expenses, all such items (a) through (g) having been consistently applied as presented by the Surviving Corporation and its Subsidiary in its Supplement to Audited Financial Statements for the fiscal year ended December 31, 2016, and (h) non-cash charges related to stock based compensation, changes in goodwill and intangible balances, (ii) any Transaction Expenses, (iii) impacts on revenue or expense from purchase accounting (e.g. ensuring consistent treatment of revenue contribution with respect to the Relay Agreement), (iv) the effect of any material investments in geographic location expansions not in the Company’s current business plan and (v) any incremental expenses related to Sarbanes Oxley compliance.  The Parties acknowledge and agree that following the Closing, Parent could potentially contribute toward the business results of the Surviving Corporation and its Subsidiary.  To account for such contributions, Parent and the Sellers Representative agree to negotiate in good faith appropriate adjustments to Adjusted EBITDA as may be needed to account for any revenue attributable to sales generated by Parent and its Affiliates (other than the Surviving Corporation and its Subsidiary) as a result of (1) clinical consulting, (2) real world evidence studies and/or (3) health economics and outcomes research.  The Parties agree that sales of the products and services of the Surviving Corporation and its Subsidiary shall be included in the revenue of the Surviving Corporation and its Subsidiary for purposes of calculating Adjusted EBITDA, regardless of whether such sales are accounted for in the revenue of the Surviving Corporation or Parent (or one of Parent’s Affiliates other than the Surviving Corporation or Surviving Corporation’s Subsidiary).  In calculating “Adjusted EBITDA”, the Parties will measure overhead expenses for finance, human resources, legal and corporate in the Surviving Corporation as actually incurred, and will not add additional allocated expenses from Parent in a manner inconsistent with the Company’s forecasted expenses attached hereto as Exhibit E.

“Adjustment Escrow Amount” shall mean an amount equal to $3,000,000.

“Adjustment Escrow Fund” shall mean the amount held by the Escrow Agent, from time to time, pursuant to the Escrow Agreement, which amount equals the Adjustment Escrow Amount plus any interest accrued thereon and less any amount distributed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.

“Affected Employees” has the meaning set forth in SECTION 4.7(a).

“Affiliate” shall mean, when used with respect to any Person, any other Person, directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with such particular Person. The term “control” (including, with the correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Contracts” has the meaning set forth in SECTION 3.1(s).

“Aggregate Option Exercise Amount” shall mean the sum of the exercise prices under all Vested Company Stock Options outstanding immediately prior to the Effective Time.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Antitrust Law” shall mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other applicable antitrust, competition or trade regulation Laws that may be asserted by any Governmental Entity or any other Person and that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Audited Financial Statements” has the meaning set forth in SECTION 3.1(f)(i).

“Ballard Litigation” shall mean Ballard Spahr v. Symphony Technology Group, et. al., Philadelphia County, Pennsylvania Court of Common Pleas (2016).

“Bankruptcy and Equity Exception” shall mean any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or equity).

“Business Day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or other day on which banks are required or authorized to close in the City of New York.

“Bylaws” has the meaning set forth in SECTION 1.5.

“Capitalization Table” has the meaning set forth in SECTION 3.1(c).

“Cash” shall mean, as of a given time, all cash, cash equivalents and marketable securities of or held by the Company and its Subsidiary at such time, in each case determined in accordance with GAAP.

“Charter” has the meaning set forth in SECTION 1.4.

“Chosen Courts” has the meaning set forth in SECTION 8.4(a).

“Closing” has the meaning set forth in SECTION 1.2.

“Closing Cash” has the meaning set forth in SECTION 2.5(b).

“Closing Date” has the meaning set forth in SECTION 1.2.

“Closing Indebtedness” has the meaning set forth in SECTION 2.5(b).

“Closing Merger Consideration” shall mean (i) $530,000,000, minus (ii) the amount of Estimated Indebtedness, plus (iii) the amount of Estimated Cash, minus (iv) the amount, if any, by which the Estimated Working Capital is less than the Working Capital Target, plus (v) the amount, if any, by which the Estimated Working Capital exceeds the Working Capital Target, minus (vi) the Estimated Transaction Expenses, minus (vii) the Adjustment Escrow Amount, minus (viii) the Indemnity Escrow Amount, minus (ix) the Special Indemnity Escrow Amount, minus (x) minus the Sellers Representative Expense Amount, plus (xi) the Aggregate Option Exercise Amount.

“Closing Merger Consideration Schedule” has the meaning set forth in SECTION 2.2(a).

“Closing Date NOLs” has the meaning set forth in SECTION 3.1(l).

“Closing Option Payment” has the meaning set forth in SECTION 2.4(a).

“Closing Statement” has the meaning set forth in SECTION 2.5(b).

“Closing Transaction Expenses” has the meaning set forth in SECTION 2.5(b).

“Closing Working Capital” has the meaning set forth in SECTION 2.5(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Share” and “Common Shares” shall have the respective meanings set forth in SECTION 3.1(c).

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Disclosure Letter” has the meaning set forth in SECTION 3.1.

“Company Employee” shall mean any current or former employee, manager, director or individual consultant or individual independent contractor of the Company or any Subsidiary.

“Company Fundamental Representations” shall mean the representations and warranties of the Company set forth in SECTION 3.1(a), SECTION 3.1(b), SECTION 3.1(c)(i), SECTION 3.1(d), SECTION 3.1(e)(ii)(A) and SECTION 3.1(r) of this Agreement.

“Company Insurance Policies” has the meaning set forth in SECTION 3.1(o).

“Company Material Adverse Effect” shall mean any event, occurrence, fact, condition, circumstance, change, development or effect that has or would reasonably be expected to have a material adverse effect on (i) the business, operations, results of operations, financial condition, assets or liabilities of the Company and its Subsidiary, taken as a whole; or (ii) the ability of the Company and the Sellers to consummate the transactions contemplated by this Agreement; provided, however, that “Company Material Adverse Effect” shall not include any result, event, occurrence, fact, condition, change or effect, directly or indirectly, arising out of or attributable to: (a) any event, occurrence, fact, condition, circumstance, change, development or effect in the United States or foreign economies, fiscal or monetary policy, sovereign indebtedness or securities, banking or financial markets in general or credit markets in general, including in interest rates or the availability of financing; (b) any event, occurrence, fact, condition, circumstance, change, development or effect that is generally applicable to and that affects the industries in which the Company and its Subsidiary operate; (c) any event, occurrence, fact, condition, circumstance, change, development or effect resulting from an action or omission expressly required by this Agreement (other than SECTION 4.1, except for an action or omission expressly requested by Parent); (d) the effect of any changes in applicable Laws or accounting rules or principles, including GAAP, after the date hereof; (e) any event, occurrence, fact, condition, circumstance, change, development or effect resulting from the execution or announcement of this Agreement; (f) any event, occurrence, fact, condition, circumstance, change, development or effect resulting from changes in political conditions; (g) any event, occurrence, fact, condition, circumstance, change, development or effect caused by acts of terrorism or war (whether or not declared) or any natural or manmade disaster or acts of God, military actions or the escalation thereof, provided that the foregoing shall not include a cybersecurity attack or breach caused by a failure by the Company and its Subsidiary to (A) take commercially reasonable measures to preserve and maintain the performance, security, continuous operation and integrity of the IT Assets owned, leased, licensed or used by the Company and its Subsidiary and the confidentiality of their material Trade Secrets and (B) implement reasonable back-up and disaster recovery procedures in accordance with industry standards; or (h) the failure of the Company and its Subsidiary to meet any projections, forecasts or estimates, including projections of revenues or earnings for any period (it being understood that the facts or occurrences giving rise to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect); provided, however, that, in the case of clauses (a), (b), (d), (f) and (g) above, such event, occurrence, fact, condition, circumstance, change, development or effect may be taken into account in determining whether there has been or will be a Company Material Adverse Effect if and only to the extent it materially and disproportionately affects the Company and its Subsidiary, taken as a whole, as compared to other Persons or businesses that operate in the same industry in which the Company and its Subsidiary operate.

“Company Material Contract” has the meaning set forth in SECTION 3.1(q)(i).

“Company Pension Plan” has the meaning set forth in SECTION 3.1(i)(i).

“Company Plans” means any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not covered by ERISA, and any incentive compensation, equity, severance, employment, individual consulting, material fringe benefit, bonus, retention, collective bargaining agreements, employee loan, sick leave, vacation pay, paid time off, workers’ compensation, salary continuation, disability, hospitalization, medical insurance, dental, life insurance, tuition reimbursement, scholarship, employee assistance, change in control or deferred compensation plan, program, practice, policy or arrangement, in each case, whether formal or informal, oral or written, domestic or foreign (x) established, entered into, contributed to by, required to be contributed to by, sponsored or maintained by the Company or any Subsidiary with respect to any Company Employee, director or independent contractor or any their dependents or beneficiaries, (y) to which the Company or any Subsidiary has, or could reasonably be expected to have, any current or contingent liability or (z) under which any Company Employee has any present or future rights to benefits.

“Company Requisite Vote” has the meaning set forth in SECTION 3.1(d).

“Company Stock Options” has the meaning set forth in SECTION 3.1(c).

“Company Tax Representations” shall mean the representations or warranties made by the Company (x) in SECTION 3.1(l), (y) to the extent related to Taxes, in SECTION 3.1(i) and SECTION 3.1(m) or (z) in any certificate delivered by the Company at the Closing solely to the extent it relates thereto.

“Confidentiality Agreement” shall mean that certain Mutual Nondisclosure and Confidentiality Agreement, effective as of April 27, 2017, by and between PRA Health Sciences, Inc. and the Company.

“Consent” shall mean any approval, consent, clearance, ratification, permission, waiver, Order or authorization.

“Contingent Consideration” shall mean the sum of the First Earnout Payment, the Preliminary 2017 Earnout Payment, the Final 2017 Earnout Payment and the Final 2018 Earnout Payment.

“Contract” shall mean any agreement, instrument, lease, license, contract, note, mortgage or indenture, or legally binding understanding, commitment, undertaking or other obligation (but excluding purchase orders).

“Credit Facilities” shall mean that certain Revolving Credit, Termination and Security Agreement, dated as of June 15, 2016, by and among the Company, PNC Bank, N.A., as agent for the lenders, the other borrowers and the lenders from time to time party thereto and as amended from time to time in accordance with the terms thereof.

“D&O Indemnification Arrangements” has the meaning set forth in SECTION 4.9(a).

“D&O Indemnified Parties” has the meaning set forth in SECTION 4.9(a).

“Debt Commitment Letter” has the meaning set forth in SECTION 3.2(e)(i).

“Debt Financing” has the meaning set forth in SECTION 3.2(e)(i).

“Debt Financing Commitments” has the meaning set forth in SECTION 3.2(e)(i).

“Debt Financing Sources” means the agents, arrangers, lenders party to the Debt Commitment Letter and any other Persons that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates, successors and assigns, and the officers, directors, employees, controlling Persons, agents and representatives of the foregoing.

“Definitive Agreements” has the meaning set forth in SECTION 4.13(a).

“Delaware Certificate of Merger” has the meaning set forth in SECTION 1.3.

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Direct Claim” has the meaning set forth in SECTION 7.6(c).

“Dissenting Shares” has the meaning set forth in SECTION 2.1(a).

“Dissenting Stockholders” has the meaning set forth in SECTION 2.1(a).

“Earnout Objection Notice” has the meaning set forth in SECTION 2.7(e).

“Earnout Statement” shall mean each of the Actual 2017 Earnout Statement and the Actual 2018 Earnout Statement, individually.

“Effective Time” has the meaning set forth in SECTION 1.3.

“Environmental Law” shall mean any Law, in effect on or prior to the Closing Date, concerning the protection of the environment, natural resources or human health and safety (with respect to the exposure to any Hazardous Materials), including with regard to the use, storage, recycling, treatment, generation, transportation, processing, handling, release or disposal of any Hazardous Materials.

“Equity Interests” has the meaning set forth in SECTION 3.1(c).

“ERISA” has the meaning set forth in the definition of “Company Plans.”

“ERISA Affiliate” shall mean any entity (whether or not incorporated) which together with the Company is treated as a “single employer” under Section 414(b), (c), (m), or (o) of the Code or is under common control with the Company within the meaning of Section 4001(a)(14) of ERISA.

“Escrow Agent” shall mean PNC Bank, National Association.

“Escrow Agreement” shall mean that certain Escrow Agreement, by and among Parent, the Escrow Agent and the Sellers Representative, in the form attached hereto as Exhibit F.

“Estimated Cash” has the meaning set forth in SECTION 2.5(a).

“Estimated Indebtedness” has the meaning set forth in SECTION 2.5(a).

“Estimated Transaction Expenses” has the meaning set forth in SECTION 2.5(a).

“Estimated Working Capital” has the meaning set forth in SECTION 2.5(a).

“Excluded Shares” has the meaning set forth in SECTION 2.1(a).

“Expenses” has the meaning set forth in the definition of “Transaction Expenses.”

“FDA” shall mean the United States Food and Drug Administration.

“Final 2017 Adjusted EBITDA” has the meaning set forth in SECTION 2.7(b)(iii).

“Final 2017 Earnout Payment” shall be the amount determined pursuant to the second sentence of Section 2.7(b)(iii), subject to the terms and conditions thereunder.

“Final 2017 Multiple” shall mean the product of (i) fourteen (14) multiplied by (ii) the Final 2017 Adjusted EBITDA.

“Final 2018 Adjusted EBITDA” has the meaning set forth in SECTION 2.7(c)(ii).

“Final 2018 Earnout Payment” shall be the amount determined pursuant to the first sentence of Section 2.7(c)(ii), subject to the terms and conditions thereunder.

“Final Merger Consideration” shall mean the Closing Merger Consideration as finally adjusted pursuant to SECTION 2.5.

“Financial Statements” has the meaning set forth in SECTION 3.1(f)(i).

“First Earnout Overpayment” has the meaning set forth in SECTION 2.7(b)(ii).

“First Earnout Payment” shall mean the product of (i) seventy-five percent (75%) multiplied by (ii) the Total Q3 Amount.

“First Earnout Statement” has the meaning set forth in SECTION 2.7(b)(i).

“Fully Diluted Stock Count” shall mean (i) the sum of (a) the total number of Shares outstanding as of immediately prior to the Effective Time, plus (b) the total number of Shares issuable upon exercise of the Vested Company Stock Options, less (ii) the number of Treasury Shares as of immediately prior to the Effective Time.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Entity” has the meaning set forth in SECTION 3.1(e)(i).

“Hazardous Materials” shall mean any material, substance or waste that is listed, classified, regulated or otherwise characterized as “toxic,” “hazardous” or as a “pollutant” or “contaminant” or words of similar meaning under any applicable Environmental Law.

“HSR Act” has the meaning set forth in SECTION 3.1(e)(i).

“Indebtedness” shall mean, as of any particular time with respect to the Company and its Subsidiary, any and all (i) indebtedness for borrowed money (including indebtedness to equityholders of the Company and to directors, officers and employees of the Company), whether secured or unsecured or evidenced by notes, debentures, bonds or other debt instruments, including all outstanding principal, interest (or interest equivalent) and other amounts payable with respect thereto; (ii) all liabilities or obligations under any letter of credit, performance bond, banker’s acceptance or similar obligation, issued for the account thereof, in each case only to the extent drawn upon and for which a reimbursement obligation is due and payable; (iii) obligations under leases required in accordance with GAAP to be recorded as capital leases; (iv) all liabilities or obligations for net obligations under any interest rate, currency, commodity and financial markets swap, forward contract or other hedging arrangement; (v) off-balance sheet financing, including synthetic leases and project financing; (vi) obligations for the deferred or unpaid purchase price of equity, property or other assets or services, including all seller notes and earn out and similar payment obligations, whether contingent or otherwise; (vii) purchase price indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the sellers or lender under such agreement in the event of default are limited to repossession or sale of such property); (viii) indebtedness secured by a purchase money mortgage or security interest or similar encumbrance; (ix) all long-term deferred revenue related to the Relay Agreement; (x) any fees, penalties, premiums or accrued and unpaid interest or other expenses, including prepayment penalties, make-whole payments and consent or breakage fees, with respect to the items in each of the foregoing clauses (i) through (ix); and (xi) all liabilities or obligations under all guarantees with respect to indebtedness of another Person of a type described in clauses (i) through (x) above, whether as obligor, guarantor or otherwise.

For the avoidance of doubt, Indebtedness shall not include any intercompany indebtedness between or the Company and its Subsidiary.

“Indemnified Party” has the meaning set forth in SECTION 7.4.

“Indemnifying Party” has the meaning set forth in SECTION 7.4.

“Indemnity Escrow Amount” shall mean an amount equal to $2,650,000.

“Indemnity Escrow Fund” shall mean the amount held by the Escrow Agent, from time to time, pursuant to the Escrow Agreement, which amount equals the Indemnity Escrow Amount, plus any interest accrued thereon and less any amount distributed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.

“Information Statement” shall mean the written notice of the Merger and information statement provided by the Company to each Stockholder who did not execute the written consent evidencing the Company Requisite Vote containing the information required pursuant to SECTION 4.15 hereof.

“Infringed” has the meaning set forth in SECTION 3.1(n)(ii).

“Intellectual Property” shall mean all worldwide intellectual property, including all (i) trademarks, service marks, trade names, trade dress, corporate names, company names, business names, fictitious business names, trade styles, logos and other source or business identifiers and all goodwill associated therewith and symbolized thereby, and all applications, registrations, renewals and extensions of any of the foregoing (collectively, “Trademarks”), (ii) patents, patent applications, continuations, continuations-in-part, divisionals, renewals, reexaminations, extensions, provisionals, and patents issuing on any of the foregoing, and reissues (collectively, “Patents”), (iii) trade secrets, confidential and proprietary information, research and development, know-how, inventions, processes, methods, technical data and information, procedures, designs, drawings, specifications and other information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, (collectively, “Trade Secrets”) (iv) works of authorship and the copyrights and moral rights therein and thereto (including rights in Software), the registrations and applications therefor, and renewals, extensions, restorations and reversions thereof, and (v) Internet domain names and social and mobile media accounts, venues and channels and registrations and renewals thereof.

“IRS” shall mean the Internal Revenue Service.

“IT Assets” shall mean computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology and related equipment, and all data stored therein or processed thereby, and all associated documentation.

“Knowledge” shall mean (i) when referring to the knowledge of the Company, the actual knowledge of Neal Bibeau, Richard Martin, Michael Weiss, Rob Sullivan, Jeff Cottle and Don Otterbein after reasonable inquiry of facts or circumstances concerning the matter, fact or thing directed to the Person or Persons who directly report to any such individual and who, by virtue of the position of such Person or Persons, would reasonably be expected to be informed as to the subject matter of inquiry, and (ii) when referring to the knowledge of Parent, the actual knowledge, of Colin Shannon, Linda Baddour, Chuck Munn, Michael J. Bonello and Moisha Platto after reasonable inquiry of facts or circumstances concerning the matter, fact or thing directed to the Person or Persons who directly report to any such individual and who, by virtue of the position of such Person or Persons, would reasonably be expected to be informed as to the subject matter of inquiry.

“Latest Balance Sheet” has the meaning set forth in SECTION 3.1(f)(i).

“Latest Balance Sheet Date” has the meaning set forth in SECTION 3.1(f)(i).

“Law” or “Laws” shall mean any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, or promulgated by any Governmental Entity.

“Leases” has the meaning set forth in SECTION 3.1(p)(ii).

“Lenders” has the meaning set forth in SECTION 3.2(e)(i).

“Lender Parties” has the meaning set forth in SECTION 8.14.

“Letter of Transmittal” has the meaning set forth in SECTION 2.2(a).

“Lien” shall mean any lien, charge, mortgage, pledge, hypothecation, security interest, claim, adverse ownership interest, encumbrance, community property interest, easement, encroachment, right of way, option, preemptive right, right of first refusal or restriction of any nature (including any restriction on the voting of any security or restriction on the transfer, use or ownership of any security or other asset).

“Litigation Expenses” has the meaning set forth in SECTION 4.17(d).

“Losses” shall mean any and all losses, damages, liabilities, claims, obligations, demands, suits, judgments, settlement payments, interest, penalties, fines, awards, Taxes, and costs and expenses, including all reasonable cash disbursements, costs of investigation, defense and appeal, attorneys’ fees, court costs and all expenses incurred in any legal proceeding even if not taxable as court costs; provided, however, that “Losses” shall not include any punitive, exemplary, consequential or indirect damages, except to the extent actually paid, in connection with a Third-Party Claim, to a third party that is not an Affiliate of an Indemnified Party.

“Marketing Period” means the first period of seventeen (17) consecutive Business Days throughout which (x) Parent shall have all of the Required Financial Information and (y) the conditions set forth in SECTION 5.1 and SECTION 5.2 are satisfied or waived (other than the condition set forth in SECTION 5.1(a) and those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing); provided that, such seventeen (17) consecutive Business Day period shall commence no earlier than September 5, 2017 unless the Marketing Period has ended on or prior to August 18, 2017; provided, further, that, the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, either (i) KPMG shall have withdrawn its audit opinion with respect to any financial statements included in the Required Financial Information, or (ii) the Company determines or contemplates to restate any financial statements or financial information included in the Required Financial Information, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable financial statements and financial information has been amended.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“MSA Litigation” shall mean Management Science Associates Inc. v. Symphony Health Solutions Corporation, Allegheny County, Pennsylvania Court of Common Pleas (2015).

“Non-Solicitation Agreement” has the meaning set forth in the recitals to this Agreement.

“Objection Notice” has the meaning set forth in SECTION 2.5(c).

“Order” shall mean any order, judgment, injunction, award, ruling, decree or writ adopted or imposed by, including any consent decree, arbitration award, settlement agreement or similar written agreement with, any Governmental Entity.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Fundamental Representations” shall mean the representations and warranties of Parent set forth in the first sentence of SECTION 3.2(a) (solely with respect to Parent), SECTION 3.2(b), SECTION 3.2(c)(ii)(A) and SECTION 3.2(g).

“Parent Indemnified Parties” has the meaning set forth in SECTION 7.2.

“Parent Plans” has the meaning set forth in SECTION 4.7(b).

“Parties” and “Party” have the respective meanings set forth in the preamble to this Agreement.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Pay-Off Letter” has the meaning set forth in SECTION 4.12(c)(v).

“Paying Agent” shall mean Wells Fargo Bank, National Association.

“Paying Agent Agreement” shall mean an agreement, substantially in the form of Exhibit G attached hereto, among the Company, Parent, the Sellers Representative, and the Paying Agent.

“Per Share Closing Merger Consideration” shall mean (i) with respect to any Preferred Share, the Series A Liquidation Preference Amount plus the Per Share Merger Consideration and (ii) with respect to any Common Share and Vested Company Stock Option, the Per Share Merger Consideration.

“Per Share Merger Consideration” shall mean the quotient obtained by dividing:

(i)                                     the excess of the Closing Merger Consideration over the aggregate Series A Liquidation Preference Amount for all outstanding Preferred Shares, by

(ii)                                  the Fully Diluted Stock Count as of immediately prior to the Effective Time.

“Permit” shall mean any authorizations, licenses, franchises, consents, certificates, registrations, permissions, clearances, qualifications, approvals or other permits issued, granted, given or otherwise made available by or under the authority of any Governmental Entity.

“Permitted Liens” shall mean (i) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising and incurred in the ordinary course of business for amounts that are not yet past due by more than 30 days or are being contested in good faith by appropriate proceedings, (ii) Liens for Taxes that are (a) not yet delinquent or (b) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Financial Statements in accordance with GAAP, (iii) encumbrances, easements, covenants, conditions, restrictions and other similar matters of record affecting title to any real property, (iv) minor imperfections of title or Liens on any real property that do not materially diminish the value thereof or materially interfere with the operation of the business of the Company and its Subsidiary, taken as a whole, (v) statutory or common law liens of lessors, (vi) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and (vii) all zoning, building codes and other land use Laws.

“Person” shall mean any individual, company, corporation (including not-for-profit), general or limited partnership, limited liability company, limited liability partnership, firm, joint venture, estate, trust, association, organization, joint-stock company, unincorporated organization, Governmental Entity or other entity of any kind or nature.

“Personal Data” mean the following information: (a) an individual’s first name or first initial and last name in combination with any one or more of the following: (i) social security number or social insurance number, (ii) medical or healthcare information; (iii) driver’s license number or state identification card number; (iv) account number, credit or debit card number, in combination with any required security code, access code, or password that would permit access to an individual’s financial account; (b) Protected Health Information, as defined in 45 CFR 160.103; or (c) any other individually identifiable information, the privacy or security of which is regulated by any applicable Law.

“PRAHS” has the meaning set forth in SECTION 2.7(b)(iii).

“Pre-Closing Period” has the meaning set forth in SECTION 4.1(a).

“Pre-Closing Tax Period” has the meaning set forth in SECTION 4.18(a).

“Preferred Share” and “Preferred Shares” shall have the respective meanings set forth in SECTION 3.1(c).

“Preliminary 2017 Adjusted EBITDA” has the meaning set forth in SECTION 2.7(b)(ii).

“Preliminary 2017 Earnout Overpayment” has the meaning set forth in SECTION 2.7(b)(iii).

“Preliminary 2017 Earnout Payment” has the meaning set forth in SECTION 2.7(b)(ii).

“Preliminary 2017 Earnout Statement” has the meaning set forth in SECTION 2.7(b)(ii).

“Preliminary 2017 Multiple” shall mean the product of (i) fourteen (14) multiplied by (ii) the Preliminary 2017 Adjusted EBITDA.

“Pro Rata Percentage” shall mean, for each Seller, the portion of the Closing Merger Consideration paid (or payable) to such Seller divided by the Closing Merger Consideration.

“Proposed Transaction” has the meaning set forth in SECTION 4.2.

“Q3 LTM Adjusted EBITDA” has the meaning set forth in SECTION 2.7(b)(i).

“Q3 Multiple” shall mean the product of (i) fourteen (14) multiplied by (ii) the Q3 LTM Adjusted EBITDA.

“Reference Time” shall mean, 11:59 P.M. Eastern Time on the Business Day immediately preceding the Closing Date.

“Registered Intellectual Property” has the meaning set forth in SECTION 3.1(n)(i).

“Regulatory Permits” has the meaning set forth in SECTION 3.1(w)(i).

“Relay Agreement” shall mean the Symphony Data Product Agreement, dated November 25, 2015, by and among the Company, AlphaImpactRX, Inc. and IMS Health Incorporated, as amended by Amendment, dated January 21, 2016, by and among the Company, AlphaImpactRX, Inc. and IMS Health Incorporated, and Second Amendment, dated February 25, 2016, by and among the Company, AlphaImpactRX, Inc. and IMS Health Incorporated.

“Representations and Warranties Insurance Policy” shall mean the representations and warranties insurance policy attached hereto as Exhibit H.

“Representatives” shall mean with respect to any Person, such Person’s directors, managers, officers, employees, agents, investment bankers, attorneys, accountants, consultants and other advisors or representatives and, in the case of Parent, the Debt Financing Sources.

“Required Financial Information” shall mean the financial and other information necessary (and on or prior to the times required) to satisfy the conditions set forth in paragraphs 5 and 6 of Exhibit C of the Debt Commitment Letter.

“Resolution Period” has the meaning set forth in SECTION 2.5(c).

“Restricted Stock” has the meaning set forth in SECTION 3.1(c).

“SEC” shall mean the United States Securities and Exchange Commission.

“Seller” and “Sellers” have the respective meanings set forth in the preamble to this Agreement.

“Seller Adjustment Amount” has the meaning set forth in SECTION 2.5(f)(ii).

“Seller Counsel” shall mean Blank Rome LLP.

“Seller Indemnified Parties” has the meaning set forth in SECTION 7.3.

“Seller Related Party” shall mean the Company, the Sellers and the Sellers Representative and each of their respective Affiliates and their and their respective Affiliates’ stockholders, partners, members, officers, directors, employees, controlling Persons, agents and representatives.

“Sellers Representative” has the meaning set forth in the preamble to this Agreement.

“Sellers Representative Expense Account” has the meaning set forth in SECTION 2.3(f).

“Sellers Representative Expense Amount” shall mean an amount equal to $6,000,000.

“Sellers’ Share of Representations and Warranties Insurance Policy Cost” has the meaning set forth in SECTION 4.8.

“Series A Liquidation Preference Amount” has the meaning set forth in the Company’s certificate of incorporation.

“Share” and “Shares” shall have the respective meanings set forth in SECTION 3.1(c).

“Significant Customer” has the meaning set forth in SECTION 3.1(v).

“Significant Supplier” has the meaning set forth in SECTION 3.1(v).

“Software” shall mean all (i) computer programs, including algorithms, models and methodologies, whether in source code or object code, (ii) databases and other compilations and collections of data or information, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) documentation, including user manuals and other training documentation, related to any of the foregoing.

“Special Indemnity Escrow Amount” shall mean an amount equal to $6,000,000; provided, that, if the MSA Litigation has not been settled, dismissed or otherwise terminated in compliance with SECTION 4.1(a)(xv) (including the payment in full of all amounts owed by the Company and its Subsidiary in respect of any such settlement and all expenses related to the MSA Litigation and such settlement thereof) (an “MSA Settlement”) on or prior to the Closing Date, then the amount of the Special Indemnity Escrow Amount shall be equal to $7,900,000.  For purposes of SECTION 7.4(j), the amount allocable to the Ballard Litigation shall be $6,000,000 and the amount allocable to the MSA Litigation shall be $1,900,000.

“Special Indemnity Escrow Fund” shall mean the amount held by the Escrow Agent, from time to time, pursuant to the Escrow Agreement, which amount equals the Special Indemnity Escrow Amount, plus any interest accrued thereon and less any amount distributed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.

“Special Litigation” shall mean (i) the Ballard Litigation and (ii) the MSA Litigation, only if the MSA Settlement has not occurred on or prior to the Closing Date.

“Stock Incentive Plans” means the 2012 Stock Incentive Plan and the 2016 Stock Incentive Plan.

“Stockholders” shall mean all of the holders of the Shares.

“Straddle Tax Period” has the meaning set forth in SECTION 4.18(a).

“Subsidiary” shall mean, with respect to any Person, any other Person of which such first Person (either alone or with any other Subsidiaries) either (i) owns more than fifty percent (50%) of the voting power or equity interests of such Person or (ii) is or controls the managing member, managing director or general partner of such Person.  Unless otherwise specified herein, all references to Subsidiary mean Subsidiary of the Company.

“Surrendering Stockholder” shall mean a Dissenting Stockholder (x) which or who fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL or with respect to which or whom a court of competent jurisdiction determines is not entitled to the relief provided by Section 262 of the DGCL and (y) which or who surrenders its, his or her Shares for payment in accordance with the relevant provisions of SECTION 2.5(a).

“Surviving Corporation” has the meaning set forth in SECTION 1.1.

“Tail Coverage” has the meaning set forth in SECTION 4.9(b).

“Tail Insurance Cap” has the meaning set forth in SECTION 4.9(b).

“Tax” or “Taxes” shall mean taxes including any and all federal, state, provincial, local and foreign tax, charge, fee, levy or other assessment, including income, profits, franchise, license, gross receipts, customs, duty, stamp, payroll, ad valorem, net worth, sales, use, employment, social security (or similar, including FICA), transfer, property, withholding, excise, production, or value added taxes, and other taxes, duties, imposts, assessments and governmental charges of any kind in the nature of (or similar to) a tax whatsoever, together with all interest, penalties and additions imposed with respect thereto, whether disputed or not.

“Tax Return” shall mean returns, statements, information returns and reports filed or required to be filed with a Tax authority relating to Taxes, including any schedules or attachments thereto and any amendments thereof.

“Termination Date” has the meaning set forth in SECTION 6.2(a).

“Third-Party Claim” has the meaning set forth in SECTION 7.6(a).

“Third-Party Recoveries” has the meaning set forth in SECTION 7.4(g).

“Total 2017 Potential Earnout Amount” shall mean the positive difference, if any, between (i) Final 2017 Multiple minus (ii) the Upfront Consideration.

“Total Actual Potential 2017 Earnout Payment” shall mean the positive difference, if any, between (i) the Actual 2017 Multiple minus (ii) the Upfront Consideration.

“Total Merger Consideration” shall mean the Final Merger Consideration plus the Contingent Consideration actually paid or payable to Sellers pursuant to SECTION 2.7.

“Total Preliminary Potential 2017 Earnout Payment” shall mean the positive difference, if any, between (i) the Preliminary 2017 Multiple minus (ii) the Upfront Consideration.

“Total Q3 Amount” shall mean the positive difference, if any, between (i) the Q3 Multiple minus (ii) the Upfront Consideration Amount.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademark Consent Agreement” has the meaning set forth in SECTION 4.12(a).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Documents” shall mean this Agreement, the Company Disclosure Letter, the Escrow Agreement, the Paying Agent Agreement, the Trademark Consent Agreement, and the Confidentiality Agreement and each other Contract, document, instrument or certificate contemplated hereby or thereby or to be executed and delivered by Parent, Merger Sub, the Company, the Sellers or any of their respective Affiliates in connection with the consummation of the transactions contemplated by this Agreement (including the Merger).

“Transaction Expenses” shall mean, to the extent not paid prior to the Closing, the fees, costs, expenses, charges and other payments incurred, committed to or otherwise payable prior to the Closing by the Company (“Expenses”) in connection with the transactions contemplated by this Agreement, including (i) Expenses of Seller Counsel for legal services and to any other investment banker, broker, legal counsel, consultant, accountant or other Person who performed services for or provided advice to the Company or the Sellers in connection with the transactions contemplated by this Agreement prior to the Closing, and any success fees contingent on the occurrence of the Closing, (ii) the Sellers’ Share of Representations and Warranties Insurance Policy Cost, (iii) the Sellers’ (or Sellers Representative’s) fifty percent (50%)  share of the costs and expenses payable at the Closing under the Escrow Agreement, and the Paying Agent Agreement, (iv) the costs and expenses of the Tail Coverage and (v) any severance, change of control bonus, retention bonus, transaction bonus (including, the transaction bonuses provided pursuant to the transaction bonus agreements with the employees listed in SECTION 4.7(d) of the Company Disclosure Letter, each in the form attached hereto as Exhibit C) or other similar payment (contingent or otherwise) in connection with the Company’s consummation of the Merger (but excluding any payments due solely as a result of the termination of an employee after Closing and any payments in respect of the Company Stock Options), including the Company’s portion of applicable payroll, employment or similar Taxes, if any, due or payable as a result of or in connection with the payments and other Expenses under this clause (v).  For purposes of the definition of Closing Merger Consideration and Final Merger Consideration, Transaction Expenses shall not include any amounts included in the calculation of Indebtedness.

For the avoidance of doubt, Transaction Expenses shall not include any item included in the calculation of current liabilities in the determination of Working Capital.

“Treasury Shares” has the meaning set forth in SECTION 2.1(a).

“Uninsured R&W Losses” has the meaning set forth in SECTION 7.4(a).

“Upfront Consideration Amount” shall mean $530,000,000.

“Vested Company Stock Option” has the meaning set forth in SECTION 2.4(a).

“Working Capital” shall mean, as of a given time, (i) all current assets (excluding cash, cash equivalents, debt issuance costs, prepaid service-in-kind, prepaid income taxes and marketable securities) of the Company as of such time, minus (ii) (a) all current liabilities (excluding any items constituting Indebtedness, accrued interest, accrued income taxes, Transaction Expenses or deferred revenue relating to service-in-kind), (b) long-term deferred revenue of the Company as of such time, (c) accrued liabilities related to the Special Litigation and (d) the accrued Symphony Teleca transition costs liabilities, in each case in accordance with GAAP, applied on a consistent basis. An illustrative calculation of Working Capital as of a recent date is set forth on Annex C.

“Working Capital Target” shall mean $-22,916,000.